Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of September 6, 2016

Among

AMERICAN FINANCE TRUST, INC.,

AMERICAN FINANCE OPERATING PARTNERSHIP, L.P.,

GENIE ACQUISITION, LLC,

American Realty Capital—Retail Centers of America, Inc.

and

American Realty Capital Retail Operating Partnership, L.P.

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EXHIBITS

Exhibit A - Directors of Parent

Exhibit B - List of Terminated Contracts

Exhibit C – Commitment Letter
Exhibit D – Company Specified Charter Amendments

Exhibit E – Third Amended and Restated Advisory Agreement

Exhibit F – Form of Amendment to the Parent Partnership Agreement

Exhibit G – Methodology for Computing the Redemption of Company Special Limited Partnership Interest

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September 6, 2016, among AMERICAN FINANCE TRUST, INC., a Maryland corporation (the “Parent”), American Finance Operating Partnership, L.P., a Delaware limited partnership (the “Parent Operating Partnership”), GENIE ACQUISITION, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Parent (the “Merger Sub”), American Realty Capital—Retail Centers of America, Inc., a Maryland corporation (the “Company”) and American Realty Capital Retail Operating Partnership, L.P., a Delaware limited partnership (the “Company Operating Partnership”). Certain terms used herein shall have the meanings assigned to them in ARTICLE IX.

RECITALS

WHEREAS, the Company is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties through the Company Operating Partnership and is the sole general partner of the Company Operating Partnership;

WHEREAS, the Parent is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties through the Parent Operating Partnership and is the sole general partner of the Parent Operating Partnership;

WHEREAS, the parties hereto wish to effect a business combination transaction in which (i) the Company will be merged with and into the Merger Sub, with the Merger Sub being the surviving entity in the merger (the “Merger”), and in which each outstanding share of capital stock, $0.01 par value per share (the “Company Share”), of the Company will be converted into the right to receive the Merger Consideration provided herein, and (ii) the Company Operating Partnership will be merged with and into the Parent Operating Partnership, with the Parent Operating Partnership being the surviving entity (the “Partnership Merger” and together with the Merger, the “Mergers”) and in which each outstanding Company Partnership Unit will be converted into the right to receive, as applicable, Partnership GP Merger Consideration or Partnership OP Merger Consideration as provided herein;

WHEREAS, the board of directors of the Company (the “Company Board”), based on the unanimous recommendation of a special transaction committee thereof consisting solely of independent directors of the Company (“Company Special Committee”), has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company;

WHEREAS, the Company Board, based on the unanimous recommendation of the Company Special Committee, has directed that the Merger be submitted for consideration at a meeting of the Company’s stockholders and has resolved to recommend that the Company’s stockholders vote to approve the Merger;

WHEREAS, the board of directors of the Parent (the “Parent Board”), based on the unanimous recommendation of a special transaction committee thereof consisting solely of independent directors of the Parent (“Parent Special Committee”), has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Parent;

WHEREAS, the Parent Board has, based on the unanimous recommendation of the Parent Special Committee, directed that the Merger and the issuance of Parent Common Shares as part of the Merger Consideration be submitted for consideration at a meeting of the Parent’s stockholders and has resolved to recommend that the Parent’s stockholders vote to approve the Merger and such issuance;

WHEREAS, each of (i) the Company, in its capacity as the sole general partner of the Company Operating Partnership, and (ii) the Parent, in its capacity as the sole general partner of the Parent Operating Partnership, has separately adopted and approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and declared that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the Parent, in its capacity as the sole member of Merger Sub, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has taken all actions required for the execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent and Parent Operating Partnership have entered into the Third Amended and Restated Advisory Agreement with American Finance Advisors, LLC (f/k/a American Realty Capital Advisors V, LLC) attached hereto as Exhibit E (the “Amended Advisory Agreement”), which Amended Advisory Agreement shall become effective immediately upon consummation of the Mergers;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Parent Partnership Agreement shall have been amended in the form attached hereto as Exhibit F (the “Amended Parent Partnership Agreement”), which Amended Parent Partnership Agreement shall become effective immediately upon consummation of the Partnership Merger; and

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes (i) the Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2g and for purposes of Sections 354 and 361 of the Code, and (ii) the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with the Surviving Partnership as the continuation of the Parent Operating Partnership and the termination of the Company Operating Partnership.

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NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

Article I
THE MERGERS

Section 1.1.          The Mergers.

(a)          Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into the Merger Sub, whereupon the separate existence of the Company shall cease, and the Merger Sub shall continue under the name “Genie Acquisition, LLC” as the surviving entity in the Merger (the “Surviving Company”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the MGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Company shall possess all properties, rights, privileges, powers and franchises of the Company and the Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and the Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

(b)          Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, the Company Operating Partnership shall be merged with and into the Parent Operating Partnership, whereupon the separate existence of the Company Operating Partnership shall cease, and the Parent Operating Partnership shall continue under its current name as the surviving entity in the Partnership Merger (the “Surviving Partnership”) and shall be governed by the laws of the State of Delaware. The Partnership Merger shall have the effects specified in the DRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Partnership shall possess all properties, rights, privileges, powers and franchises of the Company Operating Partnership, and all of the claims, obligations, liabilities, debts and duties of the Company Operating Partnership shall become the claims, obligations, liabilities, debts and duties of the Surviving Partnership.

Section 1.2.          Closing. The closing of the Mergers (the “Closing”) will take place at the offices of Pepper Hamilton LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018-1405 at 10:00 a.m., Eastern Time, no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions), or at such other place, time and date as shall be agreed in writing by the Company and the Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

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Section 1.3.          Effective Time.

(a)          Prior to Closing, the parties to the Merger shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) as provided under the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DLLCA, and (iii) make all other filings or recordings required under the MGCL or DLLCA to effect the Merger. The Articles of Merger and the Certificate of Merger shall specify that the Merger shall become effective at such time and on such date as the Merger Sub and the Company shall specify in the Articles of Merger and the Certificate of Merger (the time on the date that the Merger becomes effective being the “Effective Time”), it being understood that the parties to the Merger shall cause the Effective Time to occur on the Closing Date immediately prior to the Partnership Merger Effective Time.

(b)          Prior to Closing, the parties to the Partnership Merger shall (i) cause a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DRULPA and (ii) make all other filings or recordings required under the DRULPA to effect the Partnership Merger. The Partnership Certificate of Merger shall specify that the Partnership Merger shall become effective at such time and on such date as the Parent Operating Partnership and the Company Operating Partnership shall specify in the Partnership Certificate of Merger (the time on the date that the Partnership Merger becomes effective being the “Partnership Merger Effective Time”), it being understood that the parties to the Partnership Merger shall cause the Partnership Merger Effective Time to occur on the Closing Date immediately after the Effective Time.

(c)          If the consummation of the Merger prior to the consummation of the Partnership Merger (and, therefore, the Effective Time occurring prior to the Partnership Merger Effective Time), as is contemplated by this Agreement, would cause any of the parties to incur a materially greater amount of Transfer Taxes than would be incurred if the Merger were consummated following the consummation of the Partnership Merger (and, therefore, if the Effective Time were to occur following the Partnership Merger Effective Time), then, notwithstanding anything in this Agreement to the contrary, and with the written consent of the Parent and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the timing of the consummation of the Merger and Partnership Merger shall be re-ordered so that the Merger shall occur and be consummated following the consummation of the Partnership Merger (and, therefore, the Effective Time will occur following the Partnership Merger Effective Time).

Section 1.4.          Effects of the Mergers.

(a)          The Merger shall have the effects set forth in the DLLCA and MGCL.

(b)          The Partnership Merger shall have the effects set forth in the DRULPA.

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Section 1.5.          Organizational Documents of the Surviving Company and the Surviving Partnership. Subject to Section 5.9(c), at the Effective Time, the certificate of formation and limited liability company agreement of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement. At the Partnership Merger Effective Time, the Amended Parent Partnership Agreement will become effective automatically, and the certificate of limited partnership of the Parent Operating Partnership as in effect immediately prior to the Effective Time and the Amended Parent Partnership Agreement shall be the certificate of limited partnership and partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of limited partnership and partnership agreement.

Section 1.6.          Directors of the Parent. The directors of the Parent immediately following the Effective Time shall not exceed six (6) directors and shall be as set forth on Exhibit A hereto. Each such director shall hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

Section 1.7.          Management of the Surviving Company. The Surviving Company shall be member-managed with the Parent as its sole member.

Section 1.8.          Subsequent Actions.

(a)          If at any time after the Effective Time, the Surviving Company shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the members, officers and managers of the Surviving Company shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Company or otherwise to carry out this Agreement.

(b)          If at any time after the Partnership Merger Effective Time, the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of the Company Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, then the general partner(s) of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

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Article II
EFFECT OF THE MERGERS

Section 2.1.          Effect of the Mergers.

(a)          By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of or membership interests in the Company, the Parent or the Merger Sub:

(i)          Merger. At the Effective Time, each Company Share (including any Company Restricted Stock as provided under Section 2.1(d)(ii), Company Share issued upon exercise of a Company Stock Option pursuant to Section 2.1(d)(i) and fractional shares) issued and outstanding immediately prior to the Effective Time (other than the Company Shares to be cancelled pursuant to Section 2.1(a)(iii)) shall be converted into the right to receive (x) a number of Parent Common Shares equal to the Per Share Stock Amount (the “Stock Consideration”) and (y) cash from the Parent in an amount equal to the Per Share Cash Amount (the “Cash Consideration”). For purposes of this Agreement, “Merger Consideration” shall mean the aggregate of the Stock Consideration and the Cash Consideration.

(ii)         Fractional Shares. No fractional Parent Common Shares shall be issued with respect to the Merger. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to the product of (a) such fractional part of a Parent Common Share multiplied by (b) $24.17 (the “Fractional Share Consideration”).

(iii)        Cancellation of Shares. Each Company Share (including any fractional Company Share), issued and outstanding immediately prior to the Effective Time that is owned by the Parent, the Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv)        All Company Shares (including all shares of Company Restricted Stock, all Company Shares issued upon exercise of Company Stock Options pursuant to Section 2.1(d) and all fractional Company Shares) converted pursuant to Section 2.1(a)(i), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including the Fractional Share Consideration) and any dividends or other distributions to which holders may be entitled in accordance with Section 2.2(e), without interest.

(b)          Surviving Company. By virtue of the Merger and without any action on the part of the holder thereof, the membership interests of the Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and constitute the only membership interests in the Surviving Company so that thereafter the Parent will be the sole member of the Surviving Company.

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(c)          Partnership Merger. By virtue of the Partnership Merger and without any action on the part of the holders of Company Partnership Units or Parent Partnership Units:

(i)          At the Partnership Merger Effective Time: (I) each Company OP Unit (other than Company OP Units and Company GP Units held by the Company) issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into 0.424 validly issued Parent OP Units (the “Partnership OP Merger Consideration”); (II) each Company OP Unit and Company GP Unit held by the Company issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into 0.385 validly issued Parent OP Units (collectively, the “Partnership GP Merger Consideration” and together with the Partnership OP Merger Consideration, the “Partnership Merger Consideration”); (III) each Company Class B Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall be converted into the Partnership OP Merger Consideration; and (IV) the Company Special Limited Partnership Interest shall be redeemed in exchange for an amount in cash computed in accordance with the methodology used in the preparation of Exhibit G to this Agreement, which depicts the redemption price as $3,261,093 assuming the Effective Time occurred on June 30, 2016.

(ii)         At the Partnership Merger Effective Time: (I) the general partnership interest of the Parent Operating Partnership (designated in the Parent Partnership Agreement as “Parent GP Units”), all of which are owned by the Parent, shall remain issued and outstanding and constitute the only general partnership interest in the Surviving Partnership; (II) the Parent OP Units issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain issued and outstanding; (III) the Parent Special Limited Partnership Interest of the Parent Operating Partnership shall remain issued and outstanding and constitute the only special limited partnership interest in the Surviving Partnership; and (IV) the Parent Class B Units issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain issued and outstanding and constitute the only Parent Class B Units in the Surviving Partnership.

(d)          Equity Awards.

(i)          If any Company Stock Option is outstanding at any time after the date hereof, the Company Parties shall take all actions required to terminate (effective prior to the Effective Time) each outstanding Company Stock Option (whether or not vested) in accordance with the Company’s 2011 Stock Option Plan, including by providing timely notice of termination to each holder of a Company Stock Option. Any holder of a Company Stock Option shall, upon receipt of such termination notice, have the right to exercise such holder’s Company Stock Option in accordance with the Company’s 2011 Stock Option Plan, and if any such holder exercises its Company Stock Option to acquire Company Shares and pays the exercise price thereof, such holder shall be entitled to receive the Merger Consideration payable with respect to such Company Shares in accordance with the terms and conditions of this Agreement, including Section 2.1(a) (and if any Company Stock Option is outstanding at any time after the date hereof and any such Company Stock Option is not exercised prior to the Effective Time, such Company Stock Option shall be forfeited in accordance with the Company’s 2011 Stock Option Plan).

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(ii)         Immediately prior to the Effective Time, any then issued and outstanding shares of Company Restricted Stock shall become fully vested and the Company shall be entitled to deduct and withhold such number of Company Shares otherwise deliverable upon such acceleration to satisfy any applicable income and employment withholding Taxes. All Company Shares then outstanding as a result of the full vesting of the shares of Company Restricted Stock and the satisfaction of any applicable income and employment withholding Taxes shall have the right to receive the Merger Consideration in accordance with Section 2.1(a)(i) and the other terms and conditions of this Agreement.

(e)          Certain Adjustments.

(i)          If, before the Effective Time (and as permitted by ARTICLE IV), the outstanding Company Shares, the Company GP Units or Company OP Units shall have been changed into a different number of shares or units, or a different class of shares or units by reason of any stock or unit dividend, subdivision, reorganization, reclassification, recapitalization, stock or unit split, reverse stock or unit split, combination or exchange of shares or units, or any similar event shall have occurred, then the Merger Consideration or Partnership Merger Consideration, as applicable, shall be appropriately and proportionately adjusted to provide to the holders of Company Shares, the Company GP Units or Company OP Units, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

(ii)         If, before the Effective Time (and as permitted by ARTICLE IV), the outstanding Parent Common Shares or the Parent OP Units shall have been changed into a different number of shares or units, or a different class of shares or units by reason of any stock or unit dividend, subdivision, reorganization, reclassification, recapitalization, stock or unit split, reverse stock or unit split, combination or exchange of shares or units, or any similar event shall have occurred, then the Merger Consideration or Partnership Merger Consideration, as applicable, shall be appropriately and proportionately adjusted to provide to the holders of Company Shares, the Company GP Units or Company OP Units, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2.          Exchange Procedures.

(a)          Exchange Agent. Prior to the Effective Time, the Parent shall appoint a bank or trust company, which shall be reasonably acceptable to the Company, to act as paying agent and exchange agent (the “Exchange Agent”) for the exchange of the issued and outstanding Company Shares for the Merger Consideration.

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(b)          Exchange Fund. At or before the Effective Time, the Parent shall deposit or cause the Merger Sub to deposit, with the Exchange Agent (i) Parent Common Shares in book-entry form issuable pursuant to Section 2.1(a)(i) equal to the aggregate Stock Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the Cash Consideration, the Fractional Share Consideration, and any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 2.2(e) (such evidence of book-entry Parent Common Shares and cash amounts, the “Exchange Fund”), in each case for the benefit of the holders of Company Shares. Promptly after the Closing Date in accordance with the procedures set forth in Section 2.2(c), the Parent shall, and shall cause the Surviving Company to, cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 2.2(e), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(c)          Exchange Procedures.

(i)          As promptly as practicable after the Effective Time and in no event later than three (3) Business Days following the Effective Time, the Parent shall, and shall cause the Surviving Company to, cause the Exchange Agent to mail to each holder of record of outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i): (A) a letter of transmittal (“Letter of Transmittal”), in customary form and with such other provisions as reasonably agreed upon by the Company and the Parent prior to the Effective Time, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to Company Shares represented by certificate (“Certificates”) or Company Shares registered in the transfer books of the Company in book-entry (“Book-Entry Shares”) shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration.

(ii)         Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this ARTICLE II plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.1(a)(ii) and any amounts that such holder has the right to receive in respect of dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 2.2(e), by mail or by wire transfer after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this ARTICLE II. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any dividends or distributions to which such holder may be entitled pursuant to Section 2.2(e).

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(iii)        In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 2.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of the Parent that such Tax either has been paid or is not applicable.

(d)          Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and income received with respect thereto and any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Shares) that remains undistributed to the former holders of Company Shares for twelve (12) months after the Effective Time shall be delivered to the Parent, upon demand, and any former holders of Company Shares prior to the Merger who have not theretofore complied with this ARTICLE II shall thereafter look only to the Parent and the Surviving Company (and only as general creditors thereof) for payment of the applicable Merger Consideration, subject to applicable abandoned property, escheat and other similar Laws.

(e)          No Further Ownership Rights in Capital Stock of the Company. The Merger Consideration (including the Fractional Share Consideration) issued upon exchange of the Company Shares in accordance with the terms of this ARTICLE II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares, subject, however, to the obligation of the Surviving Company to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on the Company Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such exchange, and there shall be no further registration of transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

(f)          No Further Ownership Rights in Partnership Interest of the Company Operating Partnership. The Partnership Merger Consideration issued upon conversion of the Company OP Units and Company GP Units in accordance with the terms of this ARTICLE II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Partnership Units. At the Partnership Effective Time, the register of partnership interest holders of the Parent Operating Partnership shall be updated to reflect the issuance of Partnership Merger Consideration.

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(g)          No Liability. None of the Company, the Merger Sub, the Parent, the Parent Operating Partnership, the Company Operating Partnership, the Surviving Company, the Surviving Partnership or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration and/or Partnership Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any public official shall, to the extent permitted by applicable Law, become the property of the Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(h)          Withholding Rights. The Parent, the Merger Sub, the Parent Operating Partnership, the Surviving Company, the Surviving Partnership and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration and/or the Partnership Merger Consideration otherwise payable pursuant to this Agreement such amounts as the Parent, the Merger Sub, the Parent Operating Partnership, the Surviving Company, the Surviving Partnership or the Exchange Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Parent, the Merger Sub, the Parent Operating Partnership, the Surviving Company, the Surviving Partnership or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Parent, the Merger Sub, the Parent Operating Partnership, the Surviving Company, the Surviving Partnership or the Exchange Agent, as applicable.

Section 2.3.          Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 2.4.          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in such reasonable and customary amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this ARTICLE II.

Section 2.5.          Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Mergers or to carry out the purposes and intent of this Agreement at or after the Effective Time or the Partnership Merger Effective Time, as applicable, then the Company, the Company Operating Partnership, the Parent, the Parent Operating Partnership, the Merger Sub, the Surviving Partnership and the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Mergers and to carry out the purposes and intent of this Agreement.

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Article III
REPRESENTATIONS AND WARRANTIES

Section 3.1.          Representations and Warranties of the Company. Except (a) as disclosed in the Company Disclosure Letter, with numbering corresponding to the numbering of this Section 3.1 (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter with respect to any Section or subsection of this Section 3.1 shall be deemed disclosed with respect to any other Section or subsection of this Section 3.1 to the extent the applicability of such disclosure is reasonably apparent (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced)); provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any Contract, agreement, arrangement or understanding to which the Company or any of the Subsidiaries of the Company is a party exists or has actually occurred), or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2014 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Section 3.1), the Company Parties jointly and severally represent and warrant to the Parent Parties as follows:

(a)          Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(b)          Company Subsidiaries. Schedule 3.1(b) of the Company Disclosure Letter sets forth each Subsidiary of the Company and each other corporate or non-corporate subsidiary in which the Company owns any direct or indirect voting, capital profits or other beneficial interest (“Other Company Subsidiary”), including a list of each Subsidiary of the Company or Other Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) its respective jurisdiction of formation, (ii) each owner and the respective amount of such owner’s equity interest in such Subsidiary, (iii) a list of each jurisdiction in which such Subsidiary is qualified or licensed to do business and each assumed name under which such Subsidiary conducts business in any jurisdiction, and (iv) the classification for federal income tax purposes of each such Subsidiary and, to the Knowledge of the Company, each Other Company Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Encumbrances, other than Permitted Liens, and, other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the shares). All equity interests in each Subsidiary of the Company that is a partnership, limited liability company or business trust are owned by the Company, by another Subsidiary of the Company, or by the Company and another Subsidiary of the Company, free and clear of all Encumbrances, other than Permitted Liens, and, other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the equity interests). There are no outstanding options, warrants or other rights to acquire ownership interests of or from any Subsidiary of the Company. Each Subsidiary of the Company that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Subsidiary of the Company that is a partnership, limited liability company or business trust is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Except for interests in the Subsidiaries of the Company and investments in short-term investment securities, neither the Company nor any Subsidiary of the Company owns directly or indirectly any capital stock or other interest (equity or debt) in any other Person.

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(c)          Capital Structure. Schedule 3.1(c) of the Company Disclosure Letter sets forth a true and complete list as of the close of business on the Business Day prior to the date hereof (the “Measurement Date”) of (i) the authorized capital stock of the Company, (ii) the issued and outstanding shares of capital stock of the Company, (iii) the number of shares of capital stock of the Company reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Stock Plans, (iv) the number of shares of capital stock of the Company available for grant under the Company Stock Plans and (v) the number of issued and outstanding Company Partnership Units. All outstanding shares of capital stock of the Company are, and all shares of capital stock reserved for issuance by the Company will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. None of the outstanding shares of capital stock of the Company are subject to or were issued in violation of, and none of the shares of capital stock of the Company reserved for issuance by the Company will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. Schedule 3.1(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Measurement Date, of all outstanding Company Stock Options and Company Restricted Stock under the Company Stock Plans, the number of shares of capital stock subject to each such option and outstanding Company Restricted Stock, the exercise price, date of grant and the names and of holders thereof. Each such option and Company Restricted Stock was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued. As of the Measurement Date, except as set forth on Schedule 3.1(c) of the Company Disclosure Letter, no shares of capital stock or other voting or non-voting securities of the Company were issued, reserved for issuance or outstanding. Except (i) for the shares of capital stock and the options as set forth on Schedule 3.1(c) of the Company Disclosure Letter, and (ii) as otherwise permitted under Section 4.1, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary of the Company is a party or by which such entity is bound, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other securities or ownership interests of the Company or any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All dividends or distributions on securities of the Company or any Subsidiary of the Company that have been declared or authorized prior to the date of this Agreement have been paid in full. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of the Company may vote. There are no outstanding agreements to which the Company or any Subsidiary of the Company or any of their respective officers or directors is a party concerning the voting, sale, transfer or registration of any capital stock or other equity securities of the Company or any Subsidiary of the Company.

(d)          Authority; Noncontravention; Consents.

(i)          (A)         Each of the Company and the Company Operating Partnership has the requisite corporate or limited partnership power and authority, as applicable, to enter into this Agreement and each of the Ancillary Agreements to which it is a party and, subject to receipt of the Company Shareholder Approval, to consummate the Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by each of the Company and the Company Operating Partnership of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by each of the Company and the Company Operating Partnership of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and limited partnership action, as applicable, on the part of the Company and the Company Operating Partnership and, except for (x) the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary, and (y) with respect to the Partnership Merger, the due filing of the Partnership Certificate of Merger with the Delaware Secretary, no other corporate or limited partnership proceedings on the part of the Company or the Company Operating Partnership, as applicable, are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby, subject to receipt of the Company Shareholder Approval. Each of the Company and the Company Operating Partnership has duly executed and delivered this Agreement and each of the Ancillary Agreements to which it is a party and, assuming due authorization, execution and delivery by each of the Parent, the Merger Sub and the Parent Operating Partnership, constitutes a legally valid and binding obligation of each of the Company and the Company Operating Partnership, enforceable against the Company and the Company Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

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(B)         The Company Special Committee, at a meeting duly called and held, has, upon the unanimous vote of all its members, recommended that the Company Board approve this Agreement and the Ancillary Agreements to which the Company and Company Operating Partnership are a party and determined that the transactions contemplated hereby and thereby, including the Mergers, are advisable and in the best interests of the Company. The Company Board, based on the unanimous recommendation of the Company Special Committee, has (x) determined that the transactions contemplated by this Agreement and the Ancillary Agreements, including the Mergers, are advisable and in the best interests of the Company and are fair and reasonable to the Company and on terms not less favorable to the Company than those available from unaffiliated third parties and (y) directed that the Merger be submitted to a vote by the Company’s shareholders with the Company Board’s recommendation that the Company’s shareholders approve the Merger. As of the date hereof, the Company Board has not subsequently rescinded or modified, in any way, its determinations and approvals discussed above. In addition, the Company Special Committee has, at a meeting duly called and held, by unanimous vote of all its members, recommended that the Company Board approve, and the Company Board (based on the unanimous recommendation of the Company Special Committee) has approved, the Company Specified Charter Amendments, and the Company Board has determined the Specified Charter Amendments to be advisable, and directed that the Company Specified Charter Amendments be submitted to a vote by the Company’s shareholders with the Company Board’s recommendation that the Company’s shareholders approve the Company Specified Charter Amendments.

(ii)         Except as set forth on Schedule 3.1(d)(ii) of the Company Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of the Company and the Company Operating Partnership do not, and the consummation of the transactions contemplated hereby and thereby and compliance by it with the provisions of this Agreement and the Ancillary Agreements to which it is a party will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or require any consent, approval or notice under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any Subsidiary of the Company under, or result in the triggering of any payments pursuant to, (A) the Company Organizational Documents, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement, Permit, Contract or other agreement or instrument applicable to the Company or any Subsidiary of the Company or their respective properties or assets, or (C) subject to compliance with the governmental filings and other matters referred to in Section 3.1(d)(iii), any Laws applicable to the Company or any Subsidiary of the Company, or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(iii)        No material consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission, governmental arbitrator or other governmental authority, instrumentality or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company or the Company Operating Partnership or the consummation by any of the Company or the Company Operating Partnership of any of the transactions contemplated hereby and thereby, except for (A) the filings with the Securities and Exchange Commission (the “SEC”) of (1) a preliminary and definitive Joint Proxy Statement relating to the Company Shareholder Meeting and the Parent Shareholder Meeting and of a registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Shares in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and (2) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Mergers and the other transactions contemplated by this Agreement, (B) the filing of Articles of Merger with the SDAT, (C) the filing of the Certificate of Merger with the Delaware Secretary, (D) such filings with Governmental Entities to satisfy the applicable requirements of the Laws of states in which the Company and any Subsidiary of the Company are qualified or licensed to do business, as set forth on Schedule 3.1(d)(iii) of the Company Disclosure Letter, (E) approval from the New York Stock Exchange (“NYSE”) authorizing the listing of the Parent Common Shares to be issued pursuant to Merger, and (F) such other consents, approvals, orders, authorizations, registrations, declarations and filings (1) as are set forth on Schedule 3.1(d)(iii) of the Company Disclosure Letter or (2) which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)          SEC Documents; Financial Statements.

(i)          The Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Company since January 1, 2014 (as amended through the date hereof, the “Company SEC Documents”). All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, were prepared in all material respects in accordance with, and complied in all material respects with, all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by Company SEC Documents later filed by the Company. The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. The Company has made available to the Parent copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries of the Company, on the other hand, since January 1, 2014 through the date of this Agreement. At all applicable times, the Company has complied in all material respects with the applicable certification requirements in Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder, as amended from time to time (the “Sarbanes-Oxley Act”).

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(ii)         The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in the Company SEC Documents (including, in each case, any notes or schedules thereto) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries taken as a whole as of the dates thereof and consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments). The books of account and other financial records of the Company and its Subsidiaries are accurately reflected in all material respects in the financial statements included in the Company SEC Documents. The Company has no Subsidiary which is not consolidated for accounting purposes.

(iii)        There are no material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s or any Subsidiary of the Company’s ability to record, process, summarize and report financial data, other than as publicly disclosed in the Company SEC Documents. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to provide reasonable assurances that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer. The Company has evaluated the effectiveness of its disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Documents that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. To the Knowledge of the Company Parties, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Subsidiary of the Company has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act).

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(iv)        Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements or any of the Company SEC Documents.

(f)          Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or on Schedule 3.1(f) of the Company Disclosure Letter, since December 31, 2015 (the “Financial Statement Date”) and through the date of this Agreement, and except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices and there has not been a Company Material Adverse Effect, nor has there been any occurrence or circumstance that, individually or in the aggregate, has had, or would with the passage of time reasonably be expected to result in, a Company Material Adverse Effect, and (ii) other than in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries have taken any action that, if taken after the date hereof, would be in violation of Section 4.1.

(g)          Litigation. Except as disclosed on Schedule 3.1(g) of the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company Parties, threatened material Legal Action or material investigation pending by a Governmental Entity against or affecting (i) the Company or any Subsidiary of the Company or any asset of the Company or any asset of any Subsidiary of the Company or (ii) any director, officer or employee of the Company or any Subsidiary of the Company or other Person for whom the Company or any Subsidiary of the Company may be liable, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company, other than any such Legal Action that does not (X) involve an amount in controversy in excess of $1,500,000 or (Y) seek material injunctive or other material non-monetary relief. Other than pursuant to the Company Organizational Documents or otherwise set forth on Schedule 3.1(g), no Contract between the Company or any Subsidiary of the Company, on the one hand, and any current or former director, officer, employee or shareholder (or equivalent interest holder) of the Company or any Subsidiary of the Company, on the other hand, exists that provides for indemnification.

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(h)          Taxes. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(i)          The Company and each Subsidiary of the Company have timely filed all U.S. federal and other material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). All such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any other Person on behalf of the Company or any Subsidiary of the Company has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed. The Company and each Subsidiary of the Company have paid (or the Company has paid on their behalf), within the time and manner prescribed by Law, all material Taxes due and payable by them (whether or not shown on such Tax Returns). The most recent financial statements contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve for accrued liabilities or expenses for all Taxes due and payable by the Company and its Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements. The Company and its Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of the Company) reserves or accrued liabilities or expenses that are adequate for the payment of all material Taxes for which the Company or any Subsidiary of the Company is liable but which are not yet due and payable. The Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, redetermined TRS service income, and excess interest under Section 857(b)(7) of the Code; and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property. To the Knowledge of the Company Parties, no event has occurred, and no condition or circumstances exists, which presents a material risk that any Tax described in the preceding sentences will be imposed on the Company or any Subsidiary of the Company. No deficiencies for Taxes have been assessed in writing by a Governmental Entity against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. In the last three (3) years, no written claim has been proposed by any Governmental Entity in any jurisdiction where the Company or any Subsidiary of the Company do not file Tax Returns that the Company or any Subsidiary of the Company is or may be subject to Tax by such jurisdiction.

(ii)         The Company (A) for all of its taxable years beginning with the taxable year ended December 31, 2012 through the most recent December 31, has been subject to taxation as a real estate investment trust under the Code within the meaning of Section 856 of the Code (“REIT”) and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate through to the Effective Time of the Merger, in such a manner as to enable the Company to qualify as a REIT for its taxable year that will end with the Merger, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the Internal Revenue Service (“IRS”) to its status as a REIT, and, to the Knowledge of the Company Parties, no such challenge is pending or threatened in writing. Each Subsidiary of the Company or Other Company Subsidiary that files Tax Returns as a partnership (or as a disregarded entity), for U.S. federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership (or as a disregarded entity) and not as a corporation or as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. Each Subsidiary of the Company or Other Company Subsidiary that is a corporation has been, since its formation, classified as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT.

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(iii)        Neither the Company nor any Subsidiary of the Company is a party to any material pending action or proceeding, including any audit or contest, by any Governmental Entity with regard to Taxes or Tax Returns of the Company or any Subsidiary of the Company.

(iv)        Neither the Company nor any Subsidiary of the Company holds any asset the disposition of which, if occurring in a fully taxable transaction immediately following the Closing, would be subject to (or to rules similar to) Section 337(d) or 1374 of the Code or the regulations thereunder (assuming for this purpose that the “recognition period,” as defined in Section 1374, is in all cases 5 years), nor has it disposed of any such asset during its current taxable year.

(v)         Neither the Company nor any Subsidiary of the Company (A) is or has been at any time a member of an affiliated consolidated, combined or unitary group (other than a group the common parent of which is the Company or a directly or indirectly wholly owned Subsidiary of the Company) and (B) has any liability for the Taxes of any other Person other than the Company and such Subsidiaries of the Company under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (other than Contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Tax), or otherwise.

(vi)        Neither the Company nor any Subsidiary of the Company has participated in, or otherwise made a filing with respect to, any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2).

(vii)       None of the Company or any Subsidiary of the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (C) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code the election of which was made on or prior to the Closing Date, in the case of (A), (C), (D), (E), and (F) outside of the ordinary course of business.

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(viii)      The Company does not have any earnings and profits attributable to the Company or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(ix)         Neither the Company nor any Subsidiary of the Company has made any payments, or is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(x)          Neither the Company nor its Subsidiaries is or has been a party to any Tax allocation or sharing agreement or similar agreement or arrangement (other than any agreement or arrangement either solely between the Company and any Subsidiary of the Company, solely between or among any two or more Subsidiaries of the Company, or with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes) pursuant to which it will have any obligation to make any payments after the Closing.

(xi)         There are no Tax Protection Agreements for the Company or any Subsidiary of the Company currently in force or otherwise binding upon the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has any current and outstanding Liability under any Tax Protection Agreement, and no Person has raised, or, to the Knowledge of the Company Parties, threatened to raise, a material claim against the Company or any Subsidiary of the Company under any Tax Protection Agreement.

(xii)        To the Knowledge of the Company Parties, all Taxes that the Company or its Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, and withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3402, and 1471 through 1474 of the Code or similar provisions under any foreign Laws, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose. There are no material Encumbrances for Taxes upon the assets of the Company or its Subsidiaries except for statutory Encumbrances for Taxes not yet due.

(xiii)       Within the past two (2) years, none of the Company or any of its Subsidiaries has either been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(xiv)      The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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(i)          Related Party Transactions. Schedule 3.1(i) of the Company Disclosure Letter sets forth a complete list as of the date hereof of all agreements, contracts and arrangements between the Company and any Subsidiary of the Company, on the one hand, and the Company’s Sponsor, Advisor or Affiliates of the Sponsor or Advisor, on the other hand. Except as set forth on Schedule 3.1(i) of the Company Disclosure Letter, there is no (i) loan outstanding from or to any employee, officer or director of the Company or any Subsidiary of the Company, (ii) employment or severance Contract or other arrangement with respect to severance with respect to any employee, officer or director of the Company or any Subsidiary of the Company, or (iii) any agreement to appoint or nominate any Person as a director of the Company or any Subsidiary of the Company. Except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or its Subsidiaries or as otherwise set forth on Schedule 3.1(i) of the Company Disclosure Letter, there are no arrangements or Contracts in effect as of the date hereof between the Company or any of its Subsidiaries, on the one hand, and any Person who is (i) an officer, director or Affiliate of the Company or any Subsidiary of the Company, (ii) Sponsor or an Affiliate of Sponsor, or any other Person in which Sponsor or any Affiliate of Sponsor owns an equity interest, or any officer, director or employee of the foregoing, (iii) any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of the foregoing, (iv) a record or beneficial owner of 5% or more of the voting securities of the Company, (v) an associate (as defined in Rule 12b-2 under the Exchange Act) of the foregoing or (vi) an entity of which any of the foregoing is an Affiliate, on the other hand. True and materially complete copies of all such documents have been made available to the Parent prior to the date hereof and each such document is listed on Schedule 3.1(i) of the Company Disclosure Letter.

(j)          Opinion of Financial Advisor; No Brokers. The financial advisor identified on Schedule 3.1(j) of the Company Disclosure Letter has delivered its opinion, addressed to the Company Special Committee, to the effect that, as of the date of such opinion and subject to the qualifications, assumptions and limitations set forth therein, the aggregate consideration to be received by the holders of Company Shares (other than the Parent, the Merger Sub or any of their respective affiliates) in the Merger pursuant to this Agreement is fair to such holders from a financial point of view. It is agreed and understood that such opinion is for the Company Special Committee and may not be relied upon by the Parent, the Merger Sub or any of their respective Affiliates. The Company will provide to the Parent, solely for informational purposes, a photocopy of the written version of the opinion described in this Section 3.1(j) after receipt thereof by the Company. Except for the financial advisor identified on Schedule 3.1(j) of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

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(k)          Permits; Compliance with Laws.

(i)          The Company and its Subsidiaries, or the management companies for the Company Properties, own or possess all franchises, grants, easements, consents, certificates, permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) necessary for the Company and its Subsidiaries to own, lease and operate the properties and assets of the Company and its Subsidiaries or to carry on the business of the Company and its Subsidiaries as it is now being conducted by the Company and its Subsidiaries, except where the failure to have such Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. All such Permits are in full force and effect, except for such failure to be in full force and effect as would not, individually and in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company has received notice that any suspension, modification or revocation of any Permit is pending or, to the Knowledge of the Company Parties, threatened nor, to the Knowledge of the Company Parties, do grounds exist for any such action, except for such suspensions, modifications or revocations as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)         Neither the Company nor any of its Subsidiaries has violated or failed to comply with any such Permit, or any Law, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(iii)        To the Knowledge of the Company Parties, neither the Company nor any Subsidiary of the Company nor any director, officer, agent or employee of the Company or any Subsidiary of the Company or any other Person on behalf of the Company or any Subsidiary of the Company has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or other U.S. anti-corruption laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or other U.S. anti-corruption laws.

(l)          Contracts.

(i)          Schedule 3.1(l)(i) of the Company Disclosure Letter contains a list of the following Contracts to which the Company or any Subsidiary of the Company is a party or by which their respective assets are subject to, in each case, as of the date hereof:

(A)         any lease, sublease, license or occupancy agreement of real property providing for annual rentals of $1,500,000 or more (the “Material Company Leases”);

(B)         any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, which is not a wholly-owned Subsidiary of the Company;

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(C)         any Contract relating to indebtedness for borrowed money (including guarantees) or pursuant to which any property or asset of the Company or any Subsidiary of the Company is mortgaged, pledged or otherwise subject to an Encumbrance, in each case in excess of $1,500,000, other than (x) accounts receivables and payables and (y) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(D)         any Contract with current or ongoing obligations (as to the Company) currently required to be filed as an exhibit to the Annual Report of the Company on Form 10−K pursuant to Item 601(b)(10) of Regulation S−K under the Securities Act;

(E)         any Contract that purports to limit in any material respect the right of the Company or its Subsidiaries (1) to engage in any line of business, or (2) to compete with any Person or operate in any location;

(F)         any Contract providing for the sale or exchange of, or option, right of first refusal or offer, or similar right, to sell or exchange, any of the Company Properties, or for the purchase or exchange of, or option, right of first refusal or offer, or similar right to purchase or exchange, any real estate entered into in the past two (2) years or in respect of which the applicable transaction has not yet been consummated;

(G)         any Contract entered into in the past two (2) years in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (F) of this Section 3.1(l)(i)) or capital stock or other equity interests of another Person for aggregate consideration in excess of $1,500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(H)         any Contract pursuant to which the Company or any Subsidiary of the Company manages any real property or pursuant to which any other Person manages any real property owned by the Company or any Subsidiary of the Company pursuant to an agreement with the Company or any Subsidiary of the Company, on the one hand, and such other Person, on the other hand;

(I)         other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Company Properties, under which the Company or any Subsidiary of the Company has, or expects to incur, an obligation in excess of $1,500,000 in the aggregate that has not been satisfied as of the date hereof;

(J)         any Contract under which the Company or any Subsidiary of the Company has continuing indemnification obligations relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $1,500,000 in the aggregate;

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(K)         any Contract that provides for any unpaid settlement or proposed settlement of any Legal Action in which the amount to be paid in settlement is in excess of $1,500,000;

(L)         any Contract that provides for a guarantee in an amount in excess of $1,500,000 of the obligations of any Person that is not the Company or any Subsidiary of the Company, other than any Contract providing for indemnification of Persons pursuant to Contracts entered into in the ordinary course of business; and

(M)         any Contract (other than Contracts referenced in clauses (A) through (L) of this Section 3.1(l)(i)) that, by its terms, calls for payments by or Liability of the Company or any Subsidiary of the Company in excess of $1,500,000 other than any Contract under this clause (M) that, by its terms, is terminable within six (6) months of this Agreement (without termination fee or penalty).

The Contracts described in clauses (A) through (M), including those required to be identified on Schedule 3.1(l)(i) of the Company Disclosure Letter and the Company Management Agreement Documents, in each case together with all exhibits and schedules thereto, are referred to as the “Company Material Contracts.”

(ii)         Except for such breaches and defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) neither the Company nor any Subsidiary of the Company is and, to the Knowledge of the Company Parties, no other party is in breach or violation of, or default under, any Company Material Contract and (B) none of the Company or any of its Subsidiaries has received any written claim of default under any such Company Material Contract. To the Knowledge of the Company Parties, each Company Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to the Parent true and complete copies of all Company Material Contracts, including any amendments or supplements thereto.

(m)          Environmental Matters.

(i)          The Company and each Subsidiary of the Company has obtained all Permits from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Laws and the Company and each Subsidiary of the Company is in compliance with the terms and conditions of all such Permits and with any applicable Environmental Laws, except where failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in all material respects in the future;

(ii)         there is no Environmental Claim pending or threatened against the Company or any Subsidiary of the Company or, to the Knowledge of the Company Parties, against any Person whose Liability for any Environmental Claim the Company or any Subsidiary of the Company has or may have retained or assumed either contractually or by operation of Law, except for such Environmental Claims that would not, individually or in the aggregate, have a Company Material Adverse Effect;

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(iii)        neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company Parties, any other Person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Substances produced by, or resulting from any of the Company’s or any of the Company’s Subsidiaries’ operations, at any Company Properties, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and the Subsidiaries of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), and except as would not, individually or in the aggregate, have a Company Material Adverse Effect; and

(iv)        neither the Company nor any Subsidiary of the Company has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Entity, and, to the Knowledge of the Company Parties, no investigation, litigation or other proceeding is pending or threatened with respect thereto. For purposes of this Agreement, “Hazardous Substance” shall mean any element, pollutant, contaminant, waste, compound, substance or material of any nature whatsoever (including, without limitation, any product) that is listed, classified, defined in or regulated pursuant to any Environmental Law or the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, any petroleum and petroleum derivatives, by-product or additive (including crude oil and any fraction thereof), asbestos, radon gas, urea formaldehyde, asbestos or asbestos-containing material, lead or lead-based paints or materials, pesticides, polychlorinated biphenyls, radioactive materials, toxic mold, volatile organic compound or hazardous air pollutant. To the Knowledge of the Company Parties, the Company has made available to the Parent true and complete copies of all environmental reports and audits that are within the possession of the Company or within the possession or control of its Subsidiaries as of the date hereof, and to the Knowledge of the Company Parties, no other environmental reports or audits exist with respect to the Company, any Subsidiary of the Company or any Company Property.

(n)          The Company Properties.

(i)          Schedule 3.1(n)(i) (Part I) of the Company Disclosure Letter lists each parcel of real property currently owned or leased (as lessee, lessor, sublessee or sublessor), including ground leased, by the Company or any Subsidiary of the Company as of the date hereof, and sets forth the Company or applicable Subsidiary of the Company owning such property (the “Company Properties”). Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports), copies of which policies and reports were made available for review to the Parent: (A) the Company or a Subsidiary of the Company owns fee simple title or leasehold title (as applicable) to the Company Properties, free and clear of pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), other than Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received written notice of any violation of any Law affecting any portion of any of the Company Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Company Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas. Schedule 3.1(n)(i) (Part II) of the Company Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under a binding Contract by the Company or a Subsidiary of the Company for purchase or which is required under a binding Contract to be leased or subleased by the Company or a Subsidiary of the Company after the date of this Agreement.

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(ii)         Schedule 3.1(n)(ii) of the Company Disclosure Letter lists each management agreement in effect as of the date hereof pursuant to which any third party manages or operates any of the Company Properties on behalf of the Company or any Subsidiary of the Company pursuant to an agreement between such Person, on the one hand, and the Company or any Subsidiary of the Company, on the other hand, and describes the property that is subject to such management agreement, the Company or applicable Subsidiary of the Company that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on the Company or applicable Subsidiary of the Company and relating thereto (collectively, the “Company Management Agreement Documents”). True, correct and complete copies of all Company Management Agreement Documents have been made available to the Parent. Each Company Management Agreement Document is valid, binding and in full force and effect as against the Company or the applicable Subsidiary of the Company and, to the Knowledge of the Company Parties, as against the other party thereto. As of the date hereof, neither the Company nor any Subsidiary of the Company owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(iii)        The Company has not received written notice of, nor does the Company have any Knowledge of, any latent defects or adverse physical conditions affecting any of the Company Properties or the improvements thereon, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(iv)        True and complete in all material respects copies of (i) the Material Company Leases, in each case in effect as of the date hereof, have been made available to the Parent. Except as set forth on Schedule 3.1(n)(iv) of the Company Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any Subsidiary of the Company is and, to the Knowledge of the Company Parties on the date hereof, no other party is in breach or violation of, or default under, any Material Company Lease, (2) neither the Company nor any Subsidiary of the Company is in receipt of any rent under any Company Lease paid more than thirty (30) days before such rent is due and payable (other than payment of first or last month’s rent), and (3) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or any Subsidiary of the Company and, to the Knowledge of the Company Parties, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Company nor any Subsidiary of the Company is party to any oral Company Lease.

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(o)          Personal Property. The Company and each Subsidiary of the Company have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned by the Company or each Subsidiary of the Company (as applicable). Neither the Company’s nor its Subsidiaries’ ownership of any such personal property is subject to any Encumbrances, other than Permitted Liens.

(p)          Insurance. With respect to each material insurance policy owned or held by the Company or any Subsidiary of the Company, to the Knowledge of the Company Parties, (i) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) neither the Company nor any Subsidiary of the Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) as of the date hereof, no notice of cancellation or termination has been received, in each case, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate, and no such policies will terminate as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.

(q)          Information Supplied. None of the information contained in the Joint Proxy Statement related to the Company or any Subsidiary of the Company or that is provided by the Company or any Subsidiary of the Company for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will (i) in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) in the case of the Joint Proxy Statement, at the time of the mailing thereof or at the time the Company Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (iii) with respect to any other document to be filed by the Company with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to the Company, its officers and directors and the Subsidiaries of the Company) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.1(q), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4, the Joint Proxy Statement or any other document to be filed by the Company with the SEC in connection with the Merger or the other transactions contemplated by this Agreement that were not supplied by or on behalf of the Company or the Subsidiaries of the Company.

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(r)          Books and Records.

(i)          The books of account and other financial records of the Company and each Subsidiary of the Company are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.

(ii)         The Company has made available to the Parent true, correct and complete copies of the Company Organizational Documents. Neither the Company nor any Subsidiary of the Company is, nor has the Company or any Subsidiary of the Company been, in violation of any of the Company Organizational Documents applicable to it in any material respect.

(s)          Labor Matters. Neither the Company nor any Subsidiary of the Company has, or has ever had, any employees.

(t)          Vote Required. The only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law, this Agreement or otherwise) to approve the Company Specified Charter Amendments is the affirmative vote of a majority of all the votes entitled to be cast by holders of Company Shares. Assuming the Company Specified Charter Amendment Approval is obtained and the Company Specified Charter Amendments are effective prior to the Effective Time, the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law, this Agreement or otherwise) to approve the Merger, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby and thereby is the Company Shareholder Approval. The consent of the Company, as the sole general partner of the Company Operating Partnership, is the only vote of partners of the Company Operating Partnership necessary to adopt and approve this Agreement and approve the Partnership Merger and the other transactions contemplated hereby.

(u)          No Undisclosed Material Liabilities. Except as set forth on Schedule 3.1(u) of the Company Disclosure Letter or as disclosed in the Company SEC Documents, there are no Liabilities of the Company or any of its Subsidiaries that would be required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities reserved for on the most recent balance sheet contained in the audited financial statements of the Company for the period ended December 31, 2015; (ii) Liabilities incurred in the ordinary course of business consistent with past practice of the Company subsequent to December 31, 2015 and (iii) such other Liabilities as would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(v)         Intellectual Property. To the Knowledge of the Company Parties (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any other Person, and no claim has been asserted against the Company or any Subsidiary of the Company that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any other Person, except for any such infringement, misappropriation or claim that would not, individually or in the aggregate, have a Company Material Adverse Effect; and (ii) the Company or a Subsidiary of the Company owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in, and as necessary to conduct the operation of its respective business, in accordance with the terms of any applicable license agreement, except where the failure to possess or have adequate rights to use such properties would not, individually or in the aggregate, have a Company Material Adverse Effect.

(w)          Benefit Plans; ERISA Compliance.

(i)          Other than the Company Stock Plans, neither the Company nor any Subsidiary of the Company has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding), including any “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing benefits to any current or former employee, officer or director of the Company or any Subsidiary of the Company or any Person affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code.

(ii)         No director, officer or employee of the Company will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) as a result of consummation of the transactions contemplated by this Agreement.

(iii)        No stock option granted by the Company under the Company Stock Plans (whether currently outstanding or previously exercised) has been granted with an exercise price that is less than the fair market value of the underlying stock on the date of grant, and no such stock option has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(x)          Antitakeover Statutes. The Company and the Company Board (based on the unanimous recommendation of the Company Special Committee) have taken all action required to be taken by them to exempt this Agreement, the Mergers and the transactions contemplated hereby and thereby from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover Laws and regulations of any state.

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(y)          Hart-Scott-Rodino Antitrust Improvements Act. In reliance upon, and subject to the accuracy of the representations and warranties provided in Section 3.2(z), the Mergers and the transactions contemplated by this Agreement are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, 16 C.F.R. parts 801-803, because (i) the Company is a REIT and (ii) the Company Board has determined that the aggregate fair market value of the non-exempt assets of the Parent and the entities controlled by the Company is less than $78.2 million.

(z)          No Other Representations or Warranties. Except for the representations or warranties expressly set forth in this Section 3.1, neither any Company Party nor any other Person on behalf of any Company Party has made, and each of the Parent Parties specifically disclaims that it is relying or has relied upon, any representation or warranty, expressed or implied, with respect to the Company or the Subsidiaries of the Company, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or the Subsidiaries of the Company. In particular, without limiting the foregoing disclaimer, neither any Company Party nor any other Person makes or has made, and each of the Parent Parties specifically disclaims that it is relying or has relied upon, any representation or warranty to the Parent, the Merger Sub or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the Company Parties in this Section 3.1, any oral or written information presented to the Parent, the Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence of the Company, the negotiation of this Agreement and the Ancillary Agreements to which it is a party or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, each of the Company and the Company Operating Partnership acknowledges and agrees that none of the Parent Parties or any other Person has made or is making any representations or warranties relating to the Parent Parties whatsoever, express or implied, beyond those expressly given by the Parent Parties in Section 3.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Parent Parties furnished or made available to the Company Parties or any of their Representatives.

Section 3.2.          Representations and Warranties of the Parent and the Merger Sub. Except (a) as disclosed in the Parent Disclosure Letter, with numbering corresponding to the numbering of this Section 3.2 (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter with respect to any Section or subsection of this Section 3.2 shall be deemed disclosed with respect to any other Section or subsection of this Section 3.2 to the extent the applicability of such disclosure is reasonably apparent (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced); provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Parent or the Merger Sub made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any Contract, agreement, arrangement or understanding to which the Parent, the Merger Sub or any of the Subsidiaries of the Parent is a party exists or has actually occurred), or (b) as disclosed in the Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2014 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Section 3.2), the Parent Parties jointly and severally represent and warrant to the Company Parties as follows:

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(a)          Organization, Standing and Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to operate its assets and properties and to carry on its business as it is now being conducted. The Merger Sub is a limited liability company formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to operate its assets and properties and carry on its business as it is now being conducted. Each of the Parent and the Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in connection with the transactions contemplated hereby.

(b)          Parent Subsidiaries. Schedule 3.2(b) of the Parent Disclosure Letter sets forth each Subsidiary of the Parent and each other corporate or non-corporate subsidiary in which the Parent owns any direct or indirect voting, capital, profits or other beneficial interest (“Other Parent Subsidiary”), including a list of each Subsidiary of the Parent or Other Parent Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary, together with (i) its respective jurisdiction of formation, (ii) each owner and the respective amount of such owner’s equity interest in such Subsidiary, (iii) a list of each jurisdiction in which such Subsidiary is qualified or licensed to do business and each assumed name under which such Subsidiary conducts business in any jurisdiction, and (iv) the classification for federal income tax purposes of each such Subsidiary and, to the Knowledge of the Parent, each Other Parent Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Parent that is a corporation have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Parent, by another Subsidiary of the Parent or by the Parent and another Subsidiary of the Parent, free and clear of all Encumbrances, other than Permitted Liens, and, other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the shares). All equity interests in each Subsidiary of the Parent that is a partnership, limited liability company or business trust are owned by the Parent, by another Subsidiary of the Parent, or by the Parent and another Subsidiary of the Parent, free and clear of all Encumbrances, other than Permitted Liens, and, other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the equity interests). There are no outstanding options, warrants or other rights to acquire ownership interests of or from any Subsidiary of the Parent. Each Subsidiary of the Parent that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Subsidiary of the Parent that is a partnership, limited liability company or business trust is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Subsidiary of the Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except for interests in the Subsidiaries of the Parent and investments in short-term investment securities, neither the Parent nor any Subsidiary of the Parent owns directly or indirectly any capital stock or other interest (equity or debt) in any other Person.

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(c)          Capital Structure. Schedule 3.2(c) of the Parent Disclosure Letter sets forth a true and complete list as of the Measurement Date of (i) the authorized capital stock of the Parent, (ii) the issued and outstanding shares of capital stock of the Parent (“Parent Common Shares”), (iii) the number of shares of capital stock of the Parent reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Parent Stock Incentive Plans, (iv) the number of shares of capital stock of the Parent available for grant under the Parent Stock Incentive Plans and (v) the number of issued and outstanding Parent Partnership Units. All outstanding Parent Common Shares are, and all Parent Common Shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. None of the outstanding Parent Common Shares are subject to or were issued in violation of, and none of the Parent Common Shares reserved for issuance by the Parent will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. Schedule 3.2(c) of the Parent Disclosure Letter sets forth a true and complete list, as of the Measurement Date, of all outstanding options and Parent Restricted Stock under the Parent Stock Incentive Plans, the number of shares of capital stock subject to each such option and outstanding Parent Restricted Stock, the exercise price, date of grant and the names and of holders thereof. Each such option and Parent Restricted Stock was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Parent Stock Incentive Plans pursuant to which it was issued. As of the Measurement Date, except as set forth on Schedule 3.2(c) of the Parent Disclosure Letter, no shares of capital stock or other voting or non-voting securities of the Parent were issued, reserved for issuance or outstanding. Except (i) for the shares of capital stock and the options as set forth on Schedule 3.2(c) of the Parent Disclosure Letter, and (ii) as otherwise permitted under Section 4.2, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Parent or any Subsidiary of the Parent is a party or by which such entity is bound, obligating the Parent or any Subsidiary of the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other securities or ownership interests of the Parent or any Subsidiary of the Parent or obligating the Parent or any Subsidiary of the Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All dividends or distributions on securities of the Parent or any Subsidiary of the Parent that have been declared or authorized prior to the date of this Agreement have been paid in full. There are no outstanding bonds, debentures, notes or other indebtedness of the Parent or any Subsidiary of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of the Parent Common Shares may vote. There are no outstanding agreements to which the Parent or any Subsidiary of the Parent or any of their respective officers or directors is a party concerning the voting, sale, transfer or registration of any capital stock or other equity securities of the Parent or any Subsidiary of the Parent.

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(d)          Authority; Noncontravention; Consents.

(i)          Each of the Parent, the Merger Sub and the Parent Operating Partnership has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to enter into this Agreement and each of the Ancillary Agreements to which it is a party and, subject to receipt of the Parent Shareholder Approval, to consummate the Mergers and the other transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by each of the Parent, the Merger Sub and the Parent Operating Partnership of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by each of the Parent, the Merger Sub and the Parent Operating Partnership of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company and limited partnership action, as applicable, on the part of the Parent, the Merger Sub and the Parent Operating Partnership and, except for (x) the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT and the due filing of the Certificate of Merger with the Delaware Secretary, and (y) with respect to the Partnership Merger, the due filing of the Partnership Certificate of Merger with the Delaware Secretary, no other corporate, limited liability company or limited partnership proceedings on the part of the Parent, the Merger Sub or the Parent Operating Partnership, as applicable, are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby, subject to receipt of the Parent Shareholder Approval. Each of the Parent and the Parent Operating Partnership has duly executed and delivered this Agreement and each of the Ancillary Agreements to which it is a party and constitutes a legally valid and binding obligation of each of the Parent, the Merger Sub and the Parent Operating Partnership, enforceable against the Parent, the Merger Sub and the Parent Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

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(ii)         The Parent Special Committee, at a meeting duly called and held, has, upon the unanimous vote of all its members, recommended that the Parent Board approve this Agreement and the Ancillary Agreements to which the Parent, the Merger Sub and the Parent Operating Partnership are a party and determined that the transactions contemplated hereby and thereby, including the Mergers and issuance of Parent Common Shares as part of the Merger Consideration, are advisable and in the best interests of the Parent. The Parent Board, at a meeting duly called and held, has, upon the unanimous recommendation of the Parent Special Committee, with Edward M. Weil, Jr. having recused himself from voting, by unanimous vote of all of the independent directors serving on the Parent Board voting, (x) duly and validly authorized and approved the execution and delivery of this Agreement and the Ancillary Agreements to which the Parent, the Merger Sub and the Parent Operating Partnership are a party and determined that the transactions contemplated by this Agreement and the Ancillary Agreements, including the Mergers and issuance of Parent Common Shares as part of the Merger Consideration, are advisable and in the best interests of the Parent and (y) directed that the Merger and the issuance of Parent Common Shares as part of the Merger Consideration be submitted to a vote by the Parent’s shareholders with the Parent Board’s recommendation that the Parent’s shareholders approve the Merger and issuance of Parent Common Shares as part of the Merger Consideration. As of the date hereof, the Parent Board has not subsequently rescinded or modified, in any way, its determinations and approvals discussed above.

(iii)        Except as set forth on Schedule 3.2(d)(iii) of the Parent Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of the Parent, the Merger Sub and the Parent Operating Partnership do not, and the consummation of the transactions contemplated hereby and thereby and compliance by it with the provisions of this Agreement and the Ancillary Agreements to which it is a party will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or require any consent, approval or notice under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Parent or any Subsidiary of the Parent under, or result in the triggering of any payments pursuant to, (A) the Parent Organizational Documents, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement, Permit, Contract or other agreement or instrument applicable to the Parent or any Subsidiary of the Parent or their respective properties or assets, or (C) subject to compliance with the governmental filings and other matters referred to in Section 3.1(d)(iii), any Laws applicable to the Parent or any Subsidiary of the Parent, or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(iv)        No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Parent or any Subsidiary of the Parent in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Parent, the Merger Sub or the Parent Operating Partnership or the consummation by any of the Parent, the Merger Sub or the Parent Operating Partnership of any of the transactions contemplated hereby and thereby, except for (A) the filings with the SEC of (1) the Form S-4 relating to the issuance of the Merger Consideration and the declaration of effectiveness of the Form S-4, (2) the preliminary and definitive Joint Proxy Statement relating to the Parent Shareholder Meeting for the Parent Shareholder Approval, and (3) such reports under the Exchange Act as may be required in connection with this Agreement, the Mergers and the other transactions contemplated by this Agreement, (B) the filing of Articles of Merger with the SDAT, (C) the filing of the Certificate of Merger with the Delaware Secretary, (D) such filings with Governmental Entities to satisfy the applicable requirements of the Laws of states in which the Parent and any Subsidiary of the Parent are qualified or licensed to do business, as set forth on Schedule 3.2(d)(iv) of the Parent Disclosure Letter, (E) approval from the NYSE authorizing the listing of the Parent Common Shares to be issued pursuant to Merger, and (F) such other consents, approvals, orders, authorizations, registrations, declarations and filings (1) as are set forth on Schedule 3.2(d)(iv) of the Parent Disclosure Letter or (2) which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(v)         The Parent Common Shares to be issued in exchange for the Company Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal Liability attaching to the ownership thereof and subject to no preemptive rights.

(e)          SEC Documents; Financial Statements.

(i)          The Parent has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Parent since January 1, 2014 (as amended through the date hereof, the “Parent SEC Documents”). All of the Parent SEC Documents (other than preliminary material), as of their respective filing dates, were prepared in all material respects in accordance with, and complied in all material respects with, all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by Parent SEC Documents later filed by the Parent. The Parent does not have any outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. No Subsidiary of the Parent is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. The Parent has made available to the Company copies of all material correspondence between the SEC, on the one hand, and the Parent and any of the Subsidiaries of the Parent, on the other hand, since January 1, 2014 through the date of this Agreement. At all applicable times, the Parent has complied in all material respects with the applicable certification requirements in Sections 302 and 906 of the Sarbanes-Oxley Act.

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(ii)         The audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent and its Subsidiaries included or incorporated by reference in the Parent SEC Documents (including, in each case, any notes or schedules thereto) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with GAAP (except, in the case of unaudited interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries taken as a whole as of the dates thereof and consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments). The books of account and other financial records of the Parent and its Subsidiaries are accurately reflected in all material respects in the financial statements included in the Parent SEC Documents. The Parent has no Subsidiary which is not consolidated for accounting purposes.

(iii)        There are no material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Parent’s or any Subsidiary of the Parent’s ability to record, process, summarize and report financial data, other than as publicly disclosed in the Parent SEC Documents. The Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to provide reasonable assurances that material information relating to the Parent, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer. The Parent has evaluated the effectiveness of its disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Documents that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. To the Knowledge of the Parent, such disclosure controls and procedures are effective in timely alerting the Parent’s principal executive officer and principal financial officer to information required to be included in the Parent’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, neither the Parent nor any Subsidiary of the Parent has made any prohibited loans to any director or executive officer of the Parent (as defined in Rule 3b-7 under the Exchange Act).

(iv)        Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s or its Subsidiaries’ published financial statements or any of the Parent SEC Documents.

(f)          Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or on Schedule 3.2(f) of the Parent Disclosure Letter, since the Financial Statement Date and through the date of this Agreement, and except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (i) the Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices and there has not been a Parent Material Adverse Effect, nor has there been any occurrence or circumstance that, individually or in the aggregate, has had, or would with the passage of time reasonably be expected to result in, a Parent Material Adverse Effect, and (ii) other than in the ordinary course of business consistent with past practice, none of the Parent or any of its Subsidiaries have taken any action that, if taken after the date hereof, would be in violation of Section 4.2.

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(g)          Litigation. Except as disclosed on Schedule 3.2(g) of the Parent Disclosure Letter, there is no pending or, to the Knowledge of the Parent, threatened material Legal Action or material investigation pending by a Governmental Entity against or affecting (i) the Parent or any Subsidiary of the Parent or any asset of the Parent or any asset of any Subsidiary of the Parent or (ii) any director, officer or employee of the Parent or any Subsidiary of the Parent or other Person for whom the Parent or any Subsidiary of the Parent may be liable, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent or any Subsidiary of the Parent, other than such Legal Action that does not (X) involve an amount in controversy in excess of $1,500,000 or (Y) seek material injunctive or other material non-monetary relief. Other than pursuant to the Parent Organizational Documents or otherwise set forth on Schedule 3.2(g), no Contract between the Parent or any Subsidiary of the Parent, on the one hand, and any current or former director, officer, employee or shareholder (or equivalent interest holder) of the Parent or any Subsidiary of the Parent, on the other hand, exists that provides for indemnification.

(h)          Taxes. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)          The Parent and each Subsidiary of the Parent have timely filed all U.S. federal and other material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). All such Tax Returns are true, correct and complete in all material respects. Neither the Parent nor any other Person on behalf of the Parent or any Subsidiary of the Parent has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed. The Parent and each Subsidiary of the Parent have paid (or the Parent has paid on their behalf), within the time and manner prescribed by Law, all material Taxes due and payable by them (whether or not shown on such Tax Returns). The most recent financial statements contained in the Parent SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve for accrued liabilities or expenses for all Taxes due and payable by the Parent and the Subsidiaries of the Parent as a group for all taxable periods and portions thereof through the date of such financial statements. The Parent and its Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of the Parent) reserves or accrued liabilities or expenses that are adequate for the payment of all material Taxes for which the Parent or any Subsidiary of the Parent is liable but which are not yet due and payable. The Parent has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, redetermined TRS service income, and excess interest under Section 857(b)(7) of the Code; and neither the Parent nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property. To the Knowledge of the Parent, no event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Parent or any Subsidiary of the Parent. No deficiencies for Taxes have been assessed in writing by a Governmental Entity against the Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. In the last three (3) years, no written claim has been proposed by any Governmental Entity in any jurisdiction where the Parent or any Subsidiary of the Parent do not file Tax Returns that the Parent or any Subsidiary of the Parent is or may be subject to Tax by such jurisdiction.

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(ii)         The Parent (A) for all of its taxable years beginning upon the first taxable year ending December 31, 2013 through the most recent December 31, has been subject to taxation as a REIT under the Code within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for its taxable year that will end December 31 of the year that includes the closing of the transactions contemplated hereby, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and, to the Parent’s Knowledge, no such challenge is pending or threatened in writing. Each Subsidiary of the Parent or Other Parent Subsidiary that files Tax Returns as a partnership (or as a disregarded entity), for U.S. federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership (or as a disregarded entity) and not as a corporation or as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. Each Subsidiary of the Parent or Other Parent Subsidiary that is a corporation has been, since its formation, classified as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT.

(iii)        Neither the Parent nor any Subsidiary of the Parent is a party to any material pending action or proceeding, including any audit or contest, by any Governmental Entity with regard to Taxes or Tax Returns of the Parent or any Subsidiary of the Parent.

(iv)        Neither the Parent nor any Subsidiary of the Parent holds any asset the disposition of which, if occurring in a fully taxable transaction immediately following the Closing, would be subject to (or to rules similar to) Section 337(d) or 1374 of the Code or the regulations thereunder (assuming for this purpose that the “recognition period,” as defined in Section 1374, is in all cases 5 years), nor has it disposed of any such asset during its current taxable year.

(v)         Neither the Parent nor any Subsidiary of the Parent (A) is or has been at any time a member of an affiliated consolidated, combined or unitary group (other than a group the common parent of which is the Parent or a directly or indirectly wholly owned Subsidiary of the Parent) and (B) has any liability for the Taxes of any other Person other than the Parent and such Subsidiaries of the Parent under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (other than Contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Tax), or otherwise.

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(vi)        Neither the Parent nor any Subsidiary of the Parent has participated in, or otherwise made a filing with respect to, any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2).

(vii)       None of the Parent or any Subsidiary of the Parent will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (C) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code the election of which was made on or prior to the Closing Date, in the case of (A), (C), (D), (E), and (F) outside of the ordinary course of business.

(viii)      The Parent does not have any earnings and profits attributable to the Parent or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(ix)         Neither the Parent nor any Subsidiary of the Parent has made any payments, or is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(x)          Neither the Parent nor its Subsidiaries is or has been a party to any Tax allocation or sharing agreement or similar agreement or arrangement (other than any agreement or arrangement either solely between the Parent and any Subsidiary of the Parent or solely between or among any two or more Subsidiaries of the Parent, or with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes) pursuant to which it will have any obligation to make any payments after the Closing.

(xi)         There are no Tax Protection Agreements for the Parent or any Subsidiary of the Parent currently in force or otherwise binding upon the Parent or any Subsidiary of the Parent. Neither the Parent nor any Subsidiary of the Parent has any current and outstanding Liability under any Tax Protection Agreement, and no Person has raised, or, to the Knowledge of the Parent, threatened to raise, a material claim against the Parent or any Subsidiary of the Parent under any Tax Protection Agreement.

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(xii)        To the Knowledge of the Parent, all Taxes that the Parent or its Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, and withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3402, and 1471 through 1474 of the Code or similar provisions under any foreign Laws, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose. There are no material Encumbrances for Taxes upon the assets of the Parent or its Subsidiaries except for statutory Encumbrances for Taxes not yet due.

(xiii)       Within the past two (2) years, none of the Parent or any of its Subsidiaries has either been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(xiv)      The Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)          Related Party Transactions. Schedule 3.2(i) of the Parent Disclosure Letter sets forth a complete list as of the date hereof of all agreements, contracts and arrangements between the Parent and any Subsidiary of the Parent, on the one hand, and the Parent’s Sponsor, Advisor or Affiliates of the Sponsor or Advisor, on the other hand. Except as set forth on Schedule 3.2(i) of the Parent Disclosure Letter, there is no (i) loan outstanding from or to any employee, officer or director of the Parent or any Subsidiary of the Parent, (ii) employment or severance Contract or other arrangement with respect to severance with respect to any employee, officer or director of the Parent or any Subsidiary of the Parent, or (iii) any agreement to appoint or nominate any Person as a director of the Parent or any Subsidiary of the Parent. Except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or its Subsidiaries or as otherwise set forth on Schedule 3.2(i) of the Parent Disclosure Letter, there are no arrangements or Contracts in effect as of the date hereof between the Parent or any of its Subsidiaries, on the one hand, and any Person who is (i) an officer, director or Affiliate of the Parent or any Subsidiary of the Parent, (ii) Sponsor or an Affiliate of Sponsor, or any other Person in which Sponsor or any Affiliate of Sponsor owns an equity interest, or any officer, director or employee of the foregoing, (iii) any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of the foregoing, (iv) a record or beneficial owner of 5% or more of the voting securities of the Parent, (v) an associate (as defined in Rule 12b-2 under the Exchange Act) of the foregoing or (vi) an entity of which any of the foregoing is an Affiliate, on the other hand. True and materially complete copies of all such documents have been made available to the Parent prior to the date hereof and each such document is listed on Schedule 3.2(i) of the Parent Disclosure Letter.

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(j)          Opinion of Financial Advisor; No Brokers. The financial advisor identified on Schedule 3.2(j) of the Parent Disclosure Letter has delivered its opinion, addressed to the Parent Special Committee, to the effect that, as of the date of such opinion and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is for the Parent Special Committee and may not be relied upon by the Company Parties or any of their respective Affiliates. The Parent will provide to the Company, solely for informational purposes, a photocopy of the written version of the opinion described in this Section 3.2(j) after receipt thereof by the Parent. Except for the financial advisor identified on Schedule 3.2(j) of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent or any Subsidiary of the Parent.

(k)          Permits; Compliance with Laws.

(i)          The Parent, the Merger Sub and each other Subsidiary of the Parent or the management companies for the Parent Properties, own or possess all Permits necessary for the Parent and its Subsidiaries to own, lease and operate the properties and assets of the Parent and its Subsidiaries or to carry on the business of the Parent and its Subsidiaries as it is now being conducted by the Parent and its Subsidiaries, except where the failure to have such Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect. All such Permits are in full force and effect, except for such failure to be in full force and effect as would not, individually and in the aggregate, have a Parent Material Adverse Effect. Neither the Parent nor any Subsidiary of the Parent has received notice that any suspension, modification or revocation of any Permit is pending or, to the Knowledge of the Parent, threatened nor, to the Knowledge of the Parent, do grounds exist for any such action, except for such suspensions, modifications or revocations as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(ii)         Neither the Parent nor any of its Subsidiaries has violated or failed to comply with any such Permit, or any Law, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(iii)        To the Knowledge of the Parent, neither the Parent, the Merger Sub nor any other Subsidiary of the Parent nor any director, officer, agent or employee of the Parent, any Subsidiary of the Parent or the Merger Sub or any other Person on behalf of the Parent, the Merger Sub or any Subsidiary of the Parent has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the FCPA or other U.S. anti-corruption laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or other U.S. anti-corruption laws.

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(l)          Contracts.

(i)          Schedule 3.2(l)(i) of the Parent Disclosure Letter contains a list of the following Contracts to which the Parent or any Subsidiary of the Parent is a party or by which their respective assets are subject to, in each case, as of the date hereof:

(A)         any lease, sublease, license or occupancy agreement of real property providing for annual rentals of $1,500,000 or more (the “Material Parent Leases”);

(B)         any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, which is not a wholly-owned Subsidiary of the Parent;

(C)         any Contract relating to indebtedness for borrowed money (including guarantees) or pursuant to which any property or asset of the Parent or any Subsidiary of the Parent is mortgaged, pledged or otherwise subject to an Encumbrance, in each case in excess of $1,500,000, other than (x) accounts receivables and payables and (y) loans to direct or indirect wholly-owned Subsidiaries of the Parent;

(D)         any Contract with current or ongoing obligations (as to the Parent) currently required to be filed as an exhibit to the Annual Report of the Parent on Form 10−K pursuant to Item 601(b)(10) of Regulation S−K under the Securities Act;

(E)         any Contract that purports to limit in any material respect the right of the Parent or its Subsidiaries (1) to engage in any line of business, or (2) to compete with any Person or operate in any location;

(F)         any Contract providing for the sale or exchange of, or option, right of first refusal or offer, or similar right, to sell or exchange, any of the Parent Properties, or for the purchase or exchange of, or option, right of first refusal or offer, or similar right to purchase or exchange, any real estate entered into in the past two (2) years or in respect of which the applicable transaction has not yet been consummated;

(G)         any Contract entered into in the past two (2) years in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (F) of this Section 3.2(l)(i)) or capital stock or other equity interests of another Person for aggregate consideration in excess of $1,500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(H)         any Contract pursuant to which the Parent or any Subsidiary of the Parent manages any real property or pursuant to which any other Person manages any real property owned by the Parent or any Subsidiary of the Parent pursuant to an agreement with the Parent or any Subsidiary of the Parent, on the one hand, and such other Person, on the other hand;

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(I)         other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Parent Properties, under which the Parent or any Subsidiary of the Parent has, or expects to incur, an obligation in excess of $1,500,000 in the aggregate that has not been satisfied as of the date hereof;

(J)         any Contract under which the Parent or any Subsidiary of the Parent has continuing indemnification obligations relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $1,500,000 in the aggregate;

(K)         any Contract that provides for any unpaid settlement or proposed settlement of any Legal Action in which the amount to be paid in settlement is in excess of $1,500,000;

(L)         any Contract that provides for a guarantee in an amount in excess of $1,500,000 of the obligations of any Person that is not the Parent or any Subsidiary of the Parent, other than any Contract providing for indemnification of Persons pursuant to Contracts entered into in the ordinary course of business; and

(M)         any Contract (other than Contracts referenced in clauses (A) through (L) of this Section 3.2(l)(i)) that, by its terms, calls for payments by or Liability of the Parent or any Subsidiary of the Parent in excess of $1,500,000 other than any Contract under this clause (M) that, by its terms, is terminable within six (6) months of this Agreement (without termination fee or penalty).

The Contracts described in clauses (A) through (M), including those required to be identified on Schedule 3.2(l)(i) of the Parent Disclosure Letter and the Parent Management Agreement Documents, in each case together with all exhibits and schedules thereto, are referred to as the “Parent Material Contracts.”

(ii)         Except for such breaches and defaults as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (A) neither the Parent nor any Subsidiary of the Parent is and, to the Knowledge of the Parent, no other party is in breach or violation of, or default under, any Parent Material Contract, and (B) none of the Parent or any of its Subsidiaries has received any written claim of default under any such Parent Material Contract. To the Knowledge of the Parent, each Parent Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Parent has made available to the Company true and complete copies of all Parent Material Contracts, including any amendments or supplements thereto.

(m)          Environmental Matters.

(i)          The Parent and each Subsidiary of the Parent has obtained all Permits from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Laws, and the Parent and each Subsidiary of the Parent is in compliance with the terms and conditions of all such Permits and with any applicable Environmental Laws, except where failure to be in compliance would not, individually or in the aggregate, have a Parent Material Adverse Effect, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in all material respects in the future;

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(ii)         there is no Environmental Claim pending or threatened against the Parent or any Subsidiary of the Parent, or, to the Knowledge of the Parent, against any Person whose Liability for any Environmental Claim the Parent or any Subsidiary of the Parent has or may have retained or assumed either contractually or by operation of Law, except for such Environmental Claims that would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(iii)        neither the Parent nor any Subsidiary of the Parent nor, to the Knowledge of the Parent, any other Person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Substances produced by, or resulting from any of the Parent’s or any of the Parent’s Subsidiaries’ operations, at any Parent Property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Parent and its Subsidiaries (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), and except as would not, individually or in the aggregate, have a Parent Material Adverse Effect; and

(iv)        neither the Parent nor any Subsidiary of the Parent has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Entity, and, to the Knowledge of the Parent, no investigation, litigation or other proceeding is pending or threatened with respect thereto. To the Knowledge of the Parent, the Parent has made available to the Company true and complete copies of all environmental reports and audits that are within the possession of the Parent or within the possession or control of its Subsidiaries as of the date hereof, and to the Knowledge of the Parent, no other environmental reports or audits exist with respect to the Parent, any Subsidiary of the Parent or any Parent Property.

(n)          Parent Properties.

(i)          Schedule 3.2(n)(i) (Part I) of the Parent Disclosure Letter lists each parcel of real property currently owned or leased (as lessee, lessor, sublessee or sublessor), including ground leased, by the Parent or any Subsidiary of the Parent as of the date hereof, and sets forth the Parent or applicable Subsidiary of the Parent owning such property (the “Parent Properties”). Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports), copies of which policies and reports were made available for review to the Parent: (A) the Parent or a Subsidiary of the Parent owns fee simple title or leasehold title (as applicable) to the Parent Properties, free and clear of Encumbrances, other than Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither the Parent nor any Subsidiary of the Parent has received written notice of any violation of any Law affecting any portion of any of the Parent Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither the Parent nor any Subsidiary of the Parent has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Parent Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Parent Properties or by the continued maintenance, operation or use of the parking areas. Schedule 3.2(n)(i) (Part II) of the Parent Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date of this Agreement, is under a binding Contract by the Parent or a Subsidiary of the Parent for purchase or which is required under a binding Contract to be leased or subleased by the Parent or a Subsidiary of the Parent after the date of this Agreement.

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(ii)         Schedule 3.2(n)(ii) of the Parent Disclosure Letter lists each management agreement in effect as of the date hereof pursuant to which any third party manages or operates any of the Parent Properties on behalf of the Parent or any Subsidiary of the Parent pursuant to an agreement between such Person, on the one hand, and the Parent or any Subsidiary of the Parent, on the other hand, and describes the property that is subject to such management agreement, the Parent or applicable Subsidiary of the Parent that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on the Parent or applicable Subsidiary of the Parent and relating thereto (collectively, the “Parent Management Agreement Documents”). True, correct and complete copies of all Parent Management Agreement Documents have been made available to the Company. Each Parent Management Agreement Document is valid, binding and in full force and effect as against the Parent or the applicable Subsidiary of the Parent and, to the Knowledge of the Parent, as against the other party thereto. As of the date hereof, neither the Parent nor any Subsidiary of the Parent owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(iii)        The Parent has not received written notice of, nor does the Parent have any Knowledge of, any latent defects or adverse physical conditions affecting any of the Parent Properties or the improvements thereon, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(iv)        True and complete in all material respects copies of (i) the Material Parent Leases, in each case in effect as of the date hereof, have been made available to the Company. Except as set forth on Schedule 3.2(n)(iv) of the Parent Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (1) neither the Parent nor any Subsidiary of the Parent is and, to the Knowledge of the Parent on the date hereof, no other party is in breach or violation of, or default under, any Material Parent Lease, (2) neither the Parent nor any Subsidiary of the Parent is in receipt of any rent under any Parent Lease paid more than thirty (30) days before such rent is due and payable (other than payment of first or last month’s rent), and (3) each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Parent or any Subsidiary of the Parent and, to the Knowledge of the Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither the Parent nor any Subsidiary of the Parent is party to any oral Parent Lease.

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(o)          Personal Property. The Parent and each Subsidiary of the Parent have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned by the Parent or each Subsidiary of the Parent (as applicable). Neither the Parent’s nor its Subsidiaries’ ownership of any such personal property is subject to any Encumbrances, other than Permitted Liens.

(p)          Insurance. With respect to each material insurance policy owned or held by the Parent or any Subsidiary of the Parent, to the Knowledge of the Parent, (A) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (B) neither the Parent nor any Subsidiary of the Parent is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy; (C) as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (D) as of the date hereof, no notice of cancellation or termination has been received, in each case, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent and its Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate, and no such policies will terminate as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.

(q)          Information Supplied. None of the information contained in the Joint Proxy Statement related to the Parent or any Subsidiary of the Parent or that is provided by the Parent or any Subsidiary of the Parent for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will (i) in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) in the case of the Joint Proxy Statement, at the time of the mailing thereof or at the time the Company Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (iii) with respect to any other document to be filed by the Parent with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to the Parent, its officers and directors and the Subsidiaries of the Parent) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.2(q), no representation or warranty is made by the Parent with respect to information or statements made or incorporated by reference in the Form S-4, the Joint Proxy Statement or any other document to be filed with the SEC in connection with the Merger or the other transactions contemplated by this Agreement that were not supplied by or on behalf of the Parent or the Subsidiaries of the Parent.

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(r)          Books and Records.

(i)          The books of account and other financial records of the Parent and each Subsidiary of the Parent are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Parent SEC Documents.

(ii)         The Parent has made available to the Company true, correct and complete copies of the Parent Organizational Documents. Neither the Parent nor any Subsidiary of the Parent is, nor has the Parent or any Subsidiary of the Parent been, in violation of any of the Parent Organizational Documents applicable to it in any material respect.

(s)          Labor Matters. Neither the Parent nor any Subsidiary of the Parent has, or has ever had, any employees.

(t)          Vote Required. The only vote of the holders of any class or series of the Parent’s capital stock necessary (under applicable Law, this Agreement or otherwise) to approve the transactions contemplated by this Agreement, the Ancillary Agreements to which it is a party and the other transactions contemplated hereby and thereby is the Parent Shareholder Approval. The consent of the Parent, as the sole general partner of the Parent Operating Partnership, is the only vote of the partners of the Parent Operating Partnership necessary to adopt and approve this Agreement and approve the Partnership Merger and the other transactions contemplated hereby.

(u)          No Undisclosed Material Liabilities. Except as set forth on Schedule 3.2(u) of the Parent Disclosure Letter or as disclosed in the Parent SEC Documents, there are no Liabilities of the Parent or any of its Subsidiaries that would be required to be reflected on a consolidated balance sheet of the Parent and its Subsidiaries in accordance with GAAP, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities reserved for on the most recent balance sheet contained in the audited financial statements of the Parent for the period ended December 31, 2015; (ii) Liabilities incurred in the ordinary course of business consistent with past practice of the Parent subsequent to December 31, 2015 and (iii) such other Liabilities as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(v)         Intellectual Property. To the Knowledge of the Parent (i) the conduct of the business of the Parent and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any other Person, and no claim has been asserted against the Parent or any Subsidiary of the Parent that the conduct of the business of the Parent and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any other Person, except for any such infringement, misappropriation or claim that would not, individually or in the aggregate, have a Parent Material Adverse Effect; and (ii) the Parent or a Subsidiary of the Parent owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in, and as necessary to conduct the operation of its respective business, in accordance with the terms of any applicable license agreement, except where the failure to possess or have adequate rights to use such properties would not, individually or in the aggregate, have a Parent Material Adverse Effect.

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(w)          Benefit Plans; ERISA Compliance.

(i)          Other than the Parent Stock Incentive Plans, neither the Parent nor any Subsidiary of the Parent has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding), including any “employee benefit plans,” within the meaning of Section 3(3) of ERISA, providing benefits to any current or former employee, officer or director of the Parent or any Subsidiary of the Parent or any Person affiliated with Parent under Section 414(b), (c), (m) or (o) of the Code.

(ii)         No director, officer or employee of the Parent will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) as a result of consummation of the transactions contemplated by this Agreement.

(iii)        No stock option granted by the Parent under the Parent Stock Incentive Plans (whether currently outstanding or previously exercised) has been granted with an exercise price that is less than the fair market value of the underlying stock on the date of grant, and no such stock option has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(x)          Antitakeover Statutes. The Parent and the Parent Board (based on the unanimous recommendation of the Parent Special Committee) have taken all action required to be taken by them to exempt this Agreement, the Mergers and the transactions contemplated hereby and thereby from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover Laws and regulations of any state.

(y)          Financing. The Parent will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder at Closing and satisfy all related fees and expenses.  The Parent has furnished the Company with a true and complete copy of the executed Commitment Letter.  The Commitment Letter has not been amended or modified prior to the date hereof and the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect.  The Parent has paid or caused to be paid in full any and all commitment or other fees required by the Commitment Letter that are due and payable as of the date hereof.  There are no conditions precedent related to the funding of the full amount of the commitments under the Commitment Letter other than as expressly set forth in this Agreement or the Commitment Letter.  The Parent knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Commitment Letter not being satisfied. The Commitment Letter is binding and, on the date hereof, in full force and effect, is the legal, valid, binding and enforceable obligations of the Parent, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and no event has occurred that, with or without notice, lapse of time or both, would be reasonably expected to constitute a default or breach on the part of the Parent under any term or condition of the Commitment Letter.

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(z)          Hart-Scott-Rodino Antitrust Improvements Act. In reliance upon, and subject to the accuracy of the representations and warranties provided in Section 3.1(y), the Mergers and the transactions contemplated by this Agreement are exempt from any requirement to make any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereto, 16 C.F.R. parts 801-803, because (i) the Company is a REIT and (ii) the Parent Board has determined that the aggregate fair market value of the non-exempt assets of the Parent and the entities controlled by the Company is less than $78.2 million.

(aa)         No Other Representations or Warranties. Except for the representations or warranties expressly set forth in this Section 3.2, neither any Parent Party nor any other Person on behalf of the Parent Parties has made, and each of the Company Parties specifically disclaims that it is relying or has relied upon, any representation or warranty, expressed or implied, with respect to the Parent, the Merger Sub or the Subsidiaries of the Parent, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Parent, the Merger Sub or the Subsidiaries of the Parent. In particular, without limiting the foregoing disclaimer, neither any Parent Party nor any other Person makes or has made, and each of the Company Parties specifically disclaims that it is relying or has relied upon, any representation or warranty to the Company or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by the Parent Parties in this Section 3.2, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence of the Parent Parties, the negotiation of this Agreement and the Ancillary Agreements to which it is a party or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, each of the Parent Parties acknowledge and agree that none of the Company Parties or any other Person has made or is making any representations or warranties relating to the Company Parties whatsoever, express or implied, beyond those expressly given by the Company Parties in Section 3.1, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company Parties furnished or made available to the Parent Parties or any of their Representatives.

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Article IV
COVENANTS

Section 4.1.          Conduct of Business by the Company.

(a)          During the period from the date of this Agreement to the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Interim Period”), except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of the Parent, each Company Party agrees that it shall, and shall cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts (i) to preserve intact its current business organization, goodwill, and ongoing businesses, (ii) to maintain the Company’s status as a REIT within the meaning of the Code, (iii) to preserve its current beneficial relationships with any Person with which the Company has material business relationships (including, without limitation, customers, suppliers, directors, officers and other employees if any), and (iv) to keep available the services of its officers and key employees, if any.

(b)          The Company Parties shall use their commercially reasonable efforts to (i) obtain the opinions of counsel referred to in Section 6.3(d) and Section 6.1(f), (ii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company and the Company Operating Partnership with the knowledge necessary to make the representations contained therein, containing representations of the Company and the Company Operating Partnership as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 6.3(d) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Company REIT Representation Letter”), and (iii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company with the knowledge necessary to make the representations contained therein, containing representations of the Company as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 6.1(f) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Company Reorganization Representation Letter”).

(c)          Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Schedule 4.1(c) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement, the Plan or Merger and any Ancillary Agreements or as required by applicable Law, the Company Parties shall not, and shall cause each of such entity’s Subsidiaries, not to (and not to authorize or commit or agree to), unless the Parent, with the approval of the Parent Special Committee, shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

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(i)          (A)         except for regular monthly dividends as set forth on Schedule 4.1(c) of the Company Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of the Company (provided that the Company and its Subsidiaries shall be permitted to pay dividends and make distributions, including under Sections 858 and 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level Tax or excise Tax under the Code), (B) split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests, or (C) purchase, redeem or otherwise acquire any shares of capital stock, partnership interests or other equity interests of the Company or any of its Subsidiaries;

(ii)         except for the Company Specified Charter Amendments, amend the Company Organizational Documents;

(iii)        merge or consolidate with any Person;

(iv)        acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets, or by lease or license) any real property, corporation, partnership or other business organization or division thereof (except of or from any Subsidiary of the Company), or acquire other assets, other than (A) supplies, equipment and investment securities or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (B) acquisitions set forth on Schedule 3.1(l)(i)(G) of the Company Disclosure Letter and (C) any acquisition of real property that does not exceed $50,000,000 in the aggregate;

(v)         take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Subsidiary of the Company or Other Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for U.S. federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(vi)        issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of the Company or any Subsidiary of the Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities (“Equity Equivalents”), except to the Company or a Subsidiary of the Company and other than (x) the issuance of any shares of capital stock upon the exercise of stock options that are outstanding on the date of this Agreement in accordance with the terms of the Company Stock Plans, as in effect on the date of this Agreement; or (y) the issuance of any shares of capital stock upon the redemption of the Company OP Units in accordance with the terms of the Company Partnership Agreement, as in effect on the date of this Agreement;

(vii)       amend any term of any Company Shares or Equity Equivalents of the Company;

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(viii)      sell, pledge, lease, dispose of, exclusively license or encumber or grant any third party any rights with respect to any property or assets, other than leases, licenses or sales of assets, securities, properties, interests or businesses in the ordinary course of business in a manner that is consistent with past practice and where the assets which did not, individually or in the aggregate, contribute more than 10% of the Company’s earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2015;

(ix)         other than in the ordinary course of business and consistent with past practice (A) incur, create or assume any indebtedness or issue or amend the terms of any debt securities, (B) assume, guarantee or endorse, or otherwise become responsible for the obligations of any other Person or entity (other than any Subsidiary of the Company) for borrowed money, or (C) pledge, encumber or otherwise subject to an Encumbrance, other than a Permitted Lien, any Company Properties;

(x)          make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company;

(xi)         other than in the ordinary course of business, (A) make, modify or rescind any material Tax election, (B) change any annual Tax accounting period if such change would result in material Taxes, (C) adopt or change any method of tax accounting except as required by applicable Law, if such change would result in material Taxes, (D) file or amend any material Tax Returns, (E) enter into any material closing agreement, (F) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case, for an amount materially in excess of the amount accrued or reserved with respect to Taxes, or (G) agree to a waiver or extension of a statute of limitations with respect to Taxes;

(xii)        (A) change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, (B) initiate, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $2,000,000, (C) apply for or enter into any private letter ruling, closing agreement, or other similar agreement, arrangement or determination related to Taxes, except, in the case of clause (A) or (C), as may be required by the SEC, applicable Law or GAAP and with notice thereof to the Parent;

(xiii)       adopt or enter or make any commitment to adopt or enter into any employee benefit plan, program, policy or agreement that would be an “employee benefit plan” as defined in Section 3(3) of the ERISA if it were in existence as of the date of this Agreement;

(xiv)      take any action or exercise any discretion to accelerate the vesting or payment of, or to fund or in any other way secure the payment of, any award, compensation or benefit under any Company Stock Plan;

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(xv)       initiate, settle or compromise any material Legal Action involving or against the Company or any of its Subsidiaries involving the payment of monetary damages by the Company or any of its Subsidiaries exceeding $2,000,000 in the aggregate, including any shareholder derivative or class action claims arising out of or in connection with the Mergers or the other transactions contemplated hereby, and excluding any Legal Action brought against the Parent Parties arising out of a breach or alleged breach of this Agreement by the Parent Parties;

(xvi)      amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Company Material Contracts or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Company Material Contract, or enter into any Contract that would have been a Company Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(xvii)     enter into or amend or otherwise modify any Contract or transaction of the type described in Section 3.1(i);

(xviii)    (A) enter into or amend any employment, consulting, severance, retention, change in control, tax gross-up, deferred compensation, special or stay bonus, or any other agreement with any officer or director, employee or contractor of the Company or any Subsidiary of the Company, (B) increase the amount of compensation, bonus or other benefits payable to any current or former director, trustee, officer or other employee (other than in the ordinary course of business consistent with past practices) of the Company or the Subsidiaries of the Company, or (C) grant any severance or termination pay or benefits (or any increase in the amount of such pay or benefits) to any current or former director, trustee, officer or other employee of the Company or the Subsidiaries of the Company;

(xix)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Mergers); or

(xx)        agree, resolve or commit to (A) do any action restricted by this Section 4.1 or (B) accept any restriction that would prevent the Company or any of its Subsidiaries from taking any action required by this Section 4.1.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board (based on the recommendation of the Company Special Committee), upon advice of counsel to the Company, is reasonably necessary for the Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or distribution payments to shareholders of the Company in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) the Company from taking any action, at any time or from time to time, as the Company determines to be necessary to (A) be in compliance at all times with all of its obligations under any Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Tax Protection Agreement; provided, however, that if the Company or any Subsidiary of the Company proposes to take any action pursuant to this paragraph, the Company shall promptly notify Parent and consider in good faith any reasonable request of Parent to take such actions as will reduce any adverse effects on Parent or its direct or indirect owners or affiliates.

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Section 4.2.          Conduct of Business by the Parent and the Merger Sub.

(a)          During the Interim Period, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of the Company, each Parent Party agrees that it shall, and shall cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts (i) to preserve intact its current business organization, goodwill and ongoing businesses, (ii) to maintain the Parent’s status as a REIT within the meaning of the Code, (iii) to preserve its current beneficial relationships with any Person with which the Parent has material business relationships (including, without limitation, customers, suppliers, directors, officers and other employees if any), and (iv) to keep available the services of its officers and key employees, if any.

(b)          The Parent Parties shall use their commercially reasonable efforts to (i) obtain the opinions of counsel referred to in Section 6.2(d) and Section 6.1(f), (ii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Parent and the Parent Operating Partnership with the knowledge necessary to make the representations contained therein, containing representations of the Parent and the Parent Operating Partnership as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 6.2(d) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Parent REIT Representation Letter”), and (iii) deliver to Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Parent with the knowledge necessary to make the representations contained therein, containing representations of the Parent as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP to render the opinion described in Section 6.1(f) on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Parent Reorganization Representation Letter”).

(c)          Without limiting the generality of the foregoing, during the Interim Period, except (A) solely in the case of subsections (iii), (iv), (vi), (ix), (xvi), (xix) and (xx) below, in each case, to the extent required in connection with the entry into and consummation of the Other Strategic Transactions, (B) as required or otherwise necessary or advisable to effectuate the Mergers and all transactions contemplated by this Agreement and the Ancillary Agreements, including issuances of securities or the incurrence of indebtedness to fund the Mergers and transactions contemplated by this Agreement and Ancillary Agreements and pay related costs and expenses, or (C) as otherwise set forth on Schedule 4.2 of the Parent Disclosure Letter or as otherwise expressly contemplated by this Agreement, the Plan or Merger and any Ancillary Agreements, the Parent Parties shall not, and shall cause each of such entity’s Subsidiaries not to (and not to authorize or commit or agree to), unless the Company, with the approval of the Company Special Committee, shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

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(i)          (A)         except for regular monthly dividends as set forth on Schedule 4.2(c) of the Parent Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of the Parent (provided that Parent and its Subsidiaries shall be permitted to pay dividends and make distributions, including under Sections 858 and 860 of the Code, reasonably necessary for the Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level Tax or excise Tax under the Code), (B) split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests, or (C) purchase, redeem or otherwise acquire any shares of capital stock, partnership interests or other equity interests of the Parent or any Subsidiary of the Parent;

(ii)         amend the Parent Organizational Documents;

(iii)        merge or consolidate with any Person;

(iv)        acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets, or by lease or license) any real property, corporation, partnership or other business organization or division thereof (except of or from any Subsidiary of the Parent), or acquire other assets, other than (A) supplies, equipment and investment securities or other assets in bona fide transactions, on arm’s length terms in the ordinary course of business of the Parent and its Subsidiaries in a manner that is consistent with past practice, (B) acquisitions set forth on Schedule 3.2(l)(i)(G) of the Parent Disclosure Letter and (C) any acquisition of real property that does not exceed $50,000,000 in the aggregate;

(v)         take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) the Parent to fail to qualify as a REIT or (B) any Subsidiary of the Parent or Other Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for U.S. federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(vi)        issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of the Parent or any Subsidiary of the Parent or any Equity Equivalents of the Parent, except to the Parent or a Subsidiary of the Parent and other than (x) the issuance of any shares of capital stock pursuant to any distribution reinvestment plan or upon the exercise of stock options that are outstanding on the date of this Agreement in accordance with the terms of the Parent Stock Incentive Plans, as in effect on the date of this Agreement; or (y) the issuance of any shares of capital stock upon the redemption of the Parent OP Units in accordance with the terms of the Parent Partnership Agreement as in effect on the date of this Agreement;

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(vii)       amend any term of any Parent Common Shares or Equity Equivalents of the Parent;

(viii)      sell, pledge, lease, dispose of, exclusively license or encumber or grant any third party any rights with respect to any property or assets, other than leases, licenses or sales of assets, securities, properties, interests or businesses in the ordinary course of business in a manner that is consistent with past practice and where the assets which did not, individually or in the aggregate, contribute more than 10% of the Parent’s earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2015;

(ix)         other than in the ordinary course of business and consistent with past practice (A) incur, create or assume any indebtedness or issue or amend the terms of any debt securities, (B) assume, guarantee or endorse, or otherwise become responsible for the obligations of any other Person or entity (other than any Subsidiary of the Parent) for borrowed money, or (C) pledge, encumber or otherwise subject to an Encumbrance, other than a Permitted Lien, any Parent Properties;

(x)          make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Parent;

(xi)         other than in the ordinary course of business, (A) make, modify or rescind any material Tax election, (B) change any annual Tax accounting period if such change would result in material Taxes, (C) adopt or change any method of tax accounting except as required by applicable Law, if such change would result in material Taxes, (D) file or amend any material Tax Returns, (E) enter into any material closing agreement, (F) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case, for an amount materially in excess of the amount accrued or reserved with respect to Taxes, or (G) agree to a waiver or extension of a statute of limitations with respect to Taxes;

(xii)        (A) change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, (B) initiate, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $2,000,000, (C) apply for or enter into any private letter ruling, closing agreement, or other similar agreement, arrangement or determination related to Taxes, except, in the case of clause (A) or (C), as may be required by the SEC, applicable Law or GAAP and with notice thereof to the Parent;

(xiii)       adopt or enter or make any commitment to adopt or enter into any employee benefit plan, program, policy or agreement that would be an “employee benefit plan” as defined in Section 3(3) of the ERISA if it were in existence as of the date of this Agreement;

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(xiv)      take any action or exercise any discretion to accelerate the vesting or payment of, or to fund or in any other way secure the payment of, any award, compensation or benefit under the Parent Stock Incentive Plan;

(xv)       initiate, settle or compromise any material Legal Action involving or against the Parent or any of its Subsidiaries involving the payment of monetary damages by the Company or any of its Subsidiaries exceeding $2,000,000 in the aggregate, including any shareholder derivative or class action claims arising out of or in connection with the Mergers or the other transactions contemplated hereby, and excluding any Legal Action brought against the Company Parties arising out of a breach or alleged breach of this Agreement by the Company Parties;

(xvi)      amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Parent Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Parent Material Contract, or enter into any Contract that would have been a Parent Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(xvii)     enter into or amend or otherwise modify any Contract or transaction of the type described in Section 3.2(i);

(xviii)    (A)         enter into or amend any employment, consulting, severance, retention, change in control, tax gross-up, deferred compensation, special or stay bonus, or any other agreement with any officer or director, employee or contractor of the Parent or any Subsidiary of the Parent, (B) increase the amount of compensation, bonus or other benefits payable to any current or former director, trustee, officer or other employee (other than in the ordinary course of business consistent with past practices) of the Parent or the Subsidiaries of the Parent, (C) grant any severance or termination pay or benefits (or any increase in the amount of such pay or benefits) to any current or former director, trustee, officer or other employee of the Parent or the Subsidiaries of the Parent;

(xix)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Parent, the Merger Sub or any such entity’s Subsidiary (other than the Mergers); or

(xx)        agree, resolve or commit to (A) do any action restricted by this Section 4.2 or (B) accept any restriction that would prevent the Parent, the Merger Sub or any such entity’s Subsidiary from taking any action required by this Section 4.2.

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Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) the Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board (based on the recommendation of the Parent Special Committee), upon advice of counsel to the Parent, is reasonably necessary for the Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or distribution payments to shareholders of the Parent in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Subsidiary of the Parent as a partnership or disregarded entity for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) the Parent from taking any action, at any time or from time to time, as the Parent determines to be necessary to (A) be in compliance at all times with all of its obligations under any Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Tax Protection Agreement; provided, however, that if the Parent, the Merger Sub or any Subsidiary of the Parent proposes to take any action pursuant to this paragraph, the Parent shall promptly notify the Company and consider in good faith any reasonable request of the Company to take such actions as will reduce any adverse effects on the Company or its direct or indirect owners or affiliates.

Section 4.3.          Control of Other Party’s Business. Nothing in this Agreement will give the Parent Parties, directly or indirectly, the right to control the Company Parties or direct the business or operations of the Company Parties prior to the Effective Time. Nothing contained in this Agreement will give the Company Parties, directly or indirectly, the right to control the Parent Parties or direct the business or operations of the Parent Parties prior to the Effective Time. Prior to the Effective Time, the Parent Parties and the Company Parties will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations and the operations of their respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place any of the Parent Parties or the Company Parties in violation of applicable Law.

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Article V
ADDITIONAL COVENANTS

Section 5.1.          Preparation of the Registration Statement and the Joint Proxy Statement; Shareholder Meetings.

(a)          The Parent shall use commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Parent Common Shares issuable in the Merger (the “Form S-4”) as soon as practicable following the execution of this Agreement. The Company and the Parent shall cooperate and use commercially reasonable efforts to promptly prepare, for inclusion in the Form S-4, a proxy statement with respect to each of the Company Shareholder Meeting and the Parent Shareholder Meeting in connection with the Merger (the “Joint Proxy Statement”). The Company and the Parent shall furnish all information concerning such party and its Affiliates to the other (including the Parent Special Committee and the Company Special Committee), and provide such other assistance as may reasonably be requested by the Parent or the Company (including the Parent Special Committee and the Company Special Committee) in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The respective parties will cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The Company and the Parent shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable and to keep the Form S-4 effective as long as necessary to consummate the Mergers and other transactions contemplated hereby. The Parent shall take all action required to be taken under any applicable state securities or “Blue Sky” laws in connection with the issuance of the Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company, its Subsidiaries and shareholders as may be reasonably requested in connection with any such action. Except for annual, quarterly and current reports filed or furnished with the SEC under the Exchange Act, which may be incorporated by reference therein (but subject to Section 5.6), no filing of, or amendment or supplement to, the Form S-4 and no response to SEC comments thereon shall be made by the Parent without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company the opportunity to review and comment thereon, and the Parent shall give reasonable and good faith consideration to any comments thereon made by the Company and its counsel. The Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC or other applicable securities regulator for amendment of the Joint Proxy Statement, the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the others with copies of any written communication from the SEC or any state securities commission. The Company will advise the Parent, promptly after it receives notice thereof, of any oral or written request by the SEC or other applicable securities regulator for amendment of the Joint Proxy Statement, or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the others with copies of any written communication from the SEC or any state securities commission. Each of the Company and the Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement or the Form S-4. If at any time prior to the Effective Time any information relating to the Parent Parties or the Company Parties, or any of their respective Affiliates, officers or directors, should be discovered by the Parent or any Company which should be set forth in an amendment or supplement to the Form S-4 or Joint Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC or other applicable securities regulator and, to the extent required by Law, disseminated to the shareholders of the Company. All filings by each of the Parent and the Company with the SEC in connection with the transactions contemplated hereby, including all mailings to the shareholders of each of the Parent and the Company in connection with the Merger and transactions contemplated by this Agreement, shall be subject to the reasonable prior review and comment by each of the Parent and the Company (including the Parent Special Committee and Company Special Committee).

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(b)          As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Organizational Documents, establish a record date, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Company Shareholder Meeting”) for the purpose of obtaining the Company Shareholder Approval and the Company Specified Charter Amendment Approval. As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, the Company will cause the Joint Proxy Statement to be mailed to its shareholders and hold the Company Shareholder Meeting. Except to the extent that the Company Board (based on the recommendation of the Company Special Committee) shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Merger in compliance with Section 5.4(d), Section 5.4(e) and Section 5.4(f), the Company Board shall recommend to holders of the Company Shares that they approve the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements and shall include such recommendations in the Joint Proxy Statement (the “Company Recommendation”) and shall also recommend to holders of the Company Shares that they approve the Company Specified Charter Amendments. Subject to Section 5.4(d), Section 5.4(e) and Section 5.4(f), the Company will use commercially reasonable efforts to solicit or cause to be solicited from the shareholders of the Company proxies in favor of the approval of the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements, as well as the Company Specified Charter Amendments, and will take all other action necessary or advisable to secure the vote or consent of the shareholders of the Company required by this Agreement and applicable Law to obtain such approvals. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on the date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Specified Charter Amendment Approval or the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments (but in no event beyond the date that is two Business Days prior to the Outside Date) of the Company Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies for the Company Specified Charter Amendment Approval and Company Shareholder Approval.

(c)          As promptly as practicable following the date of this Agreement, the Parent shall, in accordance with applicable Law and the Parent Organizational Documents, establish a record date, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Parent Shareholder Meeting”) for the purpose of obtaining the Parent Shareholder Approval. As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, the Parent will cause the Joint Proxy Statement to be mailed to its shareholders and hold the Parent Shareholder Meeting. Except to the extent the Parent Board (based on the recommendation of the Parent Special Committee) shall have withdrawn, qualified or modified its approval or recommendation of the Merger and issuance of the Parent Common Shares to be issued in the Merger in compliance with Section 5.5(b), the Parent Board shall recommend to holders of the Parent Common Shares that they approve the Merger and issuance of the Parent Common Shares to be issued in the Merger and shall include such recommendations in the Joint Proxy Statement (the “Parent Recommendation”). Subject to Section 5.5(b), the Parent will use commercially reasonable efforts to solicit or cause to be solicited from the shareholders of the Parent proxies in favor of the approval of the Merger and issuance of the Parent Common Shares to be issued in the Merger and will take all other action necessary or advisable to secure the vote or consent of the shareholders of the Parent required by this Agreement and applicable Law to obtain such approvals. Notwithstanding the foregoing provisions of this Section 5.1(c), if, on the date for which the Parent Shareholder Meeting is scheduled, the Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, the Parent shall have the right to make one or more successive postponements or adjournments (but in no event beyond the date that is two Business Days prior to the Outside Date) of the Parent Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies for the Parent Shareholder Approval.

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(d)          The Parent shall promptly prepare and file with the NYSE a listing application covering the Parent Common Shares issuable in the Merger, and use all commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Shares.

Section 5.2.          Access to Information; Confidentiality.

(a)          Subject to the requirements of confidentiality agreements with third parties, upon 24 hours prior written notice, each of the Company Parties on the one hand, and the Parent Parties, on the other hand, shall, and the Company Parties and the Parent Parties shall cause each of their Subsidiaries to, afford to the other parties and their officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the Interim Period, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company Parties, on the one hand and the Parent Parties on the other hand, shall, and shall cause each of their Subsidiaries to furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of federal or state securities laws, (b) a copy of each debt agreement, ground lease, owner’s or leasehold title insurance policy, existing survey, financial report of the Company Properties or Parent Properties as applicable, property improvement plan for the Company Properties or Parent Properties, as applicable, and existing environmental audit for the Company Properties and Parent Properties, as applicable, and (c) all other information concerning its business, properties and personnel as other party may reasonably request, including financial statements, Tax Returns, leases, certificates of occupancy, tax statements, service agreements, license or franchise agreements and Permits. Notwithstanding the foregoing, neither the Company Parties nor the Parent Parties shall be required by this Section 5.2 to provide the other party or the Representatives of such other party with access to or to disclose information (w) relating to the consideration, negotiation and performance of this Agreement and related agreements, (x) to the extent such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would, based on the advice of counsel, violate any Law or fiduciary or legal duty (provided, however, that the withholding party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary or legal duty) or (z) to the extent such information, based on the advice of counsel, is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding party shall allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the parties hereto will use its commercially reasonable efforts to minimize any disruption to the businesses of the other parties that may result from the requests for access, data and information hereunder.

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(b)          Each of the Company Parties and Parent Parties shall comply with the terms of the Confidentiality Agreement with respect to all information concerning the other party provided to their respective officers, employees, accountants, counsel, financial advisors and other Representatives and Affiliates.

Section 5.3.          Commercially Reasonable Efforts; Notification.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the Company Parties and Parent Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective the Mergers and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Mergers, this Agreement, the Ancillary Agreements, or the consummation of any of the other transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of this Agreement and the Ancillary Agreements. In connection with and without limiting the foregoing, (x) the Company Parties shall take all action necessary so that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the U.S. or similar statute or regulation (a “Takeover Statute”) is or becomes applicable to the Mergers, this Agreement, the Ancillary Agreements, or any of the other transactions contemplated hereby and thereby, and (y) if any Takeover Statute becomes applicable to the Mergers, this Agreement, the Ancillary Agreements, or any of the other transactions contemplated hereby or thereby, each of the Company Parties and Parent Parties shall take all action necessary so that the Mergers may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Mergers or the consummation of any of the other transactions contemplated hereby.

(b)          Subject to applicable Law and the instructions of any Governmental Entity, each of the Company Parties and Parent Parties shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the others with copies of notices or other written communications received by any of the Company Parties or Parent Parties or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

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(c)          The Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Commitment Letter, including maintaining in effect the Commitment Letter and using commercially reasonable efforts to, as promptly as possible, (i) satisfy, or cause to be satisfied, on a timely basis all conditions to the Parent and/or the Merger Sub obtaining the Debt Financing set forth therein, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (including any related flex provisions) or on other terms that are (x) reasonably acceptable to the Financing Sources and (y) in the aggregate not materially less favorable, taken as a whole, to the Parent and/or the Merger Sub than those set forth in the Commitment Letter, (iii) cause its senior management and the senior management of its other Affiliates, if applicable, to cooperate with the marketing and/or syndication efforts of the Financing Sources for the Debt Financing, (iv) timely prepare the necessary information memoranda or other offering documents or marketing materials with respect to the Debt Financing, (v) commence the marketing and/or syndication activities contemplated by Commitment Letter as promptly as practicable, and (vi) consummate the Debt Financing at or prior to Closing. If any portion of the Debt Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the Commitment Letter (after taking into account any applicable flex terms), the Parent shall use its commercially reasonable efforts to arrange to obtain alternative financing, including from alternative sources, on terms in the aggregate not materially less favorable to the Parent and the Merger Sub than the Debt Financing contemplated by the Commitment Letter in an amount sufficient to replace any unavailable portion of the Debt Financing (“Alternative Financing”) to the extent necessary to make the representations and warranties in Section 3.2(y) to be true and correct in all material respects as of the Closing Date as promptly as practicable following the occurrence of such event and the provisions of this Section 5.3 and Section 3.2(y) shall be applicable to the Alternative Financing, and, for the purposes of this Section 5.3 and Section 5.18, all references to the Debt Financing shall be deemed to include such Alternative Financing, all references to the Commitment Letter or other Debt Financing Documents shall include the applicable documents for the Alternative Financing and all references to the Financing Sources shall include the Persons providing or arranging the Alternative Financing and other applicable Persons consistent with the definition of the term “Financing Sources”. The Parent and the Merger Sub shall each (A) comply in all material respects with the Commitment Letter and each of the Debt Financing Documents, (B) enforce in all material respects its rights under each Debt Financing Document and (C) not permit, without the prior written consent of the Company, any material amendment or modification to be made to any Debt Financing Document or the fee letter referred to in the Commitment Letter that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) materially less likely to occur or (III) adversely impact the ability of the Parent or the Merger Sub to enforce its rights against any other party to any Debt Financing Document. Each of the Parent and the Merger Sub acknowledge and agree that the obtaining of the Debt Financing, or any Alternative Financing, is not a condition to the Closing and reaffirms its respective obligations to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing or any Alternative Financing, subject to fulfillment or waiver of the conditions set forth in ARTICLE VI. In the event that the Parent and the Merger Sub fail to consummate the transactions contemplated hereby within three (3) Business Days (unless the Parent and the Company have agreed to a later Closing time, in which event, as of one Business Day following such time) after satisfaction (or waiver by the party or parties entitled to the benefit thereof) of the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and after receipt by Parent of a letter from the Company indicating that it is ready and willing to close and (ii) as of such time, the Parent and the Merger Sub shall not have obtained the Debt Financing or any Alternative Financing, the Company shall be entitled to terminate this Agreement pursuant to Section 7.1(c)(i) and the Parent shall be obligated to pay the Termination Fee to the Company in accordance with Section 7.4(e), subject to the limitations set forth in Section 7.4(g).

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(d)          The Parent shall give the Company prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by any party to the Commitment Letter or other Debt Financing Document of which the Parent becomes aware, (ii) if and when the Parent becomes aware that any portion of the Debt Financing contemplated by the Commitment Letter may not be available for the purposes of the Debt Financing, (iii) of the receipt of any written notice or other written communication from any Person with respect to any (x) actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or other Debt Financing Document or (y) material dispute or disagreement between or among any parties to the Commitment Letter or other Debt Financing Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or the Debt Financing Documents), (iv) if for any reason the Parent believes in good faith that it or the Merger Sub will not be able to obtain any portion of the Debt Financing on the terms, in the manner and from the sources contemplated by the Commitment Letter (including any related flex terms) or the definitive agreements with respect thereto and (v) of any expiration or termination of the Commitment Letter or other Debt Financing Document.

(e)          Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers, none of the parties hereto, any of the other Company Parties or any of the other Parent Parties, or any of the their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any Liability or other obligation to such Person (unless expressly required by a written agreement that was entered into prior to the date hereof with such Person). The parties shall cooperate reasonably with respect to accommodations that may be requested or appropriate to obtain such consents.

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Section 5.4.          No Solicitation of Transactions.

(a)          Notwithstanding anything to the contrary contained in this Agreement but subject to Section 5.4(e) and Section 5.4(f), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on October 21, 2016 (the “Go Shop Period End Time”), the Company, the Subsidiaries of the Company and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of the Company and the Subsidiaries of the Company and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that the Company has previously or substantially contemporaneously furnished, made available or provided access to such non-public information to the Parent; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to the Company or any of the Subsidiaries of the Company; and (iv) disclose to the shareholders of the Company any information required to be disclosed under applicable Law. For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the Company Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than two (2) Business Days before the date of the Go Shop Period End Time, not later than two (2) Business Days after the Go Shop Period End Time), has resulted in, or could be reasonably expected to result in, a Superior Proposal. No later than two (2) Business Days after the Go Shop Period End Time, the Company shall notify the Parent in writing of the identity of each Go Shop Bidder and provide to the Parent (x) a copy of any related Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to the Company or any Company Subsidiary and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

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(b)          Except as permitted by, and subject to, Section 5.4(d), Section 5.4(e) and Section 5.4(f), and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, the Company shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or permit any of its Representatives to, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than the Parent any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to the Company or any of the Subsidiaries of the Company, (iv) withdraw, modify or amend the Company Recommendation in any manner adverse to the Parent or the Merger Sub or fail to make the Company Recommendation or fail to include the Company Recommendation in the Joint Proxy Statement, (v) approve, endorse or recommend any Acquisition Proposal, (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) relating to an Acquisition Proposal, or (vii) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the Company Organizational Documents for purposes of facilitating an Acquisition Proposal (any event described in clause (iv), clause (v), clause (vi) or clause (vii), whether taken by the Company Board or a committee thereof, a “Company Change in Recommendation”). For the avoidance of doubt, after the Go Shop Period End Time until the receipt of the Company Shareholder Approval, the Company, its Subsidiaries and their respective Representatives may continue to take any of the actions described in Section 5.4(a) with respect to any proposals or offers regarding any Acquisition Proposal submitted by a Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Acquisition Proposal submitted by a Go Shop Bidder after the Go Shop Period End Time if the Company Special Committee has determined in good faith following consultation with its legal and financial advisors that such Acquisition Proposal (as may be amended or modified) is or could be reasonably expected to result in a Superior Proposal; provided that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between the Company and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated. The Company agrees that in the event any Representative of the Company or any Subsidiary of the Company takes any action on behalf of the Company that, if taken by the Company, would constitute a material violation of this Section 5.4(b), then the Company shall be deemed to be in violation of this Section 5.4(b) for all purposes of this Agreement.

(c)          Except as permitted by, and subject to, Section 5.4(b), Section 5.4(d), Section 5.4(e) and Section 5.4(f), after the Go Shop Period End Time, the Company shall, and shall cause each of its Subsidiaries and their respective Representatives to, immediately cease any discussions, negotiations or communications with any Person (other than Go Shop Bidders and the Parent) with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person (other than Go Shop Bidders and the Parent).

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(d)          If, from and after the Go Shop Period End Time and prior to receipt of the Company Shareholder Approval, the Company or any of its Subsidiaries or their respective Representatives receives a bona fide written Acquisition Proposal which has not been initiated, solicited, encouraged or facilitated in violation of Section 5.4(b), and which the Company Special Committee has determined in good faith following consultation with its legal and financial advisors is or could be reasonably expected to result in a Superior Proposal, the Company and its Subsidiaries or any of their respective Representatives thereafter may take the following actions: (i) furnish, make available or provide access to non-public information with respect to the Company and its Subsidiaries to the Person who made such Acquisition Proposal and such Person’s Representatives (provided that the Company (A) has previously furnished, made available or provided access to such non-public information to the Parent and (B) furnishes, makes available or provides access to such non-public information pursuant to an Acceptable Confidentiality Agreement), (ii) participate in negotiations regarding such Acquisition Proposal, and (iii) disclose to the shareholders of the Company any information required to be disclosed under applicable Law. From and after the Go Shop Period End Time, in the event the Company, any of its Subsidiaries or any of their respective Representatives receives from a Person (including a Go Shop Bidder) or group of related Persons (x) an Acquisition Proposal or an amended or modified proposal or offer with respect to any such Acquisition Proposal, (y) any request for information relating to the Company or its Subsidiaries from a Person who informs the Company or any of its Subsidiaries that it is considering making or has made an Acquisition Proposal or (z) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, the Company shall promptly notify the Parent of (but in no event more than 48 hours following) such receipt. Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a written description of the material terms thereof. The Company shall keep the Parent apprised on a current basis of (and in any event no later than 24 hours after) any material developments, discussions and negotiations concerning, any such Acquisition Proposal, inquiry or request, including by furnishing copies of any documentation and written correspondence that supplements or amends any such Acquisition Proposal, inquiry or request. Notwithstanding anything to the contrary in this Agreement, but subject to the preceding three sentences, nothing herein shall prohibit the Company, its Subsidiaries and their respective Representatives from contacting in writing any Person submitting an Acquisition Proposal (that was not the result of a violation of this Section 5.4) solely to clarify the terms of the Acquisition Proposal for the sole purpose of the Company Board (or the Company Special Committee) informing itself about such Acquisition Proposal. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit it from providing such information to the Parent.

(e)          At any time prior to receipt of the Company Shareholder Approval, the Company Board may, if the Company Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the Company Special Committee) that the failure to do so would be reasonably likely to be inconsistent with directors’ duties under applicable Law, (i) upon receipt by the Company of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), make a Company Change in Recommendation (and the Company may so terminate this Agreement in accordance with Section 7.1(c)(ii) of this Agreement and enter into an agreement relating to, or for the implementation of, such Superior Proposal); or (ii) otherwise make a Company Change in Recommendation in response to a Company Intervening Event in circumstances not involving an Acquisition Proposal; provided that:

(A)         in the case of a Company Change in Recommendation under clause (i) of this Section 5.4(e), (1) such Acquisition Proposal did not result from the Company’s breach of its obligations under this Section 5.4, and (2) the Company Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the Company Special Committee), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its legal advisor, that the failure of the Company to terminate this Agreement in accordance with Section 7.1(c)(ii) or make a Company Change in Recommendation, as the case may be, would be inconsistent with directors’ duties under applicable Law, taking into account all adjustments to the terms of this Agreement that have been offered by the Parent pursuant to Section 5.4(e)(D);

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(B)         in the case of a Company Change in Recommendation under clause (ii) of this Section 5.4(e), the Company Board has determined in good faith, after consultation with its legal advisor (and based on the recommendation of the Company Special Committee), that failure of the Company to make a Company Change in Recommendation would be reasonably likely to be inconsistent with directors’ duties under applicable Law, taking into account all adjustments to the terms of this Agreement that have been offered by the Parent pursuant to Section 5.4(e)(D);

(C)         the Company has notified the Parent in writing that the Company Board intends to make a Company Change in Recommendation or enter into an agreement related to the Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Company Change Notice”); and

(D)         during the three (3) Business Day period following the Parent’s receipt of a Company Change Notice, the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), the Parent in making adjustments to the terms and conditions of this Agreement such that (1) in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 7.1(c) or make a Company Change in Recommendation pursuant to clause (i) of this Section 5.4(e) unless the Company has complied with the requirements of this Section 5.4(e) with respect to each such new Acquisition Proposal including sending a Company Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 5.4(e)(D) shall be two (2) Business Days instead of three (3) Business Days), and (2) in circumstances not involving an Acquisition Proposal, as may be proposed by the Parent.

(f)          Nothing in this Section 5.4 or elsewhere in this Agreement shall prevent the Company Board or the Company, directly or indirectly, from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the shareholders of the Company under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the Company Special Committee) that the failure to do so would be inconsistent with directors’ duties under applicable Law; provided, however, that a Company Change in Recommendation may only be effected in accordance with Section 5.4(e).

Section 5.5.          Parent Change in Recommendation.

(a)          Except as permitted by, and subject to, Section 5.5(b), from and after the date of this Agreement, the Parent shall not withdraw, modify or amend the Parent Recommendation in any manner adverse to the Company or fail to make the Parent Recommendation or fail to include the Parent Recommendation in the Joint Proxy Statement (such event, whether taken by the Parent Board or a committee thereof, a “Parent Change in Recommendation”).

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(b)          At any time prior to receipt of the Parent Shareholder Approval, the Parent Board may, if the Parent Board determines in good faith after consultation with its legal and financial advisors (and based on the recommendation of the Parent Special Committee) that the failure to do so would be reasonably likely to be inconsistent with directors’ duties under applicable Law, make a Parent Change in Recommendation in response to a Parent Intervening Event; provided that:

(i)          the Parent Board has determined in good faith, after consultation with its legal advisors (and based on the recommendation of the Parent Special Committee), that failure of the Parent to make a Parent Change in Recommendation would be reasonably likely to be inconsistent with directors’ duties under applicable Law, taking into account all adjustments to the terms of this Agreement that have been offered by the Company pursuant to Section 5.5(b)(iii);

(ii)         the Parent has notified the Company in writing that the Parent Board intends to make a Parent Change in Recommendation (a “Parent Change Notice”); and

(iii)        during the three (3) Business Day period following the Company’s receipt of a Parent Change Notice, the Parent shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), the Company in making adjustments to the terms and conditions of this Agreement as may be proposed by the Company.

Section 5.6.          Public Announcements. Except (a) with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 5.6, the parties hereto will consult with each other (including, in the case of the Company, the Company Special Committee and, in the case of the Parent, the Parent Special Committee) before issuing, and provide the Company Special Committee and Parent Special Committee, the opportunity to review and comment upon, any press release or other public statements with respect to the Mergers or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or stock exchange rules or regulations. The parties agree that the initial press release to be issued with respect to the execution of this Agreement will be in the form agreed to by the parties hereto and approved by the Company Special Committee and the Parent Special Committee.

Section 5.7.          Transfer Taxes. The parties hereto shall cooperate in (a) the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees, any similar taxes and any related interests, penalties and additions to tax (together, “Transfer Taxes”) which become payable in connection with the Mergers and (b) attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Company and the Surviving Partnership shall pay or cause to be paid, without deduction or withholding from the Merger Consideration and Partnership Merger Consideration respectively, all Transfer Taxes.

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Section 5.8.          Certain Transactions.

(a)          Termination of Advisory and Related Party Contracts. On or prior to the Effective Time, the Company shall terminate, without liability to the Company or its Subsidiaries, the contracts listed on Exhibit B attached hereto pursuant to termination agreements entered into on the date hereof or otherwise, in form and substance reasonably acceptable to the Parent (the “Termination Agreements”).

(b)          Company Stock Plans. On or prior to the Effective Time, the Company shall take any and all actions necessary or appropriate to terminate each Company Stock Plan, in each case in form and substance reasonably acceptable to the Parent.

(c)          Company Share Repurchase Program and DRIP. The Company shall take all actions required to terminate, effective prior to the Effective Time, the Company Share Repurchase Program and DRIP, including by providing timely notice of termination in form and substance reasonably acceptable to the Parent, and, from and after the date of this Agreement, the Company shall not repurchase or issue any of its capital stock thereunder.

Section 5.9.          Indemnification of Directors, Officers, Employees or Agents of the Company.

(a)          Indemnification Rights. From and after the Effective Time, to the fullest extent permitted under applicable Law, the Parent and the Surviving Company (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or agent of the Company and its Subsidiaries (each, an “Indemnified Party”) against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Company’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Company will not be liable for any settlement effected without the Surviving Company 's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)          Liability Coverage. The Surviving Company shall, and Parent shall cause the Surviving Company to, obtain and maintain for a period of six (6) years from and after the Effective Time “run-off” or “tail” director and officer liability coverage for the benefit of the directors, officers and agents of the Company and its Subsidiaries without reduction of existing coverage under, and having terms not less favorable to the insured persons, than the director and officer liability insurance coverage presently maintained by the Company.

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(c)          Certificate of Formation and Limited Liability Company Agreement of Surviving Company. The certificate of formation and limited liability company operating agreement of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement or expenses and exculpation of present and former directors, officers, or agents of the Company and any of its Subsidiaries than are presently set forth in the certificate of incorporation and by-laws of the Company or the Company Advisory Agreement as in effect on the date of this Agreement. From and after the Effective Time, the Parent and the Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Indemnified Party as provided in the Company Organizational Documents and the Company Advisory Agreement as in effect on the date of this Agreement shall be assumed by the Surviving Company without further action, at the Effective Time and shall survive the Merger and remain in full force and effect in accordance with their terms, and in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(d)          Successors and Assigns. The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Parent and the Surviving Company. The Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any indemnified party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of the Parent or the Surviving Company under this Section 5.9. The provisions of this Section 5.9 shall survive the Merger and are in addition to any other rights to which an indemnified party may be entitled. In the event that the Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers all or substantially all of its business, properties or assets to any Person, then, and in each such case, to the extent necessary, a proper provision should be made so that the successors and assigns of the Parent, the Surviving Company or any of their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each indemnified party covered hereby.

Section 5.10.         Litigation. The Company Parties shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company Parties, of any Legal Action commenced or, to such party’s Knowledge, threatened against, relating to or involving such party or any Subsidiary of the Company or Subsidiary of the Parent, respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company Parties shall give the Parent Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Parent Parties shall give the Company Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Parent Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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Section 5.11.         Section 16 Matters. Prior to the Effective Time, each of the parties shall take all such steps as may be required to cause (a) any dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of the Parent Common Shares (including derivative securities with respect to the Parent Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12.         Dividends. In the event that a dividend or distribution with respect to the Company Shares or the Company OP Units permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of Company Shares or Company OP Units, as applicable, shall be entitled to receive such distribution from the Company immediately prior to the time such shares are exchanged pursuant to ARTICLE II of this Agreement.

Section 5.13.         Certain Tax Matters.

(a)          Each of the Parent and the Company shall use their commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the Parent Reorganization Representation Letter and Company Reorganization Representation Letter, respectively, and reporting consistently for all federal, state, and local income Tax or other purposes. None of the Parent or the Company shall take any action, or fail to take any action, that would be reasonably expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)          The Company, as general partner of the Company Operating Partnership, shall adjust the Gross Asset Value (as defined in the Company Partnership Agreement) of the assets of the Company Operating Partnership immediately prior to the consummation of the transactions contemplated in Section 1.1 in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and paragraph (b) of the definition of Gross Asset Value, and the capital accounts of the partners of the Company Operating Partnership who were partners immediately prior to the consummation of the transactions contemplated in Section 1.1 shall be adjusted to reflect such adjustment to the Gross Asset Value of the assets of the Company Operating Partnership in accordance with the terms of the Company Partnership Agreement.

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Section 5.14.         FIRPTA Certificate. On the Closing Date, prior to the Mergers, the Company shall deliver to the Parent a duly executed certificate, dated as of the Closing Date, that, to the Knowledge of the Company Parties (and, if necessary and appropriate, relying on representations of Persons independent of the Company), the Company is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code. The Company Operating Partnership shall have used commercially reasonable efforts to obtain from each Person that constitutes and is treated as a partner (and is not a “disregarded entity”) for United States federal income tax purposes of the Company Operating Partnership an affidavit of non-foreign status that complies with the Treasury Regulations under Section 1445 of the Code and, to the extent obtained, shall have delivered such affidavit to the Parent Operating Partnership.

Section 5.15.         Stock Exchange Listing. The Parent shall use commercially reasonable efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

Section 5.16.         Updates.

(a)          From and after the date hereof until the Closing (or the earlier termination of this Agreement in accordance with its terms), the Parent Parties shall keep the Company Parties reasonably informed with respect to the status of any pending Other Strategic Transactions and shall provide the Company Parties with such information related to such transactions as the Company Parties may reasonably request from time to time (the “Other Strategic Parties’ Confidential Information”), subject to the execution by the Company of a confidentiality agreement on terms and conditions substantially similar to the Confidentiality Agreement and providing for (i) confidentiality and non-use covenants on the Company with respect to the Other Strategic Parties’ Confidential Information and (ii) provision permitting the Parent Parties to provide access of Other Strategic Parties to such Other Strategic Transaction to confidential information of the Company Parties so long as such Other Strategic Parties agree to be bound to similar confidentiality and non-use covenants as set forth in clause (i) above. Prior to the execution of any agreement related to any Other Strategic Transaction, the Parent Parties shall provide written notice to the Company Parties and make available to the Company Parties copies of all definitive documents related to such Other Strategic Transaction.

(b)          The Parent Parties shall have the right from time to time until three (3) Business Days prior to the anticipated Closing Date to supplement or amend the Parent Disclosure Letter with respect to any matter hereafter arising from Other Strategic Transactions, which if existing or known at the date of this Agreement would have been required to be set forth or described in the Parent Disclosure Letter. Any such updates shall not be deemed to have caused any breach of such representation or warranty and shall not be taken into account for purposes of determining whether or not the condition set forth in Section 6.3(a) has been satisfied.

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Section 5.17.         Company Special Committee Outside Legal Counsel. Notwithstanding anything to the contrary in this Agreement or any pre-existing engagement agreements between Arnold & Porter LLP and the Company, for the benefit of the Company Special Committee, all parties to this Agreement acknowledge and agree that: (i) regardless of whether Arnold & Porter LLP has been engaged by the Company Special Committee or by the Company to represent the Company Special Committee, Arnold & Porter LLP’s attorney-client relationship in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby is with the Company Special Committee and not with the Company or any Subsidiary of the Company; (ii) as counsel to the Company Special Committee in connection with the preparation and the negotiation of this Agreement and the consummation of the transactions contemplated hereby, Arnold & Porter LLP has provided and will provide advice solely to the Company Special Committee, and not to the Company or any Subsidiary of the Company; (iii) to the extent that Arnold & Porter LLP has provided services as counsel to the Company Special Committee with, on behalf of or benefiting the Company in connection with the preparation and the negotiation of this Agreement and the consummation of the transactions contemplated by the Agreement, it has done so solely at the direction of and for the Company Special Committee; (iv) the attorney-client relationship with respect to Arnold & Porter LLP’s services in connection with the preparation and the negotiation of this Agreement and the consummation of the Transactions, including all related documents and communications, belong solely to the Company Special Committee; (v) only the Company Special Committee can waive any privilege relating to Arnold & Porter LLP’s services and work product for the Company Special Committee in connection with the preparation and the negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement; and (vi) none of the attorney-client relationships or work product referred to or described in clauses (i)-(iv) of this Section 5.17 are or shall be deemed to be assets of the Company or any Subsidiary of the Company, and all parties agree that the attorney-client relationship, documents and communications, and any privileges associated therewith shall not be transferred to any of the Parent Parties or any affiliate of the Parent Parties by reason of the Mergers and the other transactions contemplated hereby and all of which attorney-client relationships and work product are specifically excluded from the Mergers and the other transactions contemplated hereby.

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Section 5.18.         Financing Cooperation.

(a)          Prior to the Closing, the Company shall and shall cause its Subsidiaries to, cause their respective officers and employees and use commercially reasonable efforts to cause their respective advisors, including legal and accounting advisers, to cooperate with the Parent in connection with the arrangement of the Debt Financing to the extent customary and reasonably requested by the Parent, including using commercially reasonable efforts to (i) furnish the Parent and its financing sources (including the Financing Sources) as promptly as reasonably practicable following the Parent’s request, with information (other than financial information, which is covered by clause (ii) below) regarding the Company Parties (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company Parties) customary for the arrangement of loans contemplated by the Debt Financing, to the extent reasonably available to the Company and reasonably requested in writing by the Parent to assist in preparation of customary information documents or lender presentations (as applicable) relating to such arrangement of loans, and including all information and data that is reasonably necessary to satisfy the conditions set forth in the Commitment Letter (other than financial information, which is covered by clause (ii) below) (collectively, the “Marketing Material”), (ii) furnish to the Parent and its financing sources (including the Financing Sources), as promptly as practicable, all financial statements, pro forma financial statements and other financial data and financial information of the Company Parties, in each case, to the extent reasonably available to the Company and reasonably requested by the Parent to the extent required under the Commitment Letter to consummate the Debt Financing at the time the Debt Financing is to be consummated, including (A) all information and data that is reasonably necessary to satisfy the conditions set forth in paragraphs 5 and 6 of Exhibit C to the Commitment Letter and (B) audited, interim and other financial statements and all customary information to be included in a bank information memorandum or customary offering memorandum, or as otherwise required in connection with the financings contemplated by the Commitment Letter (the information, data, financial statements, pro forma financial statements, business and other financial data and financial information referred to in this clause (ii), together with the authorization letters referred to in clause (xii) below, shall constitute the “Financing Information”), (iii) cause senior management of the Company to participate at reasonable times and upon reasonable notice in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of the Debt Financing, drafting sessions, presentations, and due diligence sessions, (iv) reasonably assist the Parent and the Financing Sources in the preparation of bank information memoranda, offering memoranda, private placement memoranda and similar documents for any portion of the Debt Financing, (v) obtain title insurance surveys, comfort letters and legal opinions reasonably requested by the Parent, furnish to the Parent and the Financing Sources such documentation and other information regarding the business of the Company Parties required with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations necessary to satisfy the condition set forth in paragraph 7 of Exhibit C to the Commitment Letter, (vi) deliver any customary credit agreements and pledge and security documents and otherwise reasonably facilitate the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates, customary closing certificates (including a solvency certificate) and documents as may be reasonably requested by the Parent (provided that no obligation of any Company Party under any such agreement or other financing document shall be effective until the Effective Time), (vii) obtain customary authorization letters with respect to the bank information memoranda (including, without limitation, customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders) and consents of accountants to the use of their reports in any materials relating to the Debt Financing, (viii) reasonably assist in (A) the preparation and execution of one or more credit agreements, purchase agreements, currency or interest hedging agreements or (B) the amendment of any of the Company Parties’ currency or interest hedging agreements, in each case, on terms that are reasonably requested by the Parent in connection with the Debt Financing, (ix) cooperate reasonably with the due diligence of the Financing Sources to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company Parties, (x) take such actions as are reasonably requested by the Parent or the Financing Sources to facilitate the satisfaction of all conditions precedent to obtaining the Debt Financing set forth in the Commitment Letter to the extent within the control of the Company Parties (including (A) delivery to the Parent of the stock certificates of the Company Parties, if any, and (B) corporate actions to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company at Closing) and (xi) to the extent required by the Commitment Letter, take all actions as may be required or reasonably requested by the Parent or the Financing Sources in connection with the repayment of the existing third-party indebtedness for borrowed money of the Company Parties and the termination or release of all commitments or security interests related thereto, which repayment shall occur substantially concurrently with the Closing.

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(b)          Notwithstanding anything in this Section 5.18 to the contrary, the Company Parties shall not be obligated to provide any Marketing Material or Financial Information the disclosure of which is prohibited by applicable Law or confidentiality obligations (to the extent not entered into in contemplation hereof), the Company Parties shall only be obligated under this Section 5.18 to deliver such Marketing Material and Financial Information to the extent they may be obtained from the books and records of the Company Parties without undue burden or expense, and in no event shall the Financial Information be deemed to include or shall the Company Parties otherwise be required to provide pro forma financial statements or pro forma adjustments related to the Debt Financing. The Company Parties shall not be required to provide any cooperation under this Section 5.18 that (i) causes any representation or warranty of the Company Parties in this Agreement to be breached, or (ii) causes any closing condition set forth in Article VI to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract to which any Company Party is a party. In no event shall any Company Party be in breach of this Agreement because of the failure to deliver any Marketing Material or Financial Information pursuant to this Section 5.18 that is not currently readily available to the Company Parties on the date hereof or is not otherwise prepared in the ordinary course of business of the Company Parties at the time requested by the Parent or for the failure to obtain review of any of the Financial Information by its accountants.

(c)          In no event shall any Company Party be required to pay any commitment or similar fee or incur any Liability (including due to the act or omission of any Company Party or any of their respective directors, officers, employees or Representatives) or expense in connection with assisting the Parent in arranging the Debt Financing or as a result of any information provided by the Company Parties or any of their respective directors, officers, employees or Representatives in connection therewith. The Parent shall (i) promptly upon request by the Company, reimburse the Company for all out-of-pocket costs incurred in good faith by the Company Parties in connection with such cooperation and (ii) indemnify and hold harmless the Company Parties and their respective directors, officers, employees and Representatives from and against any and all losses, damages, liabilities, claims and other costs and expenses suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith, other than any such losses, damages, liabilities, claims or other costs and expenses to the extent resulting from the gross negligence, willful misconduct or material breach of this Agreement by any of the foregoing.

(d)          The Company Parties will use commercially reasonable efforts to provide to the Parent and the Financing Sources such information as may be necessary so that the Financing Information and Marketing Material is true and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading.

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Article VI
CONDITIONS PRECEDENT

Section 6.1.          Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each of the Company Parties, on the one hand, and each of the Parent Parties, on the other hand, to effect the Mergers and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver by the Company (at the direction of the Company Special Committee) and the Parent (at the direction of the Parent Special Committee) on or prior to the Effective Time of the following conditions:

(a)          Shareholder Approvals. Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained; and the Company Specified Charter Amendment Approval shall have been obtained.

(b)          No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated hereby shall be in effect.

(c)          Termination of Advisory and Related Party Contracts. The Termination Agreements entered into on the date hereof shall remain in effect and shall not have been amended or modified, or any of the Company’s or the Parent’s rights thereunder waived, except in each case to the extent each of the Company (acting at the direction of the Company Special Committee) and the Parent (acting at the direction of the Parent Special Committee) has approved in writing prior thereto such amendment, modification or waiver.

(d)          Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)          Listing. The Parent Common Shares to be issued in the Merger shall have been approved for listing on the NYSE.

(f)          Tax Opinion Relating to the Merger. The Parent and the Company shall each have received the written opinion of Proskauer Rose LLP dated as of the Closing Date and in form and substance reasonably satisfactory to each of the Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Proskauer Rose LLP may rely upon the Company Reorganization Representation Letter and Parent Reorganization Representation Letter. The opinion conditions referred to in this Section 6.1(f) shall not be waivable after receipt of the Company Shareholder Approval and the Parent Shareholder Approval, unless further approval of the shareholders of the Company or the Parent, as the case may be, is obtained with appropriate disclosure.

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Section 6.2.          Additional Conditions to Obligations of the Parent and the Merger Sub. The obligations of the Parent Parties to effect the Mergers and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by the Parent (acting at the direction of the Parent Special Committee):

(a)          Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(c), Section 3.1(d)(i) and Section 3.1(j) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except that the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except (x) that the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date, and (y) where any such failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications contained therein). The Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Company by the Company’s chief executive officer or chief financial officer to such effect.

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Parent shall have received a certificate signed on behalf of the Company by the Company’s chief executive officer or chief financial officer on behalf of the Company to such effect.

(c)          Absence of Changes. On the Closing Date, there shall not exist any event, circumstance or occurrence arising after the date of this Agreement, that, individually or in the aggregate, constitutes or would be reasonably expected to result in a Company Material Adverse Effect.

(d)          Tax Opinion Relating to REIT Status. The Company shall have received a written opinion of Proskauer Rose LLP on which the Parent shall be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to the Parent, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2012, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on a Company REIT Representation Letter.

(e)          Effectiveness of Company Specified Charter Amendments. The Company Specified Charter Amendments shall have been filed with and accepted for record by the SDAT and shall be in full force and effect.

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Section 6.3.          Additional Conditions to Obligation of the Company Parties. The obligations of the Company Parties to effect the Mergers and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by the Company (acting at the direction of the Company Special Committee):

(a)          Representations and Warranties. (i) Each of the representations and warranties of the Parent and the Merger Sub set forth in Section 3.2(a), Section 3.2(c), Section 3.2(d)(i) and Section 3.2(j) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except that the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date and (ii) the other representations and warranties of the Parent and the Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except (x) that the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date, and (y) where any such failure of the representations and warranties to be true and correct would not , individually or in the aggregate, have a Parent Material Adverse Effect (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifications contained therein). The Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Parent and the Merger Sub by the chief executive officer or the chief financial officer of the Parent to such effect.

(b)          Performance of Obligations of the Parent and Merger Sub. Each of the Parent and the Merger Sub shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of the Parent by the Parent’s chief executive officer or chief financial officer on behalf of the Parent to such effect.

(c)          Absence of Changes. On the Closing Date, there shall not exist any event, circumstance or occurrence arising after the date of this Agreement, that individually or in the aggregate, constitutes or would be reasonably expected to result in a Parent Material Adverse Effect.

(d)          Tax Opinion Relating to REIT Status. The Parent shall have received a written opinion of Proskauer Rose LLP, or other counsel reasonably acceptable to the Company, on which the Company shall be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with the Parent’s taxable year that ended on December 31, 2013, the Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Parent to meet, and its proposed method of operation will enable the Parent to continue to meet (for the taxable year that will end December 31 of the year that includes the closing and subsequent years), the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on a Parent REIT Representation Letter.

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(e)          Directors of the Parent. Resolutions adopted by the Parent Board increasing the size of the Board and electing the two independent directors designated by the Company as of the Effective Time shall remain in full force and effect.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1.          Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (the date of any such termination, the “Termination Date”):

(a)          by mutual written consent duly authorized by the Company Board (with the prior approval of the Company Special Committee) and the Parent Board (with the prior approval of the Parent Special Committee);

(b)          by either the Company (with the prior approval of the Company Special Committee) or the Parent (with the prior approval of the Parent Special Committee):

(i)          if any judgment, injunction, order, decree, ruling or action by any Governmental Entity of competent authority preventing the consummation of the Mergers shall have become final and nonappealable; provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement that has proximately contributed to the occurrence of such judgment, injunction, order, decree, ruling or action shall not be entitled to exercise its right to terminate under this Section 7.1(b)(i);

(ii)         if the Mergers shall not have been consummated before March 6, 2017 (the “Outside Date”); provided, however, that if, prior to January 6, 2017, the Form S-4 has not been declared effective by the SEC, then the Outside Date shall be extended on a daily basis until the Form S-4 has been declared effective by the SEC; provided further that the Outside Date shall be no later than April 21, 2017; and provided further, however, that any party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(b)(ii);

(iii)        if, upon a vote taken at the Company Shareholder Meeting or any adjournment thereof, the Company Shareholder Approval is not obtained; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company if the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of its obligations under Section 5.1 or Section 5.4 of this Agreement;

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(iv)        if, upon a vote taken at the Parent Shareholder Meeting or any adjournment thereof, the Parent Shareholder Approval is not obtained; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to the Parent if the failure to obtain the Parent Shareholder Approval shall have been caused by the action or failure to act of the Parent and such action or failure to act constitutes a material breach by the Parent of its obligations under Section 5.1 or Section 5.5 of this Agreement;

(c)          by the Company (with the prior approval of the Company Special Committee):

(i)          if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from the Company to the Parent and two (2) Business Days before the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements so as to cause any of the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied;

(ii)         if, prior to obtaining the Company Shareholder Approval, the Company Board (based on the recommendation of the Company Special Committee) approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal in a manner permitted under Section 5.4(e); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 7.4(b)(ii) is made in full to the Parent and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii)        if, at any time prior to the Parent Shareholder Approval, the Parent, the Parent Board or any committee thereof, for any reason, shall have effected a Parent Change in Recommendation.

(d)          by the Parent (with the prior approval of the Parent Special Committee):

(i)          if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, which breach or failure to perform cannot be cured or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from the Parent to the Company and two (2) Business Days before the Outside Date; provided, that the Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Parent is then in material breach of any of its representations, warranties, covenants or agreements so as to cause any of the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied;

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(ii)         if, at any time prior to the Company Shareholder Approval, the Company, the Company Board or any committee thereof, for any reason, shall have effected a Company Change in Recommendation; or

(iii)        if, at any time prior to the Company Shareholder Approval, (A) the Company Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (B) the Company enters into a Contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 5.4(d)), (C) a tender offer or exchange offer for any Company Shares that constitutes an Acquisition Proposal (other than by the Parent or any of its Affiliates) is commenced and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company and to publicly reaffirm the Company Recommendation within ten (10) Business Days of being requested to do so by the Parent, (D) the Company Board or any committee thereof fails to include the Company Recommendation in the Joint Proxy Statement, or (E) the Company shall have materially violated any of its obligations under Section 5.4 (or shall be deemed pursuant to the last sentence of Section 5.4(b) to have materially violated) any of its obligations under Section 5.4 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Section 7.2.          Notice of Termination. A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis of such termination. If more than one provision in Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in Section 7.1 for any such termination.

Section 7.3.          Effect of Termination. In the event of termination of this Agreement by either the Company or the Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of any party hereto (or any Representatives thereof), except that the provisions of Section 5.2(b), this Section 7.3, Section 7.4 and ARTICLE VIII and the definitions of all defined terms appearing in such section shall survive any such termination; provided, however, that, subject to Section 8.10, nothing herein shall relieve any party hereto from Liability for fraud and nothing herein shall relieve the Company from Liability for any willful and material breach of any of its obligations under Section 5.4.

Section 7.4.          Fees and Expenses.

(a)          Except as otherwise specified in this Agreement (including this Section 7.4), all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

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(b)          The Company agrees that if this Agreement shall be terminated:

(i)          by the Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii);

(ii)         by the Company pursuant to Section 7.1(c)(ii); or

(iii)        by the Parent pursuant to Section 7.1(d)(i);

then, in each such case, the Company shall pay to the Parent the Termination Fee or, solely with respect to a termination by the Company pursuant to Section 7.1(c)(ii) or by the Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is fifteen (15) days following the Go Shop Period End Time, the Go Shop Termination Fee, as applicable, in immediately available funds to an account directed by the Parent, which payment shall be made (x) within three (3) Business Days of the Termination Date, in the case of a Termination Fee or Go Shop Termination Fee, as applicable, payable pursuant to Section 7.4(b)(i); (y) concurrently with, and as a condition to the effectiveness of, termination, in the case of a Termination Fee or Go Shop Termination Fee, as applicable, payable pursuant to Section 7.4(b)(ii); and (z) at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 7.4(b)(iii).

(c)          The Company agrees that if this Agreement shall be terminated by the Company pursuant to Section 7.1(c)(ii) or by the Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is fifteen (15) days following the Go Shop Period End Time, then, in addition to payment of the Go Shop Termination Fee as contemplated by Section 7.4(b)(i) or Section 7.4(b)(ii), the Company shall pay, within three (3) Business Days of the Termination Date, to the Parent the Parent Expenses in immediately available funds to an account directed by the Parent.

(d)          The Company agrees that if this Agreement shall be terminated by the Parent or the Company pursuant to Section 7.1(b)(iii), then the Company shall pay, within three (3) Business Days of the Termination Date, to the Parent the Parent Expenses in immediately available funds to an account directed by the Parent.

(e)          The Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then the Parent shall pay, within three (3) Business Days of the Termination Date, to the Company the Termination Fee in immediately available funds to an account directed by the Company.

(f)          The Parent agrees that if this Agreement shall be terminated by the Company or the Parent pursuant to Section 7.1(b)(iv), then the Parent shall pay, within three (3) Business Days of the Termination Date, to the Company the Company Expenses in immediately available funds to an account directed by the Company.

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(g)          Without limiting the rights set forth in Section 8.8 and notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach by the Company of any of its obligations under Section 5.4 as expressly set forth in Section 7.3 and subject to the limitations set forth in Section 8.10, in the event that the Termination Fee, the Go Shop Termination Fee, the Company Expenses and/or the Parent Expenses becomes payable (and, for the avoidance of doubt, in no event shall any such amount be payable by the Financing Sources), as applicable, then such payment shall be the Company’s or the Parent’s, as applicable, and their respective Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the other parties hereto and against the Financing Sources and each of their respective Representatives in respect of this Agreement, the Debt Financing, any Ancillary Agreement, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise. The parties agree that the Termination Fee is not a penalty, but rather a reasonable amount that will compensate the payee(s) thereof for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions hereby. No Company Party shall have any rights or claims against any of the Financing Sources or any of their respective Affiliates relating to this Agreement, the Commitment Letter or the Debt Financing Documents or any of the transactions contemplated hereby or thereby (and the abandonment or termination thereof), or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Financing Sources or any of their respective Affiliates shall have any further Liability or obligation relating to or arising out of this Agreement or any of the transactions contemplated hereby (and the abandonment or termination thereof) or in respect of any oral representations made or alleged to be made in connection herewith or therewith.

(h)          For purposes of this Agreement:

(i)          “Company Expenses” means all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of the Company (or its Affiliates) in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, including reasonable, actual and documented fees and expenses of counsel (including counsel to the Company Special Committee), investment banking firms, financial advisors, accountants, and consultants, up to an aggregate maximum amount of $5,000,000.

(ii)         “Go Shop Termination Fee” means an amount equal to $5,114,825.

(iii)        “Parent Expenses” means all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of the Parent (or its Affiliates) in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, including reasonable, actual and documented fees and expenses of counsel (including counsel to the Parent Special Committee), investment banking firms, financial advisors, accountants, and consultants, up to an aggregate maximum amount of $5,000,000.

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(iv)        “Termination Fee” means an amount equal to $25,574,125.

(i)          Each of the parties hereto acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement. In the event that the Company shall fail to pay the Go Shop Termination Fee, the Termination Fee or the Parent Expenses, or the Parent shall fail to pay the Termination Fee or the Company Expenses, as the case may be, when due, the Company or the Parent, as the case may be, shall reimburse the Parent or the Company, as the case may be, for all reasonable costs and expenses actually incurred or accrued by the Parent or the Company, as the case may be (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.4. Further, if the Company or the Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.4, and, in order to obtain the payment, the Parent or the Company, as the case may be, commences a suit which results in a judgment against the Company or the Parent, as the case may be, for the payment set forth in this Section 7.4, the Company shall pay to the Parent, or the Parent shall pay to the Company, as the case may be, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. If payable, none of the Go Shop Termination Fee, the Termination Fee, the Parent Expenses and the Company Expenses shall be payable more than once pursuant to this Agreement.

Section 7.5.          Escrow of Termination Fees.

(a)          In the event that the Company or the Parent, as the case may be (the “Paying Party”), is obligated to pay the Termination Fee or the Go Shop Termination Fee, as the case may be, to the other (the “Fee Recipient”), the Paying Party shall pay to the Fee Recipient from the Termination Fee or the Go Shop Termination Fee, as the case may be, deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Termination Fee or the Go Shop Termination Fee, as the case may be, and (ii) the sum of (1) the maximum amount that can be paid to the Fee Recipient without causing the Fee Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)(H) or 856(c)(3)(A)(I) of the Code (“Qualifying Income”), as determined by the Fee Recipient’s independent certified public accountants, plus (2) in the event the Fee Recipient receives either (A) a letter from the its counsel indicating that the Fee Recipient has received a ruling from the IRS described in Section 7.5(b) or (B) an opinion from the Fee Recipient’s outside counsel as described in Section 7.5(b), an amount equal to the Termination Fee or the Go Shop Termination Fee, as the case may be, less the amount payable under clause (1) above. To secure the Paying Party’s obligation to pay these amounts, it shall deposit into escrow an amount in cash equal to the Termination Fee or the Go Shop Termination Fee, as the case may be, with an escrow agent selected by the Fee Recipient and on such terms (subject to Section 7.5(b)) as shall be mutually agreed upon by the Fee Recipient and the escrow agent. The payment or deposit into escrow by the Paying Party pursuant to this Section 7.5(a) shall be made at the time the Paying Party is obligated to pay the Fee Recipient such amount pursuant to Section 7.4 by wire transfer.

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(b)          The escrow agreement shall provide that the Termination Fee or the Go Shop Termination Fee, as the case may be, in escrow or any portion thereof shall not be released to the Fee Recipient unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to it without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Fee Recipient’s accountants revising that amount, in which case the escrow agent shall release such amount to the Fee Recipient, or (ii) a letter from the Fee Recipient’s counsel indicating that the Fee Recipient received a ruling from the IRS holding that the receipt by it of the Termination Fee or the Go Shop Termination Fee, as the case may be, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Fee Recipient’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Recipient of the Termination Fee or the Go Shop Termination Fee, as the case may be, would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify the Fee Recipient as a REIT), in which case the escrow agent shall release the remainder of the Termination Fee or the Go Shop Termination Fee, as the case may be, to the Fee Recipient. The parties hereto agree to amend this Section 7.5 at the request of the Fee Recipient in order to (x) maximize the portion of the Termination Fee or the Go Shop Termination Fee, as the case may be, that may be distributed to the Fee Recipient hereunder without causing the Fee Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Fee Recipient’s chances of securing a favorable ruling described in this Section 7.5(b) or (z) assist the Fee Recipient in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.5(b). The escrow agreement shall also provide that any portion of the Termination Fee or the Go Shop Termination Fee, as the case may be, remaining in escrow on the date that is five (5) years after the date the Termination Fee or the Go Shop Termination Fee, as the case may be, was deposited into escrow shall be released by the escrow agent to the Fee Recipient. Any costs and expenses of the escrow agent shall be borne solely by the Fee Recipient.

Section 7.6.          Amendment; Actions. This Agreement may be amended in writing by the Company (only upon approval of such action by the Company Special Committee) and the Parent (only upon approval of such action by the Parent Special Committee) at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, (a) after the Company Shareholder Approval is obtained, there shall be no amendment or waiver that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders; and (b) after the Parent Shareholder Approval is obtained, there shall be no amendment or waiver that by Law requires further approval by the shareholders of the Parent without the further approval of such shareholders. From and after the date hereof, the Company Board shall act solely with the prior approval of the Company Special Committee with respect to any actions of the Company to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement. From and after the date hereof, the Parent Board shall act solely with the prior approval of the Parent Special Committee with respect to any actions of the Parent to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement. Notwithstanding anything in this Agreement to the contrary, none of this Section 7.6 and Sections 5.3(c), 5.18, 7.4(g), 7.7, 8.5, 8.6, 8.7, 8.8 and 8.10 may be amended, modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

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Section 7.7.          Extension; Waiver. At any time prior to the Effective Time, the Company (following approval of such action by the Company Special Committee), on the one hand, and the Parent (following approval of such action by the Parent Special Committee), on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.6, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Article VIII
GENERAL PROVISIONS

Section 8.1.          Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2.          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)          if to the Parent, the Merger Sub or the Parent Operating Partnership to:

405 Park Avenue, 14th Floor
New York, New York, 10022
Attn: General Counsel
Fax: (646) 861-7743

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with a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103-2799
Attn: Michael H. Friedman, Esquire
Fax: 215.981.4750

and

Proskauer Rose LLP
Three First National Plaza
70 West Madison, Suite 3800
Chicago, IL 60602-4342
Attn: Michael J. Choate
Fax: 312.962.3551

(b)          if to the Company or the Company Operating Partnership to:

405 Park Avenue, 14th Floor,
New York, New York, 10022
Attn: General Counsel
Fax: (646) 861-7743

with a copy to:

Arnold & Porter LLP
601 Massachusetts Ave, NW
Washington, DC 20001
Attn: Kevin J. Lavin, Esquire
Fax: 202.942.5999

and

Proskauer Rose LLP
Three First National Plaza
70 West Madison, Suite 3800
Chicago, IL 60602-4342
Attn: Michael J. Choate
Fax: 312.962.3551

All notices shall be deemed given only when actually received.

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Section 8.3.          Interpretation. When a reference is made in this in this Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless such phrase or a similar phrase already appears. Unless the context otherwise requires, the terms “party” and “parties” when used in this Agreement means a party or parties to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the masculine, feminine or neuter gender in this Agreement include all genders. Unless the context otherwise requires, the use of “or” is not intended to be exclusive except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives. Any period of time hereunder ending on a day that is not a Business Day is extended to be the next Business Day. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. Unless the context otherwise requires, the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

Section 8.4.          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5.          Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement and (b) except for the provisions of ARTICLE II and Section 5.9, are not intended to confer upon any Person other than the parties hereto any rights or remedies; provided, that the Financing Sources shall be intended third party beneficiaries of this Section 8.5 and Sections 5.3(c), 5.18, 7.4(g), 7.6, 7.7, 8.6, 8.7, 8.8 and 8.10.

Section 8.6.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. Notwithstanding the foregoing, each of the parties hereby further agrees, on behalf of itself and its Affiliates, that, any claims or causes of action against or involving any of the Financing Sources shall be governed by and construed in accordance with the laws of the State of New York.

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Section 8.7.          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other parties (with the prior approval of the Company Special Committee in the case of the Company and with the prior approval of the Parent Special Committee in the case of the Parent); provided, that the Parent may assign its rights (but none of its obligations) hereunder to any Financing Source or its Affiliates in connection with the Debt Financing for collateral security purposes. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8.          Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any termination of this Agreement pursuant to Section 7.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the U.S. located in the State of Maryland or in the United States District Court for the State of Maryland, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 8.8 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In no event shall the exercise of any party’s right to seek specific performance pursuant to this Section 8.8 reduce, restrict or otherwise limit the right of a party to terminate this Agreement pursuant to Section 7.1. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Maryland or any United States District Court for the State of Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Notwithstanding the foregoing, each of the parties hereto hereby agrees, on behalf of itself and its Affiliates, that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving the Financing Sources in any way relating to this Agreement, the Debt Financing Documents, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of this Section 8.8 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. (INCLUDING IN RESPECT OF ANY DEBT FINANCING OR ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST OR INVOLVING THE FINANCING SOURCES).

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Section 8.9.          Incorporation. The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.10.         Non-Recourse. None of the officers, directors or shareholders of the Company or the Parent or the officers or directors of the Merger Sub shall be personally bound or have any personal Liability hereunder. The parties hereto shall look solely to the assets of any other party or parties to this Agreement for satisfaction of any Liability of such party or other parties with respect to this Agreement. The parties hereto will not seek recourse or commence any action against any of the shareholders of any other party to this Agreement or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of any other party to this Agreement or seek recourse against any of their personal assets, for the performance or payment of any obligation of any other party. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and Representatives) hereby waives any rights or claims against the Financing Sources in connection with this Agreement or the transactions contemplated hereby and each of the parties hereto (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and Representatives) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement or the transactions contemplated hereby (it being understood that nothing in this Section 8.10 shall impair the Parent’s rights under the Commitment Letter). In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any Liability for any claims or damages in connection with this Agreement or the transactions contemplated hereby.

Section 8.11.         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Article IX
CERTAIN DEFINITIONS

Section 9.1.          Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings.

“Acceptable Confidentiality Agreement” means a confidentiality agreement with such terms at least as favorable to the Company as the Confidentiality Agreement; provided that such confidentiality agreement shall permit compliance with Section 5.4 of this Agreement and need not contain any standstill or similar provision prohibiting the making of any Acquisition Proposal.

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“Acquisition Proposal” means any proposal, offer, indication of interest or inquiry, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any Subsidiary of the Company that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (b) sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or any of the Subsidiaries of the Company representing 20% or more of the consolidated assets of the Company and the Subsidiaries of the Company, taken as a whole, as determined on a book-value basis, (c) issue, sale or other disposition by the Company or any of the Subsidiaries of the Company of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of the outstanding Company Shares, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the voting power of the outstanding Company Shares, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a third party shall acquire beneficial ownership of 20% or more of the shares of any class of voting securities of the Company, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of the Subsidiaries of the Company or solely among the Subsidiaries of the Company.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries, on the one hand, and the Parent and its Subsidiaries, on the other hand, shall not be deemed to be Affiliates of each other.

“Ancillary Agreements” means the Termination Agreements, the Amended Advisory Agreement, the Amended Parent Partnership Agreement and all the other agreements and documents required or necessary for the consummation of Mergers and the other transactions contemplated by this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

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“Commitment Letter” means the commitment letter dated _______, between the Parent, UBS AG, Stamford Branch, UBS Securities LLC and Citizens Bank, N.A., and any fee letters or other related arrangements between the parties thereto, attached as Exhibit C hereto, pursuant to which UBS AG Stamford Branch and Citizens Bank, N.A. has advised the Parent that is prepared to provide up to an aggregate of $360,000,000 in debt financing to the Parent in order to finance the transactions contemplated by this Agreement, subject to the terms and conditions thereof.

“Company Advisory Agreement” shall mean the Third Amended and Restated Advisory Agreement, dated as of June 30, 2015 among the Company, Company Operating Partnership and American Realty Capital Retail Advisory, LLC.

“Company Class B Unit” shall mean a Company Partnership Unit designated in the Company Operating Partnership as a “Class B Unit” under the Company Partnership Agreement.

“Company Disclosure Letter” means the letter, dated the date hereof, delivered by the Company Parties pursuant to this Agreement disclosing certain information regarding the Company in connection with this Agreement.

“Company GP Unit” shall mean a Company Partnership Unit designated in the Company Operating Partnership as a “GP Unit” under the Company Partnership Agreement.

“Company Intervening Event” means a material event, effect, circumstance, change, development or state of facts that was not known to the Company Board prior to the execution of this Agreement (or if known, the magnitude or consequences of which were not known or reasonably foreseeable as of the date hereof), which event, effect, circumstance, change, development or state of facts, or any material consequence thereof, becomes known to the Company Board prior to the Effective Time; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event and in no event shall entry into agreements that provide for an Other Strategic Transaction or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

“Company Leases” means all ground leases affecting the interest of the Company or any Subsidiary of the Company in the Company Properties and all leases or subleases to which the Company or any Subsidiary of the Company is a party as lessor or sublessor with respect to the Company Properties, together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto.

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“Company Material Adverse Effect” means any circumstance, development, effect, event, Liability or change that, individually or in the aggregate with all other circumstances, developments, effects, events, Liabilities or changes, is or is reasonably likely to (a) become materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of the operations of the Company or the Subsidiaries of the Company, on a consolidated basis taken as a whole, other than circumstances, developments, effects, events, Liabilities or changes arising out of or resulting from (i) changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which the Company or its Subsidiaries operate or in the U.S. or global credit, capital markets, financial or securities markets or changes in political or regulatory conditions generally, including changes in interest or exchange rates, (ii) changes, circumstances or events that, in each case, generally affect the real estate industry in the jurisdictions in which the Company or its Subsidiaries operate, (iii) changes or prospective changes in any Law or GAAP or the interpretation thereof following the date hereof, (iv) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with landlords, tenants, joint venture partners, customers, suppliers, licensors, distributors, lenders, partners or employees, or compliance with the covenants set forth in this Agreement, (v) any action taken by the Company or any of its Subsidiaries that is required by this Agreement or any Ancillary Agreement or taken at the Parent’s written request, (vi) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections or predictions or other financial or operating metrics, in and of itself (whether such projections, predictions or other metrics were made or prepared by the Company or independent third parties) or internal projections (it being understood and agreed that any circumstance, development, effect or event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Company Material Adverse Effect) (vii) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (viii) earthquakes, hurricanes, floods or other natural disasters, or (ix) any damage or destruction of any Company Properties that is substantially covered by insurance, which circumstance, development, effect, event, Liability or change, in the case of each of clauses (i), (ii) and (iii), does not affect the Company and the Subsidiaries of the Company, taken as a whole, in a materially disproportionate manner relative to other participants in the real estate industry or (b) prevent, or is reasonably likely to prevent, the Company from performing, or materially impair the ability of the Company or the Company Operating Partnership to perform, its obligations under this Agreement or any Ancillary Agreement prior to the Outside Date.

“Company Organizational Documents” means the articles of incorporation and by-laws of the Company, the Company Partnership Agreement and the articles of incorporation, by-laws, certificate of formation, partnership agreements or other organizational documents of each of the Subsidiaries of the Company, collectively.

“Company OP Unit” shall mean a Company Partnership Unit designated in the Company Operating Partnership as an “OP Unit” under the Company Partnership Agreement.

“Company Parties” means the Company and the Company Subsidiaries, including the Company Operating Partnership.

“Company Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of American Realty Capital Retail Operating Partnership, L.P., dated as of October 24, 2014, among the Company and American Realty Capital Retail Advisor, LLC, Lincoln Retail REIT Services, LLC and other Limited Partners, as in effect on the date hereof.

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“Company Partnership Unit” shall have the meaning given to the term “Partnership Unit” in the Company Partnership Agreement.

“Company Restricted Stock” means any Company Shares granted pursuant to the Company’s Employee & Director Restricted Share Plan.

“Company Shareholder Approval” means the affirmative vote of the holders of a majority of the issued and outstanding Company Shares (excluding Company Shares beneficially owned by the Sponsor or any of its Affiliates or by any director or executive officer of the Company or the Sponsor or any of their respective Affiliates) to approve the Merger.

“Company Share Repurchase Program” means the Amended and Restated Share Repurchase Program of the Company adopted by the Company Board effective as of February 28, 2016.

“Company Special Limited Partnership Interest” shall have the meaning given to the term “Special Limited Partnership Interest” in the Company Partnership Agreement.

“Company Specified Charter Amendments” means those amendments to the Company’s Articles of Amendment and Restatement set forth on Exhibit D hereto.

“Company Specified Charter Amendment Approval” means the affirmative vote of the holders of a majority of the issued and outstanding Company Shares (excluding Company Shares beneficially owned by the Sponsor or any Subsidiary of the Sponsor or by any director or executive officer of the Company or the Sponsor) to approve the Company Specified Charter Amendments.

“Company Stock Plans” means those plans listed on Schedule 9.1(a) of the Company Disclosure Letter and include the Company’s 2011 Stock Option Plan and the Company’s Restricted Share Plan.

“Company Stock Option” shall mean any option to purchase Company Shares under the Company’s 2011 Stock Option Plan or otherwise.

“Confidentiality Agreement” means that certain confidentiality agreement between the Company and the Parent dated as of March 2, 2016.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease, purchase order or other instrument or obligation.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

96

“DLLCA” shall mean the Delaware Limited Liability Company Act, as amended.

“DRIP” means the Distribution Reinvestment Plan of the Company, as amended.

“DRULPA” shall mean the Delaware Revised Uniform Partnership Act, as amended.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential Liability (including, without limitation, potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Substances at any location, whether or not owned or operated by the applicable Person, or (b) circumstances forming the basis of any violation of or noncompliance with any Environmental Law.

“Environmental Laws” means all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of human health or the environment, including without limitation, Laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all Laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements (including the Commitment Letter) with the Parent and/or its Affiliates in connection with the Debt Financing in connection with the transactions contemplated hereby and their respective Affiliates, including their respective former, current or future general or limited partners, direct or indirect shareholders, controlling Persons or equity holders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder, controlling Person or equityholder, manager, member, director, officer, employee, Affiliate Representative or agent of the foregoing or any successor or assign of the foregoing.

“Intellectual Property” means all U.S., state and foreign (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof and (d) trade secrets under applicable Law, including confidential and proprietary information and know-how.

“Knowledge” where used herein with respect to (a) the Company Parties shall mean the actual knowledge of any of the persons named on Schedule 9.1(b) of the Company Disclosure Letter and (b) the Parent shall mean the actual knowledge of any of the persons named on Schedule 9.1(b) of the Parent Disclosure Letter.

“Law” means any federal, state, local or foreign statute, law, regulation, Permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

97

“Legal Action” means any legal action, claim, demand, order, injunction, decree, writ, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any Contract, Permit or franchise and those arising as a result of any act or omission.

“MGCL” shall mean the Maryland General Corporation Law.

“Other Strategic Transactions” means, and includes: (i) a merger, consolidation or other business combination with any real estate investment trust sponsored by the Sponsor or one of its Affiliates (the “Other Strategic Parties”) with an aggregate purchase price of less than $250 million, including the fair value of assumed liabilities (a “Combination”); (ii) the issuance by the Parent of Parent Common Shares in, or to finance costs incurred and to be incurred in connection with, one or more Combinations; and (iii) the incurrence of secured and/or unsecured debt to finance costs incurred and to be incurred in connection with one or more Combinations.

“Parent Class B Unit” means a Parent Partnership Unit designated in the Parent Operating Partnership as a “Class B Unit” under the Parent Partnership Agreement.

“Parent Disclosure Letter” means the letter, dated the date hereof, delivered by Parent Parties pursuant to this Agreement disclosing certain information regarding the Parent and the Merger Sub in connection with this Agreement.

“Parent Intervening Event” means a material event, circumstance, change or development that was not known to the Parent Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Parent Board prior to the Effective Time; provided, however, that in no event shall entry into agreements that provide for an Other Strategic Transaction or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

“Parent Leases” means all ground leases affecting the interest of the Parent or any Subsidiary of the Parent in the Parent Properties and all leases or subleases to which the Parent or any Subsidiary of the Parent is a party as lessor or sublessor with respect to the Parent Properties, together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto.

98

“Parent Material Adverse Effect” means any circumstance, development, effect, event, Liability or change that individually or in the aggregate with all other circumstances, developments, effects, events, Liabilities or changes, is or is reasonably likely to (a) become materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of the operations of the Parent or the Subsidiaries of the Parent, on a consolidated basis taken as a whole, other than circumstances, developments, effects, events, Liabilities or changes arising out of or resulting from (i) changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which the Parent or its Subsidiaries operate or in the U.S. or global credit, capital markets, financial or security markets or changes in political or regulatory conditions generally, including changes in interest or exchange rates, (ii) changes, circumstances or events that, in each case, generally affect the real estate industry in the jurisdictions in which the Parent or its Subsidiaries operate, (iii) changes or prospective changes in any Law or GAAP or the interpretation thereof following the date hereof, (iv) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with landlords, tenants, joint venture partners, customers, suppliers, licensors, distributors, lenders, partners or employees, or compliance with the covenants set forth in this Agreement, (v) any action taken by the Parent or any of its Subsidiaries that is required by this Agreement or any Ancillary Agreement or taken at the Company’s written request, (vi) any decline in the market price, or change in trading volume, of the capital stock of the Parent or any failure to meet publicly announced revenue or earnings projections or predictions or other financial or operating metrics, in and of itself (whether such projections, predictions or other metrics were made or prepared by the Parent or independent third parties) or internal projections (it being understood and agreed that any circumstance, development, effect or event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a Parent Material Adverse Effect), (vii) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (viii) earthquakes, hurricanes, floods or other natural disasters, or (ix) any damage or destruction of any Company Properties that is substantially covered by insurance, which circumstance, development, effect, event, Liability or change, in the case of each of clauses (i), (ii), and (iii), does not affect the Parent and the Subsidiaries of the Parent, taken as a whole, in a materially disproportionate manner relative to other participants in the real estate industry or (b) prevent, or is reasonably likely to prevent, the Parent from performing, or materially impair the ability of the Parent to perform, its obligations under this Agreement.

“Parent OP Unit” shall mean a Parent Partnership Unit designated in the Parent Operating Partnership as an “OP Unit” under the Parent Partnership Agreement.

“Parent Organizational Documents” means the articles of incorporation and by-laws of the Parent and the articles of incorporation, by-laws, certificate of formation, partnership agreements or other organizational documents of each of its Subsidiaries, collectively.

“Parent Parties” means the Parent, the Merger Sub and the Parent Operating Partnership.

“Parent Partnership Agreement” shall mean the Agreement of Limited Partnership of American Finance Trust Operating Partnership V, L.P., dated as of April 4, 2013, as in effect on the date hereof.

“Parent Partnership Unit” shall have the meaning given to the term “Partnership Unit” in the Parent Partnership Agreement.

“Parent Restricted Stock” means any Parent Common Shares granted pursuant to the Parent’s Amended and Restated Employee and Director Incentive Restricted Share Plan.

99

“Parent Shareholder Approval” means the affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Shares entitled to vote at the Parent Shareholder Meeting (excluding Parent Common Shares beneficially owned by the Sponsor or any of its Affiliates or by any director or executive officer of the Parent or the Sponsor or any of their respective Affiliates) to approve the Merger and the issuance of Parent Common Shares as part of the Merger Consideration.

“Parent Special Limited Partnership Interest” shall have the meaning given to the term “Special Limited Partnership Interest” in the Parent Partnership Agreement.

“Parent Stock Incentive Plans” means those plans listed on Schedule 9.1 of the Parent Disclosure Letter.

“Per Share Cash Amount” means $0.95.

“Per Share Stock Amount” means 0.385 Parent Common Shares.

“Permitted Liens” means Encumbrances securing obligations disclosed in the consolidated balance sheets included in the Company SEC Documents or Parent SEC Documents, as applicable, mechanics and materialmen’s liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith, Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which the Company or the Parent, as applicable, has made adequate provision in accordance with GAAP, and easements, rights of way, restrictive covenants and other non-monetary Encumbrances that could not, individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative” of a Person means any officer, trustee, director, Affiliate, employee, investment banker, financial advisor, attorney, accountant, consultant, broker, finder or other agent or representative of such Person. In the case of the Parent, Representative shall also include American Finance Advisors, LLC and its employees, officers and directors. In the case of the Company, Representative shall also include American Realty Capital Retail Advisor, LLC and its employees, officers and directors.

“Sponsor” means AR Global Investments LLC or any successor thereto.

“Subsidiary” or “Subsidiaries” means any other Person or Persons that a Person directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person or Persons.

100

“Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the Company Board (based on the recommendation of the Company Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by the Parent) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Company Board (based on the recommendation of the Company Special Committee) and conditions to consummation thereof) to be more favorable from a financial point of view to the shareholders of the Company (in their capacities as shareholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by the Parent)).

“Taxes” shall mean all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation, estimated, excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, fees, charges or assessments, imposed by the U.S. or any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind, however denominated (together with any and all interest, penalties, additions to tax and other additional amounts imposed with respect thereto) imposed by any Governmental Entity.

“Tax Protection Agreement” means any Contract, oral or written, to which a Person or any Subsidiary of such Person is a party in connection with the deferral of income Taxes of such Person or any Subsidiary of such Person, pursuant to which such Person or any Subsidiary of such Person has agreed to (i) maintain a minimum level of debt or continue a particular debt or (ii) retain or not dispose of assets if (A) such period of time has not since expired or (B) any applicable statute of limitations with respect to any Taxes that would result from a disposition of such assets at any time during such period has not since expired, or (iii) make or refrain from making Tax elections.

“Tax Return” means any return, report or similar statement, together with any attached exhibit or schedule that is provided or required to be provided to a Governmental Entity with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“U.S.” means the United States of America.

Section 9.2.          Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section referenced opposite such term:

101

Defined Term	Section

Agreement	Heading
Alternative Financing	Section 5.3(c)
Amended Advisory Agreement	Recitals
Amended Parent Partnership Agreement	Recitals
Articles of Merger	Section 1.3(a)
Book-Entry Shares	Section 2.2(c)(i)
Cash Consideration	Section 2.1(a)(i)
Certificates	Section 2.2(c)(i)
Certificate of Merger	Section 1.3(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Combination	Section 9.1
Company	Heading
Company Board	Recitals
Company Change in Recommendation	Section 5.4(b)
Company Change Notice	Section 5.4(e)(C)
Company Expenses	Section 7.4(h)(i)
Company Management Agreement Documents	Section 3.1(n)(ii)
Company Material Contracts	Section 3.1(l)(i)
Company Operating Partnership	Heading
Company Properties	Section 3.1(n)(i)
Company Recommendation	Section 5.1(b)
Company REIT Representation Letter	Section 4.1(b)
Company Reorganization Representation Letter	Section 4.1(b)
Company SEC Documents	Section 3.1(e)(i)
Company Shareholder Meeting	Section 5.1(b)
Company Share	Recitals
Company Special Committee	Recitals
Effective Time	Section 1.3(a)
Encumbrances	Section 3.1(n)(i)
Equity Equivalents	Section 4.1(c)(vi)
ERISA	Section 3.1(w)(i)
Exchange Act	Section 3.1(d)(iii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
FCPA	Section 3.1(k)(iii)
Fee Recipient	Section 7.5(a)
Financial Statement Date	Section 3.1(f)
Financing Information	Section 5.18(a)
Form S-4	Section 5.1(a)
Fractional Share Consideration	Section 2.1(a)(ii)
GAAP	Section 3.1(e)(ii)
Go Shop Bidder	Section 5.4(a)

102

Defined Term	Section
Go Shop Period End Time	Section 5.4(a)
Go Shop Termination Fee	Section 7.4(h)(iii)
Governmental Entity	Section 3.1(d)(iii)
Hazardous Substance	Section 3.1(m)(iv)
Indemnified Party	Section 5.9(a)
Indemnifying Parties	Section 5.9(a)
Interim Period	Section 4.1(a)
IRS	Section 3.1(h)(ii)
Joint Proxy Statement	Section 5.1(a)
Letter of Transmittal	Section 2.2(c)(i)
Marketing Material	Section 5.18(a)
Material Company Leases	Section 3.1(l)(i)(A)
Material Parent Leases	Section 3.2(l)(i)(A)
Measurement Date	Section 3.1(c)
Merger	Recitals
Mergers	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Heading
NYSE	Section 3.1(d)(iii)
Other Company Subsidiary	Section 3.1(b)
Other Parent Subsidiary	Section 3.2(b)
Other Strategic Parties	Section 9.1
Other Strategic Parties’ Confidential Information	Section 5.16(a)
Outside Date	Section 7.1(b)(ii)
Parent	Heading
Parent Board	Recitals
Parent Change in Recommendation	Section 5.5(a)
Parent Change Notice	Section 5.5(b)(ii)
Parent Common Shares	Section 3.2(c)
Parent Expenses	Section 7.4(h)(iii)
Parent Management Agreement Documents	Section 3.2(n)(ii)
Parent Material Contracts	Section 3.2(l)(i)
Parent Operating Partnership	Heading
Parent Properties	Section 3.2(n)(i)
Parent Recommendation	Section 5.1(c)
Parent REIT Representation letter	Section 4.2(b)
Parent Reorganization Representation Letter	Section 4.2(b)
Parent SEC Documents	Section 3.2(e)(i)
Parent Shareholder Meeting	Section 5.1(c)
Parent Special Committee	Recitals
Partnership Certificate of Merger	Section 1.3(b)
Partnership GP Merger Consideration	Section 2.1(c)(i)
Partnership OP Merger Consideration	Section 2.1(c)(i)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 2.1(c)(i)

103

Defined Term	Section
Partnership Merger Effective Time	Section 1.3(b)
Paying Party	Section 7.5(a)
Permits	Section 3.1(k)(i)
Qualified REIT Subsidiary	Section 3.1(b)
Qualifying Income	Section 7.5(a)
REIT	Section 3.1(h)(ii)
Sarbanes-Oxley Act	Section 3.1(e)(i)
SDAT	Section 1.3(a)
SEC	Section 3.1(d)(iii)
Securities Act	Section 3.1(e)(i)
Stock Consideration	Section 2.1(a)(i)
Surviving Company	Section 1.1(a)
Surviving Partnership	Section 1.1(b)
Takeover Statute	Section 5.3(a)
Taxable REIT Subsidiary	Section 3.1(b)
Termination Agreements	Section 5.8(a)
Termination Date	Section 7.1
Transfer Taxes	Section 5.7

104

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AMERICAN FINANCE TRUST, INC.

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer

AMERICAN FINANCE OPERATING PARTNERSHIP, L.P.

By: American Finance Trust, Inc., its sole general partner

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer

GENIE ACQUISITION, LLC

By:	American Finance Trust, Inc., its sole member

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.

By:	/s/ Katie P. Kurtz
Name: Katie P. Kurtz
Title: Chief Financial Officer

AMERICAN REALTY CAPITAL RETAIL OPERATING PARTERNSHIP, L.P.

By: American Realty Capital – Retail Centers of America, Inc., its sole general partner

By:	/s/ Katie P. Kurtz
Name: Katie P. Kurtz
Title: Chief Financial Officer

Exhibit A

DIRECTORS OF THE PARENT

1.	David Gong

2.	Lisa D. Kabnick

3.	Stanley R. Perla

4.	Edward M. Weil, Jr.

5.	Leslie D. Michelson

6.	Edward G. Rendell

Exhibit B

LIST OF TERMINATED CONTRACTS

1.	Third Amended and Restated Advisory Agreement (the “Advisory Agreement”), dated as of June 30, 2015, among the Company, the Company Operating Partnership, and American Realty Capital Advisor, LLC, which will be terminated subject to, and at, the Effective Time, pursuant to that certain Letter Agreement, dated as of the date hereof, by and among American Realty Capital Advisor, LLC, the Company, the Company Operating Partnership and the Parent

2.	Leasing Agreement, dated March 17, 2011, between the Company and American Realty Capital Retail Advisor, LLC, which is being assigned from American Realty Capital Retail Advisor, LLC to American Finance Properties, LLC, and amended and restated to be effective subject to, and only at, the Effective Time

3.	Property Management Agreement, dated March 17, 2011, between the Company and American Realty Capital Retail Advisor, LLC, which is being assigned from American Realty Capital Retail Advisor, LLC to American Finance Properties, LLC, and amended and restated to be effective subject to, and only at, the Effective Time

4.	Investment Opportunity Allocation Agreement dated as of September 25, 2014, by and between the Company and American Realty Capital – Retail Centers of America II, Inc., which terminates in accordance with its terms at the time the Advisory Agreement is terminated.

Exhibit C

EXECUTION VERSION
UBS SECURITIES LLC 1285 Avenue of the Americas New York, NY 10019 UBS AG, STAMFORD BRANCH 600 Washington Blvd. Stamford, CT 06901	CITIZENS BANK, N.A. 1215 Superior Avenue Cleveland, Ohio 44114

September 6, 2016

American Finance Operating Partnership, L.P.

405 Park Avenue, 14th Floor

New York, New York 10022

Attention: Michael Weil

Project Bodhi
Bridge Facility Commitment Letter

Ladies and Gentlemen:

You have advised UBS Securities LLC (“UBSS”), UBS AG, Stamford Branch (“UBSAG”) and Citizens Bank, N.A. (“Citizens”, and together with UBSS and UBSAG, the “Commitment Parties”, “us” or “we”) that in connection with the proposed transactions described on Exhibit A hereto, including the Merger (as defined in Exhibit A), you will seek to establish a new bridge loan facility (the “Bridge Facility”), upon the terms set forth in this letter and the Summary of Terms and Conditions attached as hereto Exhibit B (Exhibits A, B and C, together with this letter, collectively, this “Commitment Letter”) and subject solely to the conditions precedent set forth in Section 6 hereof.

1.	Commitments

Each of UBSAG and Citizens is pleased to advise you of its several (not joint) commitment to provide 50% and 50%, respectively, of the entire aggregate principal amount of the Bridge Facility (in such capacity, together, the “Initial Lenders”). For the avoidance of doubt, prior to the occurrence of the Delayed Draw Closing Date, the commitment of the Initial Lenders with respect to the initial funding of the Bridge Facility may be reduced (based on the amount of such commitments immediately prior to such reduction) to the extent set forth in the Summary of Terms and Conditions which is attached hereto as Exhibit B (the “Term Sheet”) under the heading “Mandatory Prepayments and Commitment Reductions”. Notwithstanding anything to the contrary contained in this Commitment Letter, the several (not joint) commitment of the Initial Lenders with respect to the initial funding of the Bridge Facility (as it may be reduced from time to time prior to the Delayed Draw Closing Date as described in the previous sentence) will be subject only to the satisfaction (or waiver by the Initial Lenders) of the conditions precedent set forth in Section 6 hereof.

2.	Titles and Roles

In connection with the transactions described above, it is agreed that (a) UBSS and Citizens will act as joint lead arrangers and bookrunners (together, acting in such capacities, the “Lead Arrangers”) for the Bridge Facility, (b) UBSS will act as sole administrative agent (the “Administrative Agent”) for the Bridge Facility and (c) Citizens will act as syndication agent for the Bridge Facility; provided, that the Borrower agrees that UBSS may perform its responsibilities as a Lead Arranger or Administrative Agent through its affiliate, UBSAG.

It is further agreed that UBSS will have “left” placement in any marketing materials or other documentation used in connection with the Bridge Facility. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed in connection with the Bridge Facility, no other titles will be awarded and no compensation (other than that expressly contemplated by the terms and conditions set forth in the Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Bridge Facility unless you and we shall so reasonably agree.

3.	Syndication

We intend to syndicate the Bridge Facility (including, in the discretion of the Lead Arrangers, all or part of the commitments of the Initial Lenders) to a group of lenders identified by us and reasonably acceptable to you (such acceptance not to be unreasonably withheld or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (together with the Initial Lenders, the “Lenders”). Notwithstanding any other provision of this Commitment Letter to the contrary, unless you agree in writing, (a) no Initial Lender shall be relieved, released or novated from its respective obligations hereunder (including its obligation to fund its respective commitment in respect of the Bridge Facility on the Delayed Draw Closing Date) in connection with any syndication, assignment or participation of the Bridge Facility, including its commitments in respect thereof, until the Delayed Draw Closing Date has occurred, (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Bridge Facility until the Delayed Draw Closing Date has occurred, and (c) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Delayed Draw Closing Date has occurred and the initial funding under the Bridge Facility has been made.

The Lead Arrangers intend to commence syndication efforts promptly after the date hereof, and until the date that is the earliest of (x) the date all commitments in respect of the Bridge Facility are terminated and no Bridge Loans are outstanding, (y) 60 days after the Delayed Draw Closing Date and (z) the date on which this Commitment Letter expires or terminates in accordance with the terms hereof (such date, the “Syndication Date”), you agree to actively assist (and, solely to the extent permitted under the Merger Agreement, to use your commercially reasonable efforts to cause the Other MA Parties to actively assist) the Lead Arrangers in completing a syndication satisfactory to the Lead Arrangers and you. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’ existing banking relationships (and, solely to the extent permitted under the Merger Agreement, using your commercially reasonable efforts to ensure that the syndication efforts benefit from the Other MA Parties and their affiliates’ existing banking relationships), (B) at reasonable times and with reasonable prior notice, direct contact between your senior management and advisors and the proposed Lenders (and, solely to the extent permitted under the Merger Agreement, using your commercially reasonable efforts to ensure such contact between senior management of the Other MA Parties and the proposed Lenders), (C) your preparing and providing (and, solely to the extent permitted under the Merger Agreement, using commercially reasonable efforts to cause the Other MA Parties to prepare and provide) to the Lead Arrangers all information with respect to you and your affiliates and the Other MA Parties and their affiliates and the Merger, including the financial information described on Exhibit C hereto and Projections (as defined below), as the Lead Arrangers may reasonably request in connection with the arrangement and syndication of the Bridge Facility and your assistance (and, solely to the extent permitted under the Merger Agreement, using your commercially reasonable efforts to cause the Other MA Parties to assist) in our preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your hosting, with the Lead Arrangers, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and, solely to the extent permitted under the Merger Agreement, using your commercially reasonable efforts to cause the officers of the Other MA Parties to be available for such meetings) and (E) your ensuring that there is no competing offering, placement, arrangement or syndication of any bank financing (other than asset-level non-recourse financing and any financing to refinance, replace or repay all or any portion of the Bridge Facility) or announcement thereof by or on behalf of you or any of your subsidiaries (and, solely to the extent permitted under the Merger Agreement, your using commercially reasonable efforts to ensure there is no competing offering, placement, arrangement or syndication of such bank financing, or announcement thereof, by or on behalf of the Other MA Parties or any of their subsidiaries) if such offering, placement or arrangement would materially and adversely impair the primary syndication of the Bridge Facility.

2

The Lead Arrangers (with your consent (not to be unreasonably withheld or delayed)) will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

If requested by the Lead Arrangers, you agree to assist in our preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you and your affiliates and the Merger (and, in the case of information with respect to the Other MA Parties, solely to the extent permitted under the Merger Agreement, to use commercially reasonable efforts to provide a version of such information) that is either publicly available or not material with respect to you and your affiliates, the Other MA Parties and their affiliates or any of your or their respective securities or the Merger for purposes of United States federal securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Other MA Parties or your or their affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”) on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that unless you promptly notify us otherwise (provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities Exchange Commission requirements), (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) term sheets and notifications of changes to the Bridge Facility’s terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Bridge Facility shall, in each case, constitute Public Information; provided that all other information that is not specifically identified as “PUBLIC” (including any Projections (as defined herein)) shall be treated as being suitable only for posting to private Lenders.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

Notwithstanding anything to the contrary contained in this Commitment Letter or any other agreement or undertaking concerning the Bridge Facility, but without limiting your obligations to assist with syndication pursuant to this Section 3, none of the foregoing obligations under the provisions of this Section 3 nor the commencement, conduct or completion of the syndication contemplated by this Section 3 is a condition to the commitments, the obligations of the Initial Lenders hereunder or the funding of the Bridge Facility.

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4.	Information

You hereby represent and warrant that (with respect to any information (x) relating to the Other MA Parties and their affiliates and (y) provided by another person that is not your affiliate, to your knowledge) (a) all written information (including all Information Materials), other than the Projections, information and reports prepared by third party advisors and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the written financial performance projections, budgets, estimates and other forward-looking information (such financial projections and forward looking information being the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you (or, if different, the preparer thereof) to be reasonable at the time made (it being recognized by the Commitment Parties that the Projections are merely a prediction as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if such Information or Projections were furnished at such time and such representations were remade, then you will (and, solely to the extent permitted under the Merger Agreement, will use commercially reasonable efforts to cause the Other MA Parties to) promptly supplement the Information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances.

For the avoidance of doubt, nothing contained in this Commitment Letter shall require you to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you, the Other MA Parties or your or their respective affiliates; provided that (x) in the case of any confidentiality obligation, you shall have used commercially reasonable efforts to obtain consent to provide such information, (y) you shall notify us if any such information is being withheld as a result of any such obligation of confidentiality (but solely if providing such notice would not violate such confidentiality obligation) and (z) for the avoidance of doubt, you and your applicable affiliates will still be obligated to make any applicable representations and warranties related to information set forth in this Commitment Letter and the Bridge Documentation. Notwithstanding anything in this Commitment Letter to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Bridge Facility shall be those required to be delivered pursuant to paragraphs 5 and 6 of Exhibit C. You understand that in arranging and syndicating the Bridge Facility we may use and rely on the Information and Projections without independent verification thereof. The accuracy of the foregoing representations and warranties, whether or not cured or supplemented, shall not be a condition to the obligations of the Initial Lenders hereunder, which obligations are subject solely to the satisfaction of the conditions specified in Section 6.

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5.	Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.	Conditions

Each Initial Lender’s respective commitment to fund the Bridge Facility is subject solely to the satisfaction (or waiver by such Commitment Party) of the conditions set forth in this Section 6, in the Term Sheet under the heading “CERTAIN CONDITIONS - Initial Conditions” and in Exhibit C. Upon satisfaction (or waiver) of these conditions the closing and funding of the Bridge Facility required under this Commitment Letter shall occur.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Bridge Documentation to the contrary, (a) the only representations relating to you and the Other MA Parties and their subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Bridge Facility shall be (i) such of the representations made by any Other MA Parties (or its affiliates) in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the obligations of the Borrower (or an affiliate thereof) to close under the Merger Agreement or the Borrower (or an affiliate thereof) has the right to terminate its obligations, or decline to consummate the Merger, under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Bridge Documentation shall be in a form such that they do not impair availability of the Bridge Facility if the conditions set forth in this Section 6, in the Term Sheet under the heading “CERTAIN CONDITIONS - Initial Conditions” and in Exhibit C are satisfied or waived (it being understood that, to the extent any Collateral (including the grant or perfection of any security interest in such Collateral and receipt by the Initial Lenders of any title searches or appraisals in respect of Collateral consisting of real property) (other than to the extent that a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code with the Secretary of State (or analogous office) of the jurisdiction of formation of the Borrower and each Guarantor (other than Parent) or by the delivery of stock certificates or other equity certificates of subsidiaries of the Borrower that are part of the Collateral, if any, to the extent such stock certificates or other equity certificates have been received by a Loan Party prior to the Delayed Draw Closing Date after use of commercially reasonable efforts by the Loan Parties to procure such certificates) referred to in the Term Sheet that is required on the Delayed Draw Closing Date is not or cannot be provided on the Delayed Draw Closing Date, then the provision of such collateral shall not constitute a condition precedent to the availability of the Bridge Facility on the Delayed Draw Closing Date, but may instead be provided after the Delayed Draw Closing Date pursuant to arrangements to be mutually agreed but in any event not earlier than 90 days after the Delayed Draw Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to corporate existence, power and authority in relation to the entering into, provision of guarantees and security under, and performance of, the Bridge Documentation, due authorization, execution and delivery of, and enforceability of, the Bridge Documentation, creation, validity and perfection of first priority liens under the security documents (subject to the limitations set forth in the preceding sentence and liens permitted under the Bridge Documentation), no conflicts of the Bridge Documentation with organizational documents of the Loan Parties or applicable laws, no conflicts of the Bridge Documentation or the Transactions with debt agreements relating to any material indebtedness for borrowed money of the Loan Parties and the Other MA Parties and their subsidiaries that will be Loan Parties after giving effect to the Merger, use of proceeds to finance the Transactions, Investment Company Act, solvency (which shall be substantially in the form of the representation set forth in the solvency certificate attached hereto as Exhibit D, and shall be deemed to apply as of the Delayed Draw Closing Date after giving effect to the Transactions, to the Borrower and its subsidiaries on a consolidated basis), Patriot Act, use of proceeds in violation of OFAC, FCPA or other applicable anti-terrorism or anti-money laundering laws, and Federal Reserve margin regulations. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

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7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and its respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person (for the avoidance of doubt with respect to each Commitment Party, in its capacities set forth herein and not in any other separate capacity with respect to the Transactions) may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions, the use of the proceeds thereof or the transactions contemplated hereby or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon presentation of a summary statement for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent resulting from (x) the willful misconduct, bad faith or gross negligence of such indemnified person or its affiliates, or any of its or their respective directors, officers, directors, employees, agents, controlling persons, advisors or other representatives (collectively, the “Related Parties”) (as found by a final, non-appealable judgment of a court of competent jurisdiction), (y) a material breach of such indemnified person’s obligations under this Commitment Letter (as found by a final, non-appealable judgment of a court of competent jurisdiction) or (z) disputes solely between and among indemnified persons to the extent such disputes do not arise out of or in connection with any act or omission of you or any of your affiliates (other than any dispute involving an indemnified person acting in its capacity or fulfilling its role as an agent or arranger or similar role); provided, further, that you shall be responsible for the reasonable and documented out-of-pocket fees and expenses of only one counsel for all indemnified persons in connection with indemnification claims arising out of the same facts or circumstances and, solely in the case of an actual or potential conflict of interest, one additional counsel for the affected indemnified person and, if necessary or advisable, a single local counsel to the indemnified persons in each relevant jurisdiction and, solely in the case of an actual or potential conflict of interest, one additional external counsel in each applicable jurisdiction to the affected indemnified persons or similarly situated indemnified person and (b) regardless of whether the Delayed Draw Closing Date occurs, to reimburse each Commitment Party and its affiliates upon presentation of a summary statement for all reasonable and documented out-of-pocket expenses that have been invoiced prior to the Delayed Draw Closing Date or following termination or expiration of the commitments hereunder (including due diligence expenses (including, for avoidance of doubt, costs of any title searches or appraisals in respect of real property collateral incurred by the Commitment Parties, in each case, solely to the extent ordered after October 21, 2016), syndication expenses, travel expenses, and the fees, charges and disbursements of one primary counsel to each Commitment Party and, if necessary or advisable, a single local counsel to each Commitment Party in each relevant jurisdiction) incurred in connection with the Bridge Facility, the Transactions and any related documentation (including this Commitment Letter, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person). No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its Related Parties). None of the indemnified persons or you or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnification obligations with respect to third party claims to the extent set forth in this Section 7.

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Notwithstanding the foregoing, each indemnified person will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not be liable under this Commitment Letter for any settlement made by any indemnified person without your prior written consent (which consent shall not be unreasonably withheld or delayed). If any settlement is consummated with your written consent or if there is a final judgment in any such Proceedings, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the provisions hereof. You further agree that you will not, without our prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not we or any other indemnified person is an actual or potential party to such Proceeding) unless such settlement, compromise or consent (a) includes an unconditional release of us and each other indemnified person from all liabilities and obligations arising therefrom in form and substance satisfactory to such indemnified person and (b) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any indemnified person.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or an affiliate thereof) is a full service securities firm and each such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Other MA Parties or your or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, no Commitment Party or any affiliate thereof will use confidential information obtained from you or your affiliates, the Other MA Parties or their affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and such Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that no Commitment Party or any affiliate thereof has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, the Other MA Parties or your or their affiliates, confidential information obtained from other companies or persons.

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You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of any Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has any obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate. You agree you will not assert any claim relating to the transactions contemplated hereby against any indemnified person based on an alleged breach of agency or fiduciary duty. Please note that no Commitment Party or any affiliate thereof provides tax, accounting, regulatory or legal advice.

In addition, please note that UBSS (or an affiliate thereof) has been retained by the Borrower or the Other MA Parties as financial advisor (each in such capacity, a “Financial Advisor”) to the Borrower or the Other MA Parties in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) (i) you, your affiliates, and your and your affiliates’ respective officers, directors, employees, members or partners (excluding, in any event, shareholders of any public company), attorneys, accountants, agents and advisors, in each case, on a confidential and need-to-know basis and (ii) this Commitment Letter and the Fee Letter (with respect to the Fee Letter, only in a redacted form that is satisfactory to the Lead Arrangers in their sole discretion) may be disclosed to the officers, directors, employees, members or partners (excluding, in any event, shareholders of any public company), attorneys, accountants, agents and advisors of the Other MA Parties and their subsidiaries and the Other MA Parties themselves, in each case, on a confidential and need-to-know basis, (b) in any legal, judicial or administrative proceeding, or as otherwise required by law, compulsory legal process or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any syndication or other marketing material in connection with the Bridge Facility or in connection with any public filing requirement, (d) the Term Sheet may be disclosed to potential Lenders and to any rating agency in connection with the Bridge Facility, (e) to the extent any such information becomes publicly available other than by reason of disclosure by you or your affiliates in breach of this Commitment Letter, (f) with the written consent of each Commitment Party (which consent shall not be unreasonably withheld or delayed, and which may be in the form of e-mail), and (g) to the extent necessary to enforce your rights and remedies hereunder or thereunder. Notwithstanding the foregoing, following your acceptance hereof, this Commitment Letter (but not the Fee Letter) may be filed with the Securities Exchange Commission, and thereafter the foregoing restrictions on the disclosure of the Commitment Letter (but not the Fee Letter) shall no longer apply. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary of the date of this Commitment Letter.

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Each Commitment Party shall use all information received by it in connection with the transactions contemplated hereby solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies in connection with having the Bridge Facility rated, (b) to any Lenders or participants or prospective Lenders or participants or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its affiliates or any of their respective obligations, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case the applicable Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction or any self-regulatory body having oversight over the applicable Commitment Party or its affiliates, (e) to the directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents of each Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, and the applicable Commitment Party shall be responsible for such persons’ compliance with this paragraph, (f) to any of its respective affiliates and such affiliates’ respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the applicable Commitment Party shall be responsible for such persons’ compliance with this paragraph) solely in connection with Transactions and any related transactions contemplated hereby, (g) to the extent any such information becomes publicly available other than by reason of disclosure by a Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or any confidentiality obligation known to such Commitment Party, such affiliate or such Representative, (h) for purposes of establishing a “due diligence” defense and (i) with your prior written consent (which consent shall not be unreasonably withheld or delayed, and which may be in the form of e-mail); provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the applicable Commitment Party (which shall in any event be no less protective than customary market standards for dissemination of such type of information) or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate on the date that is two years immediately following the date of this Commitment Letter.

10.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. Each Commitment Party reserves the right to employ the services of its affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates or branches may agree in their sole discretion (which shall in no event increase the aggregate amount of fees payable by you or the Borrower hereunder). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf’ or “tif’) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided that the interpretations of (a) a Company Material Adverse Effect, (b) the accuracy of any Merger Agreement Representation and whether as a result of a breach thereof you (or any of your affiliates) has the right to terminate its or their respective obligations under the Merger Agreement and (c) whether the Merger has been consummated in accordance with the Merger Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland.

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You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.

Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow each Commitment Party to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and each Lender.

This paragraph and the indemnification, fee, expense reimbursement, jurisdiction, venue, governing law, agreement not to assert conflicts, agreement not to assert fiduciary duty, syndication, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that the provisions under the heading “Syndication” and “Information” shall terminate on the Syndication Date and the provisions under the heading “Confidentiality”, if not terminated pursuant to the succeeding proviso, shall terminate in accordance with their terms; provided, further, that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Bridge Documentation, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Bridge Documentation has comparable provisions with comparable coverage. Following the Acceptance Date, you may terminate the Initial Lenders’ commitments hereunder in full or in part at any time.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally) with respect to the subject matter contained herein; it being acknowledged and agreed that the funding of the Bridge Facility is subject only to the applicable conditions set forth in Section 6, in the Term Sheet under the heading “CERTAIN CONDITIONS - Initial Conditions” and in Exhibit C.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to UBSAG executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on September 6, 2016. This offer will automatically expire at such time if UBSAG has not received such executed counterparts in accordance with the preceding sentence. In the event that the Delayed Draw Closing Date does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree in writing to an extension. “Expiration Date” means the earliest of (i) April 21, 2017, (ii) the closing of the Merger without the use of the Bridge Facility and (iii) the termination of the Merger Agreement (as defined in Exhibit A hereto) prior to the closing of the Merger.

[Remainder of Page Intentionally Left Blank]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

UBS AG, STAMFORD BRANCH

By:
Name:
Title:

By:
Name:
Title:

UBS SECURITIES LLC

By:
Name:
Title:

By:
Name:
Title:

Commitment Letter Signature Page

CITIZENS BANK, N.A.

By:
Name:
Title:

By:
Name:
Title:

Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

AMERICAN FINANCE OPERATING PARTNERSHIP, L.P.

By:
Name:
Title:

Commitment Letter Signature Page

Exhibit A

PROJECT BODHI
TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C, as applicable.

American Finance Trust, Inc. (“Parent”), the parent company of American Finance Operating Partnership, L.P. (the “Parent Operating Partnership” or the “Borrower”), has entered into an Agreement and Plan of Merger (together with all exhibits, schedules, attachments and disclosure letters thereto, the “Merger Agreement” (it being understood that such term shall also refer to the Merger Agreement as it may be amended, supplemented or otherwise modified in accordance with the provisions of Section 2 of Exhibit C), dated as of September 6, 2016, among Parent, Parent Operating Partnership, Genie Acquisition, LLC (“Merger Sub”), American Realty Capital-Retail Centers of America, Inc. (the “Company”) and American Realty Capital Retail Operating Partnership, L.P. (the “Company Operating Partnership”; and together with the Company, the “Other MA Parties”; and the Other MA Parties, collectively with Parent, the Parent Operating Partnership and Merger Sub, the “Merger Parties”). In connection therewith, it is intended that:

(a)            The Borrower will obtain the bridge facility (the “Bridge Facility”) as described in the Term Sheet.

(b)            The proceeds of the Bridge Facility received by the Borrower on the Delayed Draw Closing Date will be applied, directly or indirectly, by the Borrower (i) to refinance in full certain of the outstanding indebtedness of the Other MA Parties and their subsidiaries in connection with the consummation of the Transactions (including, without limitation, the unwinding of certain derivative arrangements entered into with respect to such indebtedness) (collectively, the “Refinancing”), (ii) to pay up to 10% of the Merger Consideration and the Partnership Merger Consideration (each as defined in the Merger Agreement), taken as a whole, and (iii) to pay any premiums, fees, costs and expenses incurred in connection with the Refinancing and the Merger (collectively, the “Transaction Costs”).

(c)            The Merger Parties will consummate the Merger in a manner consistent with the Merger Agreement, which will in any event result in (x) the merger of Merger Sub with and into the Company, with Merger Sub being the surviving entity, (y) the merger of the Company Operating Partnership with and into the Parent Operating Partnership, with the Parent Operating Partnership being the surviving entity and (z) the conversion of outstanding common stock of Company and the outstanding partnership units of the Company Operating Partnership into the right to receive the Merger Consideration and the Partnership Merger Consideration (each as defined in the Merger Agreement) (clauses (x), (y) and (z) together, the “Merger”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Delayed Draw Closing Date” shall mean the date, if any, of the consummation of the Merger, the satisfaction or waiver of the conditions set forth in Exhibit C and the funding of the Bridge Facility.

Exhibit B

Project Bodhi

$360.0 million

Bridge Facility

Summary of Terms and Conditions

Capitalized terms used but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached, as applicable. Set forth below is a summary of the principal terms and conditions for the Bridge Facility.

1.	PARTIES

Borrower:	American Finance Operating Partnership, L.P. (the “Parent Operating Partnership” or the “Borrower”).
Guarantors:

The direct parent company of the Borrower and each of the Borrower’s direct and indirect subsidiaries; provided that Guarantors shall not include, (a)  any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Delayed Draw Closing Date or at the time of acquisition thereof after the Delayed Draw Closing Date (so long as such contractual obligation was not entered into in contemplation thereof), in each case, from guaranteeing the Bridge Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guaranty unless such consent, approval, license or authorization has been received, (b) any subsidiary whose guarantee the Borrower and the Initial Lenders shall reasonably determine that the costs of obtaining such guarantee are excessive in relation to the value of the guarantee, and (c) any subsidiary whose guarantee would result in material adverse tax consequences to the Borrower or one of its subsidiaries as reasonably determined by the Borrower in good faith (the “Guarantors”; collectively, with the Borrower, the “Loan Parties”).

Lead Arrangers and Bookrunners:	UBS Securities LLC and Citizens Bank, N.A. (in such capacity, the “Lead Arrangers”).

Administrative Agent:	UBS AG, Stamford Branch (in such capacity, the “Administrative Agent”).

Syndication Agent:	Citizens Bank, N.A. (in such capacity, the “Syndication Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Lead Arrangers and reasonably acceptable to the Borrower (collectively, the “Lenders”), including with respect to the Bridge Facility, UBS AG, Stamford Branch and Citizens Bank, N.A.

2.	BRIDGE FACILITY

Type and Amount:	A 364-day term loan facility (the “Bridge Facility”) with commitments thereunder in the amount of $360.0 million (as reduced prior to the Delayed Draw Closing Date pursuant to the provisions set forth under the headings “Repayments and Commitment Reductions” and “Mandatory Prepayments and Commitment Reductions” below, the “Bridge Commitments; the loans thereunder, the “Bridge Loans”).

Availability:

The Lenders will make the Bridge Loans in a single drawing on the Delayed Draw Closing Date. Repayments and prepayments of the Bridge Loans may not be reborrowed. Any unused portion of the Bridge Facility will be automatically cancelled after the aforesaid single borrowing.

Maturity:	The Bridge Loans will mature on the date that is 364 days after the Delayed Draw Closing Date.
Amortization:	None.
Use of Proceeds:	The proceeds of the Bridge Loans will be used exclusively to finance in part the Refinancing and the Merger and pay the related Transaction Costs.

3.	CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.
Repayments and Commitment Reductions:

Bridge Loans may be prepaid and Bridge Commitments may be reduced, in whole or in part, in minimum amounts equal to $1,000,000 or a whole multiple thereof, at the option of the Borrower at any time upon three days’ prior notice, without premium or penalty but subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Bridge Loans prior to the last day of the relevant interest period.

Mandatory Prepayments and Commitment Reductions:	From and after the date that the Borrower countersigns this Commitment Letter (the “Acceptance Date”) to the Delayed Draw Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Documentation (as applicable) shall be permanently reduced, and on and after the Delayed Draw Closing Date, the Bridge Loans shall be prepaid at par plus accrued and unpaid interest, in each case, on a dollar-for-dollar basis, by (in each case, subject to the Bridge Documentation Principles):

B-2

(x) 100% of the net cash proceeds (which shall include deductions for fees and expenses (including the repayment of any debt (and any fees, premiums or breakage costs in connection therewith) secured by such real estate asset) as well as deductions for proceeds allocated for REIT maintenance and corporate or excise tax minimization amounts (the “Asset Sale Net Cash Proceeds”)) of all real estate assets sold or otherwise disposed of by the Borrower, Other MA Parties or any of their respective subsidiaries after the Acceptance Date within one business day (or in the case of a commitment reduction, on the date) of receipt of such proceeds; provided that no such commitment reduction or loan prepayment shall be required with respect to this clause (x) with respect to net cash proceeds in an aggregate amount below a threshold to be agreed;

(y) 100% of the net cash proceeds of debt incurrences from new debt commitments obtained after the Acceptance Date of the Borrower or its subsidiaries other than any indebtedness permitted to be incurred under the Bridge Documentation; and

(z) 100% of the net cash proceeds, if any, from the issuance of any equity securities by the Parent, the Borrower or any Guarantor (other than net cash proceeds from (A) issuances and settlements pursuant to employee stock plans or other benefit or employee incentive arrangements, (B) issuances of shares of capital stock or rights to wholly owned Subsidiaries and (C) issuances of shares of capital stock in connection with the conversion of convertible shares or units of such party outstanding as of the date hereof or otherwise issued in compliance with the Merger Agreement).

Mandatory Bridge Commitment reductions and/or mandatory prepayments of Bridge Loans shall be applied, without premium or penalty (but subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Bridge Loans prior to the last day of the relevant interest period), pro rata to the outstanding Bridge Commitments or Bridge Loans, as the case may be.

B-3

Mandatory prepayments will not be required to the extent the Borrower reasonably determines that any required repatriation of funds from the Borrower’s foreign subsidiaries in order to effect such prepayments would have a material adverse tax or cost consequence for itself or its beneficial owners, contravene applicable law or give rise to a risk of liability for the directors of such subsidiaries.

4.	COLLATERAL

Collateral:	Subject to the limitations set forth below in this section and the Limited Conditionality Provision, the obligations of the Borrower and the Guarantors (other than Parent) in respect of the Bridge Facility will be secured by: (a) a perfected first-priority pledge of all of the equity interests issued by each Guarantor (other than Parent) and (b) a perfected first-priority security interest in substantially all real property of the Loan Parties and the net cash proceeds from dispositions of such real property, whether or not mortgages covering such real property have been executed, delivered and/or recorded (it being understood and agreed that no control agreements will be required with respect to any such Collateral) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”), subject to certain liens to be agreed. For the avoidance of doubt, (x) the Collateral shall include, without limitation, all real property assets of the Loan Parties set forth in Exhibit E hereto unless a pledge of such real property assets to secure the Bridge Facility is, as of the date hereof, prohibited under that certain Amended and Restated Credit Agreement, dated as of December 2, 2014, among, inter alios, American Realty Capital Retail Operating Partnership, L.P., as borrower, and BMO Harris Bank N.A., as administrative agent (as in effect on the date hereof), but only for so long as such prohibition is applicable, (all such real property assets not subject to any such prohibition, collectively, the “Bridge Facility Properties”) and (y) to the extent the mortgage of such real property or pledge of the equity interests issued by the owner of such real property is required under the terms of any property-level financing, the proceeds of which are used to reduce commitments or prepay Bridge Loans in accordance with clause (y) under the heading “Mandatory Prepayments and Commitment Reductions” above, such real property and/or equity interests, as the case may be, shall be automatically released from the security interest anticipated hereby concurrent with the consummation of such financing, so long as, after giving pro forma effect to any such reduction of commitments and/or prepayment of Bridge Loans, as the case may be, and release of such real property and/or equity interests, as the case may be, the ratio of (i) the aggregate Bridge Commitments or Bridge Loans, as applicable, outstanding at such time to (b) the aggregate appraised value of the Bridge Facility Properties (net of the aggregate amount of any indebtedness or other amounts secured by encumbrances thereon (other than the Bridge Loans)) (as determined by Financial Institutions Reform, Recovery, and Enforcement Act of 1989 compliant appraisals for such Bridge Facility Properties dated as of a recent date (“FIRREA-Compliant Appraisals”)) for which FIRREA-Compliant Appraisals have been delivered is no greater than 0.50 to 1.00.

B-4

Notwithstanding anything to the contrary contained herein (but subject to the last sentence of the immediately preceding paragraph), the Collateral shall exclude the following: (i) to the extent requiring the consent of one or more third parties (that are not a Loan Party or any direct or indirect parent thereof) or prohibited by the terms of any applicable organizational documents, equity interests in any person other than wholly-owned subsidiaries (but only for so long as such prohibition is applicable and to the extent not entered into in contemplation hereof), (ii) any property subject to a purchase money security interest or similar arrangement not prohibited by the Bridge Documentation to the extent that a grant of a security interest therein would require the consent of a third party that are not a Loan Party or any direct or indirect parent or subsidiary thereof (unless such consent has been received), violate or invalidate such lease, license, contract, agreement, document or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or any parent or subsidiary thereof) after giving effect to the applicable anti-assignment provisions of the UCC, (iii) assets of any subsidiary that are prohibited by any permitted contractual obligation binding on such asset that is existing on the Delayed Draw Closing Date (or, if later, the date of acquisition of such asset) from being pledged to secure the Bridge Facility, or such pledge would trigger termination pursuant to any “change of control” or similar provision under such contract, or which would require governmental (including regulatory) consent, approval, license or authorization to pledge such assets, unless such consent, approval, license or authorization has been received, (iv) assets the pledging of which would have a material adverse tax consequence for the Borrower or its beneficial owners, as may reasonably be determined by the Borrower in good faith and (v) assets in circumstances where the Initial Lenders and the Borrower reasonably agree that the cost, burden or consequences of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby (the foregoing described in clauses (i) through (v) are, collectively, “Excluded Assets”).

B-5

The Loan Parties shall not be required to obtain third party acknowledgements or consent in support of the creation, perfection or enforcement of security interests in the Collateral.

5.	CERTAIN CONDITIONS

Initial Conditions:

The availability of the Bridge Facility on the Delayed Draw Closing Date to finance the Transactions will be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and in Exhibit C.

6.	DOCUMENTATION

Bridge Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Documentation”) shall (i) contain only those conditions to funding on the Delayed Draw Closing Date that are consistent with the Commitment Letter, including this Term Sheet and (ii) except as otherwise provided herein or otherwise mutually agreed by the Borrower and the Lead Arranger, contain terms substantially similar to, and in no event be less favorable to the Loan Parties and their subsidiaries taken as a whole than, those contained in that certain Credit Agreement, dated as of July 25, 2013, by and among American Realty Capital Global Partnership, L.P., JPMorgan Chase Bank, N.A., and the lenders and agents party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, but with such changes as are necessary or reasonably advisable to reflect the nature of the Bridge Facility as a bridge facility (including, without limitation, any changes necessary or advisable to reflect the nature of the Bridge Facility as a secured term loan facility with no “Borrowing Base” or similar constructs) and, following the Delayed Draw Closing Date, taking into account the specific nature of the business of the Borrower and its subsidiaries (including as to business and financial accounting of the Borrower and operational and strategic requirements of the Borrower and its subsidiaries in light of their consolidated size, industries, practices and the Borrower’s proposed business plan) (collectively, the “Bridge Documentation Principles”).

B-6

For the avoidance of doubt, on and after the Delayed Draw Closing Date and prior to the delivery of the financial statements first required to be delivered under the Bridge Documentation, any financial calculations and the component definitions thereof shall be calculated on a pro forma basis for the Merger, which, in the case of calculations over an applicable test period, shall mean calculated as if the Merger had occurred on the first day of the applicable test period, and in the case of calculations as of a given date, shall mean calculated as if the Merger has occurred as of such date.

Financial Covenants:	Subject to the Bridge Documentation Principles, usual and customary for financings of this type.
Representations and Warranties:	Subject to the Bridge Documentation Principles, usual and customary for financings of this type.
Affirmative Covenants:

Subject to the Bridge Documentation Principles, usual and customary for financings of this type including, without limitation, a covenant to provide and to record mortgages, in form and substance reasonably satisfactory to the Initial Lenders, with respect to the Bridge Facility Properties within (but no earlier than) 60 calendar days after the Delayed Draw Closing Date to the extent any Bridge Loans remain outstanding on such date (subject to a grace period of 60 calendar days).

Negative Covenants:	Subject to the Bridge Documentation Principles, usual and customary for financings of this type applicable to the Borrower and each of its subsidiaries (including, without limitation, a negative pledge covenant and a prohibition on entering into restrictive agreements), and a passive holding company covenant applicable to Parent.

B-7

Events of Default:	Subject to the Bridge Documentation Principles, usual and customary for financings of this type.
Voting:

Amendments and waivers with respect to the Bridge Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of Bridge Loans and Bridge Commitments (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest (other than waivers of default interest) or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of such Lender’s commitment and (iv) changes to the waterfall provision and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the Collateral, (iii) release of all or substantially all of the value of the guaranties and (iv) changes in the pro rata sharing provisions (it being understood that amendments involving increased Applicable Margin or other compensation solely for extending lenders will not be considered a change in the pro rata sharing provisions).

The Bridge Documentation shall contain customary lender replacement provisions including in respect of increased cost lenders, and non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Bridge Loans and Bridge Commitments with the consent, not to be unreasonably withheld or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment (solely with respect to principal or interest) or bankruptcy event of default has occurred and is continuing and (b) the Administrative Agent, unless a Bridge Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of a partial assignment (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000, unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment. The Lenders shall also be permitted to sell participations in their Bridge Loans. Participants shall have the same benefits as the selling Lenders with respect to yield protection and increased cost provisions, subject to customary limitations. Participants shall have no direct voting rights, but the agreement between the applicable Lender and the participant may provide the participant with consent rights that are limited to those matters set forth in clause (a) of the second preceding paragraph with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Bridge Loans in accordance with applicable law shall be permitted without restriction.

B-8

Yield Protection:	Subject to the Bridge Documentation Principles, usual and customary for financings of this type.
Defaulting Lenders:	Subject to the Bridge Documentation Principles, usual and customary for financings of this type.
Expenses and Indemnification:	Subject to the Bridge Documentation Principles, usual and customary for financings of this type.
Governing Law and Forum:	New York.
Counsel to the Administrative Agent and the Lead Arrangers:	White & Case LLP.

Counsel to the Syndication Agent:	Riemer & Braunstein LLP.

B-9

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Bridge Loans comprising each borrowing will bear interest at a rate per annum equal to the Eurodollar Rate, plus the Applicable Margin.
As used herein:

“Applicable Margin” means a percentage per annum equal to 2.50%; provided that the Applicable Margin with respect to the Bridge Facility set forth above will increase by an additional 50.0 basis points on the date that is 90 days following the Delayed Draw Closing Date and every 90 days thereafter, up to a maximum increase of 100 basis points.

“Interest Period” means a period of one, two, three or six months as selected by the Borrower.

“Eurodollar Rate” means the greater of (i) the rate equal to the London Interbank Offering Rate for deposits of U.S. dollars corresponding to the applicable Interest Period determined by the Administrative Agent at the start of each Interest Period and (ii) 1.00%.

Interest Payment Dates:	Subject to the Bridge Documentation Principles, usual and customary for financings of this type.
Default Rate:

At any time when the Borrower is in default in the payment of any amount under the Bridge Facility, after giving effect to any applicable grace period, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Rate and Fee Basis:	Subject to the Bridge Documentation Principles, usual and customary for financings of this type.

Exhibit C

Project Bodhi
Bridge Facility
Conditions

The availability of the Bridge Facility made on the Delayed Draw Closing Date to finance the Transactions shall be subject solely to the satisfaction (or waiver) of the following conditions (in each case, subject to the Limited Conditionality Provision) prior to the Expiration Date. Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.

1.           On the Delayed Draw Closing Date, each Loan Party party thereto shall have executed and delivered the definitive credit agreement with respect to the Bridge Facility and the Commitment Parties shall have received:

a.	customary officer’s certificates, resolutions and corporate records, borrowing notices, legal opinions and good standing certificates (solely with respect to the jurisdiction of incorporation or formation of the relevant Loan Party) (if applicable); and

b.	a certificate from the chief financial officer of the Borrower, substantially in the form attached hereto as Exhibit D.

2.           The Merger shall be consummated pursuant to the Merger Agreement substantially concurrently with the funding of the Bridge Facility, and no provision thereof shall have been amended or waived by the Borrower or its affiliates, and no consent shall have been given thereunder by the Borrower or its affiliates, in any manner materially adverse to the interests of any Commitment Party or the Lenders without the prior written consent of each Commitment Party (such consent not to be unreasonably withheld or delayed) (it being agreed that (i) any amendment to the definition of Company Material Adverse Effect in the Merger Agreement shall be deemed material and adverse to the interests of the Commitment Parties and the Lenders for purposes hereof and (ii) any consent or waiver granted under the Merger Agreement in accordance with the express terms thereof shall not be considered an amendment, waiver or other modification of the Merger Agreement to the extent that the effect or result of such consent or waiver is not materially adverse to the interests of the Commitment Parties or the Lenders).

3.           On the Delayed Draw Closing Date, there does not exist any event, circumstance or occurrence arising after the date of the Merger Agreement that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Company Material Adverse Effect (as defined in the Merger Agreement).

4.           Each Commitment Party shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of (x) the Parent and its subsidiaries and (y) the Other MA Parties and their respective subsidiaries, in each case for the three most recently completed fiscal years ended at least 90 days before the Delayed Draw Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of (x) the Borrower and its subsidiaries and (y) the Other MA Parties and their respective subsidiaries, in each case, for each subsequent fiscal quarter, if any, ended at least 45 days before the Delayed Draw Closing Date; provided that filing of the required financial statements on form 10-K and form 10-Q by the Parent or the Other MA Parties, as applicable, will satisfy the foregoing requirements.

2

5.           Each Commitment Party shall have received a pro forma unaudited consolidated balance sheet and related pro forma consolidated statement of income of the Parent and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Delayed Draw Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

6.           The Administrative Agent shall have received, at least 5 days prior to the Delayed Draw Closing Date (to the extent requested by the Administrative Agent in writing at least 10 days prior to the Delayed Draw Closing Date), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

7.           Subject to the Limited Conditionality Provision, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the Bridge Documentation) in the Collateral (other than, for the avoidance of doubt, (x) the provision of mortgages and other mortgage-related deliverables and (y) title searches and appraisals to the extent not expressly required pursuant to the terms hereof to be delivered on or prior to the Delayed Draw Closing Date)) shall have been taken.

8.           Subject to the Limited Conditionality Provision, each (i) Specified Representation shall be true and correct in all material respects (or in the case of any Specified Representation already qualified by materiality, in all respects) on and as of the Delayed Draw Closing Date, except that any Specified Representation that expressly relates to a given date or period shall be true and correct in all material respects (or in the case of any Specified Representation already qualified by materiality, in all respects) as of the respective date or for the respective period, as the case may be; provided that, to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such qualification shall be deemed to refer to a “Company Material Adverse Effect” (as defined in the Merger Agreement) for purposes of any such representations and warranties made or deemed made on, or as of, the Delayed Draw Closing Date (or any date prior thereto), and (ii) Merger Agreement Representation shall be true and correct in all material respects (or in the case of any Merger Agreement Representation already qualified by materiality, in all respects) to the extent required by the Limited Conditionality Provision.

9.           The Borrower shall have ordered title searches for all Bridge Facility Properties on or prior to October 28, 2016, and delivered all such title searches received prior to the Delayed Draw Closing Date to the Lead Arrangers.

10.         The ratio of (a) the aggregate Bridge Commitments as of the Delayed Draw Closing Date (prior to giving effect to the incurrence of any Bridge Loans) to (b) the aggregate appraised value of the Bridge Facility Properties (net of the aggregate amount of any indebtedness or other amounts secured by encumbrances thereon (other than the Bridge Loans)) (as determined by FIRREA-Compliant Appraisals) for which FIRREA-Compliant Appraisals have been ordered by the Administrative Agent no later than November 4, 2016, and received by the Administrative Agent prior to the Delayed Draw Closing Date shall be no greater than 0.50 to 1.00; provided that, if the foregoing ratio cannot be satisfied as a result of both (i) the Administrative Agent not ordering such FIRREA-Compliant Appraisals on or prior to November 4, 2016 and (ii) the applicable Commitment Parties not receiving any such FIRREA-Compliant Appraisals on or before the Delayed Draw Closing Date, then notwithstanding anything herein to the contrary, the condition in this paragraph 10 shall be deemed waived by the Commitment Parties.

3

Exhibit D

FORM OF SOLVENCY CERTIFICATE

[               , 20       ]

I, [___________], certify that I am the duly appointed, qualified and acting chief financial officer of [__________], a [__________] (“Company”), and in such capacity, and not individually, that:

On the date hereof, after giving effect to the Transactions and the related transactions contemplated by the Bridge Documentation, Company and its subsidiaries, when taken as a whole on a consolidated basis, (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

The undersigned is familiar with the business and financial position of Company and its subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Company and its subsidiaries after consummation of the transactions contemplated by the Bridge Documentation.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has hereunto signed his name as of the date first set forth above.

By:
Name:
Title: [Chief Financial Officer]

Solvency Certificate Signature Page

Exhibit E

Real Property Assets

Property	Owner	Address	City	State
Shops At West End	ARC WEMPSMN001, LLC	1621 West End Blvd	St. Louis Park	MN
Southroads Shopping Center	ARC SRTULOK001, LLC	5211 East 41st Street	Tulsa	OK
Montecito Crossing	ARC MCLVSNV001, LLC	6610-6750 North Durango Drive	Las Vegas	NV
Township Marketplace	ARC TMMONPA001, LLC	115 Wagner Road	Monaca	PA
Best on the Boulevard	ARC BBLVSNV001, LLC	3810-3910 South Maryland Parkway	Las Vegas	NV
Colonial Landing	ARC CLORLFL001, LLC	3228 E Colonial Drive	Orlando	FL
The Streets of West Chester	ARC SWWCHOH001, LLC	9465 Civic Center Boulevard	West Chester	OH
Northpark Center	ARC NPHUBOH001, LLC	8301 Old Troy Pike	Huber Heights	OH
Jefferson Commons	ARC JCLOUKY001, LLC	4901 Outer Loop	Louisville	KY
The Centrum	ARC CTCHRNC001, LLC	10500 Centrum Parkway	Charlotte	NC
Northwoods Marketplace	ARC NWNCHSC001, LLC	7620 Rivers Avenue	North Charleston	SC
Northlake Commons	ARC NCCHRNC001, LLC	9309-9330 Center Lake Drive	Charlotte	NC
The Shoppes at Wyomissing	ARC SWWMGPA001, LLC	746 Woodland Road	Wyomissing	PA
Anderson Station	ARC ASANDSC001, LLC	100 Station Drive	Anderson	SC
Parkside Shopping Center	ARC PSFKFKY001, LLC	7700 John Davis Drive	Frankfort	KY
Shops at Rivergate South	ARC RGCHRNC001, LLC	Steele Creek Road and Walker Branch Drive	Charlotte	NC
Southway Shopping Center	ARC SWHOUTX001, LLC	8006-8230 South Gessner Drive	Houston	TX

3

Centennial Plaza	ARC CPOKCOK001, LLC	5801 N. May Avenue	Oklahoma City	OK
Harlingen Corners	ARC HCHARTX001, LLC	SWQ of US-83 and Dixieland Street	Harlingen	TX
Cross Pointe Centre	ARC CPFAYNC001, LLC	5075 Morganton Road	Fayetteville	NC
Prairie Town Center	ARC PTSBGIL001, LLC	2450 West Schaumburg Road	Schaumburg	IL
Riverbend Marketplace	ARC RBASHNC001, LLC	129 Bleachery Boulevard	Asheville	NC
Shoppes of West Melbourne	ARC SMWMBFL001, LLC	1501 West New Haven Ave.	West Melbourne	FL
Bison Hollow	ARC BHTVCMI001, LLC	3299 US Highway 31	Traverse City	MI
Pine Ridge Plaza	ARC PRLAWKS001, LLC	3106 Iowa Street	Lawrence	KS
West Lake Crossing	ARC WLHUMTX001, LLC	19125 W. Lake Houston Parkway E	Humble	TX
Towne Centre Plaza	ARC TCMESTX001, LLC	2701 North Mesquite Drive	Mesquite	TX
Stirling Slidell Centre	ARC SSSDLLA001, LLC	61103 Airport Road	Slidell	LA
North Lakeland Plaza	ARC NLLKLFL001, LLC	4241 N. US Highway 98	Lakeland	FL
Village at Quail Springs	ARC QSOKCOK001, LLC	2201 West Memorial Road	Oklahoma City	OK
Lowe’s	ARC LWFYTNC001, LLC	3909 Ramsey Street	Fayetteville	NC

4

Exhibit D

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of American Realty Capital – Retail Centers of America, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting Article XIV in its entirety and substituting in lieu thereof the following:

[INTENTIONALLY RESERVED]

SECOND: The Charter is hereby amended by deleting the following definitions in their entirety under the heading “DEFINITIONS” in Article IV of the Charter:

“ROLL-UP ENTITY” means a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

“ROLL-UP TRANSACTION” means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Company and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:

(a)      a transaction involving securities of a company that have been for at least twelve (12) months listed on a national securities exchange; or

(b)      a transaction involving the conversion to corporate, trust or association form of only the Company, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i)       the voting rights of the holders of the Shares;

(ii)      the term of existence of the Company;

(iii)     Sponsor or Advisor compensation; or

(iv)     the Company’s investment objectives.

THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer, President and Chairman of the Board of Directors and attested to by its Chief Financial Officer, Treasurer and Secretary on this ___th day of ________, 2016.

ATTEST:           AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

By:		By:	(SEAL)
Name:	Katie P. Kurtz	Name:	Edward M. Weil, Jr.
Title:	Chief Financial Officer,	Title:	Chief Executive Officer, President and
	Treasurer and Secretary		Chairman of the Board of Directors

Exhibit E

Execution Version

THIRD AMENDED AND RESTATED

ADVISORY AGREEMENT

BY AND AMONG

AMERICAN FINANCE TRUST, INC.,

AMERICAN FINANCE OPERATING PARTNERSHIP, L.P.,

AND

AMERICAN FINANCE ADVISORS, LLC

Dated as of September 6, 2016

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22.	NOTICES	26

23.	MODIFICATION	27

24.	SEVERABILITY	27

25.	COMPANY EXISTING PROPERTY MANAGEMENT AND LEASING AGREEMENT; COMPANY ADDITIONAL AGREEMENTS	27

26.	GOVERNING LAW	27

27.	ENTIRE AGREEMENT	28

28.	NO WAIVER	28

29.	EFFECTIVENESS OF THIRD AMENDED AND RESTATED ADVISORY AGREEMENT	28

30.	PRONOUNS AND PLURALS	28

31.	HEADINGS	28

32.	EXECUTION IN COUNTERPARTS	28

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ADVISORY AGREEMENT

THIS THIRD AMENDED AND RESTATED ADVISORY AGREEMENT (this “Agreement”) dated as of September 6, 2016, is entered into among American Finance Trust, Inc., a Maryland corporation (the “Company”), American Finance Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and American Finance Advisors, LLC, a Delaware limited liability company.

WITNESSETH

WHEREAS, the Company is a Maryland corporation created in accordance with Maryland General Corporation Law;

WHEREAS, the Company is the general partner of the Operating Partnership;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board of Directors of the Company, all as provided herein;

WHEREAS, the Advisor is willing to render such services, subject to the supervision of the Board of Directors of the Company, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Company, the Operating Partnership and the Advisor (i) entered into that certain Advisory Agreement, dated as of April 4, 2013 (the “Original Agreement”), (ii) amended and restated the Original Agreement on June 5, 2013 and as amended April 15, 2015 (the “Amended and Restated Advisory Agreement”) and (iii) amended and restated the Amended and Restated Advisory Agreement on April 29, 2015 (as amended by the First Amendment to Second Amended and Restated Advisory Agreement, dated as of January 18, 2016, the “Second Amended and Restated Advisory Agreement”);

WHEREAS, as of the date hereof, the Company and the Operating Partnership have entered into the Agreement and Plan of Merger (the “Merger Agreement”) with Genie Acquisition, LLC, American Realty Capital – Retail Centers of America, Inc. and American Realty Capital Retail Operating Partnership, L.P.; and

WHEREAS, in connection with the Merger Agreement, the Company, the Operating Partnership and the Advisor desire to amend and restate the Second Amended and Restated Advisory Agreement with the effectiveness conditioned on, subject to, and only at, the Effective Time (as defined in the Merger Agreement, and such date being the “Effective Date”), and in the event that Closing (as defined in the Merger Agreement) does not occur or the Merger Agreement is terminated, then this Third Amended and Restated Advisory Agreement shall not take effect and the Second Amended and Restated Advisory Agreement shall continue in full force and effect;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound as of the Effective Date, hereby agree as follows:

1.          DEFINITIONS. As used in this Agreement, the following terms have the definitions set forth below:

“Acquisition Expenses” means any and all expenses, incurred by the Company, the Operating Partnership, the Advisor or any of their Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investments, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, brokerage fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Adjusted Outstanding Shares” means, for the applicable period, the number of shares of Common Stock, OP Units and other equity-based awards, excluding restricted stock units or any other equity based awards that are subject to performance metrics that are not currently achieved, outstanding on a daily weighted average basis during such period, adjusted as necessary to exclude the effect of dividends or distributions paid in shares of Common Stock, subdivision of outstanding shares of Common Stock into a greater number of shares, combination of outstanding shares of Common Stock into a smaller number of shares, any reclassification of shares of Common Stock, repurchases by the Company of shares of Common Stock and redemptions of shares of Common Stock.

“Advisor” means American Finance Advisors, LLC, a Delaware limited liability company, any successor advisor to the Company and the Operating Partnership, or any Person to which American Finance Advisors, LLC or any successor advisor subcontracts substantially all its functions. Notwithstanding the foregoing, a Person hired or retained by American Finance Advisors, LLC to perform property management and related services for the Company or the Operating Partnership that is not hired or retained to perform substantially all the functions of American Finance Advisors, LLC with respect to the Company and the Operating Partnership as a whole shall not be deemed to be an Advisor.

“Affiliate” or “Affiliated” means with respect to any Person, (i) any other Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such Person; (ii) any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such Person; (iii) any other Person directly or indirectly controlling, controlled by or under common control with such Person; (iv) any executive officer, director, trustee or general partner of such Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

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“Agreement” has the meaning set forth in the preamble, and such term shall include any amendment or supplement hereto from time to time.

“Amended and Restated Advisory Agreement” has the meaning set forth in the recitals.

“Articles of Incorporation” means the charter of the Company, as the same may be amended from time to time.

“Base Management Fee” means the fees payable to the Advisor or its assignees pursuant to Section 10(g).

“Board of Directors” or “Board” means the Board of Directors of the Company.

“By-laws” means the by-laws of the Company, as amended and as the same are in effect from time to time.

“Cause” means (i) fraud, criminal conduct, willful misconduct or illegal or negligent breach of fiduciary duty by the Advisor, or (ii) if any of the following events occur: (A) the Advisor shall breach any material provision of this Agreement, and after written notice of such breach, shall not cure such default within thirty (30) days or have begun action within thirty (30) days to cure the default which shall be completed with reasonable diligence; (B) the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Advisor, for all or substantially all its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Advisor for reorganization, and such adjudication or order shall remain in force or unstayed for a period of thirty (30) days; or (C) the Advisor shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.

“Change of Control” means a change of control of the Company of a nature that would be required to be reported in response to the disclosure requirements of Schedule 14A of Regulation 14A promulgated under the Exchange Act, as enacted and in force on the date hereof, whether or not the Company is then subject to such reporting requirements; provided, however, that, without limitation, a Change of Control shall be deemed to have occurred if: (i) any “person” (within the meaning of Section 13(d) of the Exchange Act, as enacted and in force on the date hereof) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3, as enacted and in force on the date hereof, under the Exchange Act) of securities of the Company representing 9.8% or more of the combined voting power of the Company’s securities then outstanding; (ii) there occurs a merger, consolidation or other reorganization of the Company which is not approved by the Board of Directors; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all the assets of the Company to another Person, which disposition is not approved by the Board of Directors; or (iv) there occurs a contested proxy solicitation of the Stockholders that results in the contesting party electing candidates to a majority of the Board of Directors’ positions next up for election.

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“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Stock” means the shares of the Company’s common stock, par value $0.01 per share.

“Company” has the meaning set forth in the preamble.

“Company Additional Agreements” means, collectively, the Amended and Restated Property Management and the Amended and Restated Leasing Agreement, each executed on the date hereof between the Company and American Finance Properties, LLC, a Delaware limited liability company, and each effective only if and when this Third Amended and Restated Advisory Agreement becomes effective at the Effective Time as provided in Section 29 and as also provided in each such agreement.

“Company Existing Property Management and Leasing Agreement” means the Amended and Restated Property Management and Leasing Agreement executed on the date hereof among the Company, the Operating Partnership and American Finance Properties, LLC (formerly known as American Realty Capital Properties V, LLC), a Delaware limited liability company and effective only if and when this Third Amended and Restated Advisory Agreement becomes effective at the Effective Time as provided in Section 29 and as also provided in Section 6.13 of such agreement.

“Contract Purchase Price” means the amount actually paid for (including, without duplication, any indebtedness and fair market value of any liability assumed in) the purchase, development or construction of a Property or the amount of funds advanced under a Mortgage, or the amount actually paid for an Investment, in each case exclusive of Acquisition Expenses.

“Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Variable Management Fee, (iii) acquisition and transaction related fees and expenses, (iv) financing related fees and expenses, (v) depreciation and amortization, (vi) realized gains and losses on the sale of assets, (vii) any unrealized gains or losses or other non-cash items that are included in net income (loss) for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (viii) one-time events pursuant to changes in GAAP and certain non-cash charges, (ix) impairment losses on real estate related investments and other than temporary impairment of securities, (x) amortization of deferred financing costs, (xi) amortization of tenant inducements, (xii) amortization of straight-line rent, (xiii) amortization of market lease intangibles, (xiv) provision for loan losses and (xv) other non-recurring revenue and expenses, in each case after discussions between the Advisor and the Independent Directors and approved by a majority of the Independent Directors.

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“Core Earnings Per Adjusted Share” means, for the applicable period, Core Earnings divided by the Adjusted Outstanding Shares for such period.

“Dealer Manager” means Realty Capital Securities, LLC, or such other Person selected by the Board of Directors to act as the dealer manager for the Offering.

“Dealer Manager Fee” means the fee from the sale of Shares in a Primary Offering, payable to the Dealer Manager for serving as the dealer manager of such Primary Offering.

“Director” means a director of the Company.

“Distributions” means any distributions of money or other property by the Company to Stockholders, including distributions that may constitute a return of capital for U.S. federal income tax purposes.

“Equity Proceeds” means with respect to any period, the cumulative net proceeds of all common and preferred equity issued by the Company and its subsidiaries during such period, including: (1) any equity issued in exchange or conversion of exchangeable notes based on the stock price at the date of issuance; (2) any other issuances of equity, including but not limited to units in the Operating Partnership (excluding equity based compensation but including issuances related to an acquisition, investment, joint-venture or partnership); and (3) any cumulative Core Earnings in excess of cumulative distributions paid on common stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. Reference to any provision of the Exchange Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Good Reason” means: (i) any failure to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.

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“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Selling Commissions, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions are paid to the Dealer Manager or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the Prospectus for such Offering without reduction.

“Indemnitee” has the meaning set forth in Section 20.

“Independent Director” means a Director who is not and who has not been within the last two years, directly or indirectly associated with the Sponsor or the Advisor by virtue of ownership of an interest in the Sponsor, the Advisor or any of their Affiliates,

“Insourced Acquisition Expenses” means Acquisition Expenses incurred in connection with services performed by the Advisor or any of its Affiliates, including legal advisory expenses, due diligence expenses, personnel expenses, acquisition-related administrative and advisory expenses, survey, property, contract review expenses, travel and communications expenses and other closing costs.

“Internalization” has the meaning set forth in Section 18(b)(i).

“Internalization Fee” means an amount equal to (i) $15,000,000 (the “Fixed Amount”); plus (ii) (x) 4.5 multiplied by the Subject Fees, if the effective date of Internalization is on or prior to December 31, 2028 or (y) 3.5 multiplied by the Subject Fees, if the effective date of Internalization is on or after January 1, 2029; plus (iii) 1.00% multiplied by (x) the Contract Purchase Price (not including any portion of such Contract Purchase Price funded solely with Equity Proceeds in respect of the period occurring on or prior to the end of the fiscal quarter in which the Notice Date occurs and previously increased the Variable Portion) of any Investment that is acquired (i.e., closing has occurred) after the end of the fiscal quarter in which the Notice Date occurs and prior to the effective date of Internalization and (y) without duplication, all Equity Proceeds in respect of the period following the end of the fiscal quarter in which the Notice Date occurs and prior to the effective date of Internalization.

“Internalization Notice” has the meaning set forth in Section 18(b)(i)(B).

“Internalization Stock” has the meaning set forth in Section 18(b)(i)(D).

“Investments” means any investments by the Company or the Operating Partnership, directly or indirectly, in Real Estate Assets, Real Estate Related Loans or any other asset.

“Issuance Date” has the meaning set forth in Section 15(b)(i)(D).

“Joint Ventures” means the joint venture or partnership or other similar arrangements (other than between the Company and the Operating Partnership) in which the Company or the Operating Partnership or any of their subsidiaries is a co-venturer, limited liability company member, limited partner or general partner, which are established to acquire or hold Investments.

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“Listing” means the listing of the Common Stock on a national securities exchange, or the inclusion of the Common Stock for trading in the over-the-counter-market.

“Loans” means any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

“Market Check” means an analysis comparing (a) the amount of Insourced Acquisition Expenses paid in the previous calendar year to the Advisor or any of its Affiliates with (b) the projected amount of Acquisition Expenses for the following calendar year assuming that a Person other than the Advisor or its Affiliates performs substantially similar services for a substantially similar amount of Investments.

“Mortgages” means, in connection with mortgage financing provided by the Company, all of the notes, deeds of trust, security interests or other evidences of indebtedness, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness.

“Notice” has the meaning set forth in Section 22.

“Notice Date” has the meaning set forth in Section 18(b)(i)(B).

“Offering” means any public offering and sale of Shares pursuant to an effective registration statement filed under the Securities Act.

“Operating Partnership” has the meaning set forth in the preamble.

“Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of the date hereof, among the Company, American Finance Trust V Special Limited Partner, LLC, and the Advisor, as the same may be amended from time to time.

“OP Units” means units of limited partnership interest in the Operating Partnership.

“Organization and Offering Expenses” means all expenses (other than the Selling Commission and the Dealer Manager Fee) to be paid by the Company in connection with an Offering, including legal, accounting, printing, mailing and filing fees, charges of the escrow holder and transfer agent, charges of the Advisor for administrative services related to the issuance of Shares in an Offering, reimbursement of the Advisor for costs in connection with preparing supplemental sales materials, the cost of bona fide training and education meetings held by the Company (primarily the travel, meal and lodging costs of the registered representatives of broker-dealers), attendance and sponsorship fees and cost reimbursement for employees of the Company’s Affiliates to attend retail seminars conducted by broker-dealers and, in special cases, reimbursement to soliciting broker-dealers for technology costs associated with an Offering, costs and expenses related to such technology costs, and costs and expenses associated with facilitation of the marketing of the Shares and the ownership of Shares by such broker-dealer’s customers.

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“Original Advisory Agreement” has the meaning set forth in the recitals.

“Outside Date” has the meaning set forth in Section 18(b)(i)(D)(4).

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other legal entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Primary Offering” means the portion of an Offering other than the Shares offered pursuant to the Company’s distribution reinvestment plan.

“Property” or “Properties” means, as the context requires, any, or all, respectively, of the Real Property acquired by the Company, directly or indirectly through joint venture arrangements or other partnership or investment interests.

“Property Transaction” means an acquisition, disposition or financing transaction for which a Specified Advisor had initiated discussions or negotiations prior to, and is subsequently consummated following, a Specified Transaction in which the Specified Agreement to which such Specified Advisor was a party is terminated.

“Prospectus” means a final prospectus of the Company filed pursuant to Rule 424(b) of the Securities Act, as the same may be amended or supplemented from time to time.

“Real Estate Assets” means any investment by the Company or the Operating Partnership in unimproved and improved Real Property (including fee or leasehold interests, options and leases), directly, through one or more subsidiaries or through a Joint Venture.

“Real Estate Related Loans” means any investments in mortgage loans and other types of real estate related debt financing, including, mezzanine loans, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests and participations in such loans, by the Company or the Operating Partnership, directly, through one or more subsidiaries or through a Joint Venture.

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“Real Property” means (i) land, (ii) rights in land (including leasehold interests), and (iii) any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“Registration Statement” has the meaning set forth in Section 18(b)(i)(D)(1).

“REIT” means a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both, as defined pursuant to Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

“Sale” or “Sales” means any transaction or series of transactions whereby: (i) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Real Estate Assets, Loan or other Investment or portion thereof, including the lease of any Real Estate Assets consisting of a building only, and including any event with respect to any Real Estate Assets that gives rise to a significant amount of insurance proceeds or condemnation awards; (ii) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all the direct or indirect interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer, member or partner; (iii) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer, member or partner sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Real Estate Assets or portion thereof, including any event with respect to any Real Estate Assets which gives rise to insurance claims or condemnation awards; or (iv) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its direct or indirect interest in any Real Estate Related Loans or portion thereof (including with respect to any Real Estate Related Loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (v) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any other asset not previously described in this definition or any portion thereof, but not including any transaction or series of transactions specified in clauses (i) through (v) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more assets within 180 days thereafter.

“Second Amended and Restated Advisory Agreement” has the meaning set forth in the recitals.

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“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Selling Commission” means the fee payable to the Dealer Manager and reallowable to Soliciting Dealers with respect to Shares sold by them in a Primary Offering.

“Shares” means the shares of beneficial interest or of common stock of the Company of any class or series, including Common Stock, that has the right to elect the Directors of the Company.

“Soliciting Dealers” means broker-dealers that are members of FINRA, or that are exempt from broker-dealer registration, and that, in either case, have executed soliciting dealer or other agreements with the Dealer Manager to sell Shares.

“Specified Advisor” means, with respect to any Specified Target, the entity that advises such Specified Target.

“Specified Agreement” means, with respect to any Specified Target, the advisory agreement in effect on the date hereof pursuant to which the applicable Specified Advisor provides advisory services to such Specified Target.

“Specified Equity Value” means, with respect to any Specified Transaction, an amount equal to the aggregate total consideration paid to the holders of common stock, preferred stock, convertible preferred stock or other equity of the Specified Target or of the operating partnership of such Specified Target that is the subject of the acquisition that constitutes such Specified Transaction; provided, that Specified Equity Value shall not include any consideration paid for or in redemption of “special limited partner interests” in the operating partnership of such Specified Target (“special limited partner interests” being understood to be interests in such partnerships similar in type to the interest designated in the Operating Partnership Agreement as the “Special Limited Partner Interest”).

“Specified Increase” means, with respect to any Specified Transaction, an amount equal to the Specified Equity Value of such Specified Transaction multiplied by (i) during the twelve (12) month period following such Specified Transaction, 0.0031, (ii) during the twelve (12) month period following the period described in clause (i), 0.0047 and (iii) thereafter, 0.0062.

“Specified Target” means, any REIT other than American Realty Capital-Retail Centers of America, Inc. that, as of the Effective Date, is advised by an entity that is wholly-owned (directly or indirectly) by the Sponsor or AR Capital, LLC.

“Specified Transaction” means, other than any Joint Ventures, the acquisition by the Company (whether by merger, consolidation or otherwise) of any Specified Target.

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“Sponsor” means AR Global Investments, LLC, a Delaware limited liability company.

“Stockholders” means the holders of record of the Shares as maintained on the books and records of the Company or its transfer agent.

“Subject Fees” means (i) (x) (A) the actual Base Management Fee plus (B) the actual Variable Management Fee, in each of clauses (A) and (B), payable for the fiscal quarter in which the Notice Date occurs multiplied by (y) four (4) plus (ii) without duplication, the annual increase in the Base Management Fee resulting from Equity Proceeds in respect of the fiscal quarter in which the Notice Date occurs.

“Termination Date” means the date of termination of this Agreement.

“Trading Day” means a day on which the principal national securities exchange on which a security is listed or admitted to trading is open for the transaction of business or, if a security is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Value” means, with respect to any security, the average of the daily market price of such security for the ten consecutive Trading Days immediately preceding the date of such valuation. The market price for each such Trading Day shall be: (i) if the security is listed or admitted to trading on the NYSE or any national securities exchange, the last reported sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, (ii) if the security is not listed or admitted to trading on the NYSE or any national securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Advisor, or (iii) if the security is not listed or admitted to trading on the NYSE or any national securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Advisor, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the ten days prior to the date in question, the value of the security shall be determined by the Advisor acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the security includes any additional rights, then the value of such rights shall be determined by the Advisor acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Variable Management Fee” means the fees payable to the Advisor or its assignees pursuant to Section 10(f).

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2.          APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor to perform the services set forth herein on the terms and subject to the conditions set forth in this Agreement and subject to the supervision of the Board, and the Advisor hereby accepts such appointment.

3.          DUTIES OF THE ADVISOR. The Advisor will use its reasonable best efforts to present to the Company and the Operating Partnership potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation, By-laws and the Operating Partnership Agreement, the Advisor, directly or indirectly, will:

(a)          serve as the Company’s and the Operating Partnership’s investment and financial advisor;

(b)          provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions necessary for the day-to-day management of the operations of the Company and the Operating Partnership;

(c)          investigate, select and, on behalf of the Company and the Operating Partnership, engage and conduct business with and supervise the performance of such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder (including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, property managers, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, the registrar and the transfer agent and any and all agents for any of the foregoing), including Affiliates of the Advisor and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services (including entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing);

(d)          consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company or the Operating Partnership;

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(e)          subject to the provisions of Section 4, (i) participate in formulating an investment strategy and asset allocation framework; (ii) locate, analyze and select potential Investments; (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of Investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of Investments to the Board and make Investments on behalf of the Company and the Operating Partnership in compliance with the investment objectives and policies of the Company; (v) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, Investments; (vi) enter into leases and service contracts for Real Estate Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Real Estate Assets; (vii) actively oversee and manage Investments for purposes of meeting the Company’s investment objectives and reviewing and analyzing financial information for each of the Investments and the overall portfolio; (viii) select Joint Venture partners, structure corresponding agreements and oversee and monitor these relationships; (ix) oversee, supervise and evaluate Affiliated and non-Affiliated property managers who perform services for the Company or the Operating Partnership; (x) oversee Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (xi) manage accounting and other record-keeping functions for the Company and the Operating Partnership, including reviewing and analyzing the capital and operating budgets for the Real Estate Assets and generating an annual budget for the Company; (xii) recommend various liquidity events to the Board when appropriate; and (xiii) source and structure Real Estate Related Loans;

(f)          upon request, provide the Board with periodic reports regarding prospective investments;

(g)          make investments in, and dispositions of, Investments within the discretionary limits and authority as granted by the Board;

(h)          negotiate on behalf of the Company and the Operating Partnership with banks or other lenders for Loans to be made to the Company, the Operating Partnership or any of their subsidiaries, and negotiate with investment banking firms and broker-dealers on behalf of the Company, the Operating Partnership or any of their subsidiaries, or negotiate private sales of Shares or obtain Loans for the Company, the Operating Partnership or any of their subsidiaries, but in no event in such a manner so that the Advisor shall be acting as broker-dealer or underwriter; provided, however, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company, the Operating Partnership or any of their subsidiaries;

(i)          obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Investments or contemplated investments of the Company and the Operating Partnership;

(j)          from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company and the Operating Partnership under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its Affiliates;

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(k)          provide the Company and the Operating Partnership with all necessary cash management services;

(l)          deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Real Estate Assets as may be required to be obtained by the Board;

(m)          notify the Board of all proposed material transactions before they are completed;

(n)          effect any private placement of OP Units, tenancy-in-common (TIC) or other interests in Investments as may be approved by the Board;

(o)          perform investor-relations and Stockholder communications functions for the Company;

(p)          render such services as may be reasonably determined by the Board of Directors consistent with the terms and conditions herein; and

(q)          maintain the Company’s accounting and other records and assist the Company in filing all reports required to be filed by it with the Securities and Exchange Commission, the Internal Revenue Service and other regulatory agencies;

(r)          do all things reasonably necessary to assure its ability to render the services described in this Agreement.

Notwithstanding the foregoing or anything else that may be to the contrary in this Agreement, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or its Affiliate remains responsible for the performance of the duties set forth in this Section 3.

4.          AUTHORITY OF ADVISOR.

(a)          Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 9), and subject to the continuing and exclusive authority of the Board over the supervision of the Company, the Company, acting on the authority of the Board of Directors, hereby delegates to the Advisor the authority to perform the services described in Section 3.

(b)          Notwithstanding anything herein to the contrary, all Investments will require the prior approval of the Board, any particular Directors specified by the Board or any committee of the Board specified by the Board, as the case may be.

(c)          If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information reasonably required by them to evaluate properly the proposed transaction.

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(d)          The Board may, at any time upon the giving of Notice to the Advisor, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.

5.          FIDUCIARY RELATIONSHIP. The Advisor, as a result of its relationship with the Company and the Operating Partnership pursuant to this Agreement, has a fiduciary responsibility and duty to the Company, the Stockholders and the partners in the Operating Partnership.

6.          NO PARTNERSHIP OR JOINT VENTURE. Except as provided in Section 10(i), the parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

7.          BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in the name of the Company or the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Board may approve; provided, that no funds shall be commingled with the funds of the Advisor; and, upon request, the Advisor shall render appropriate accountings of such collections and payments to the Board and to the auditors of the Company.

8.          RECORDS; ACCESS. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time and from time to time. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

9.          LIMITATIONS ON ACTIVITIES. Notwithstanding anything herein to the contrary, the Advisor shall refrain from taking any action which, in its sole judgment, or in the sole judgment of the Company, made in good faith, would (a) adversely affect the status of the Company as a REIT, unless the Board has determined that REIT qualification is not in the best interests of the Company and its Stockholders, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Operating Partnership or the Shares, or otherwise not be permitted by the Articles of Incorporation or By-laws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.

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10.         FEES.

(a)          [Intentionally Omitted].

(b)          Limitation on Acquisition Expenses.

(i)          The total of all Acquisition Expenses payable in connection with the Company’s total portfolio of Investments and reinvestments, if any, shall be reasonable and shall not exceed an amount equal to four and one-half percent (4.5%) of the Contract Purchase Price of the Company’s total portfolio of Investments or four and one-half percent (4.5%) of the amount advanced for the Company’s total portfolio of Investments.

(ii)         The total of all Acquisition Expenses payable in connection with any Investment or any reinvestment shall be reasonable and shall not exceed an amount equal to four and one-half percent (4.5%) of the Contract Purchase Price of the Investment or four and one-half percent (4.5%) of the amount advanced for any Investment; provided, further, however, that a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve expenses in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to the Company.

(iii)        [Intentionally Omitted].

(c)          [Intentionally Omitted].

(d)          [Intentionally Omitted].

(e)          [Intentionally Omitted].

(f)          Variable Management Fee. The Company shall pay the Advisor a Variable Management Fee, payable quarterly in arrears, in an amount equal to (i) the product of (A) the Adjusted Outstanding Shares for the calendar quarter multiplied by (B) 15% multiplied by (C) the excess of Core Earnings Per Adjusted Share for the previous 3-month period over $0.375, plus (ii) the product of (X) the Adjusted Outstanding Shares for the calendar quarter multiplied by (Y) 10% multiplied by (Z) the excess of Core Earnings Per Adjusted Share for the previous 3-month period over $0.50.

(g)          Base Management Fee.

(i)          The Company shall pay the Advisor a Base Management Fee, payable on the first business day of each month following the Effective Date. Subject to Section 10(g)(ii), the Base Management Fee shall be equal to (x) (i) $1,750,000 during the twelve (12) month period following the Effective Date, (ii) $1,875,000 during the twelve (12) month period following the period described in clause (i) and (iii) thereafter, $2,000,000 (the portion of the Base Management Fee described in this clause (x), the “Fixed Portion”); plus (y) an amount equal to (A) 1.25% of the Equity Proceeds in respect of the period following the Effective Date (other than in connection with a Specified Transaction), divided by (B) twelve (12) (the portion of the Base Management Fee described in this clause (y), the “Variable Portion”).

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(ii)         In connection with any Specified Transaction consummated by the Company following the Effective Date, the Fixed Portion shall be increased by the Specified Increase for such Specified Transaction.

(h)          Payment of Fees.

(i)          In connection with the Variable Management Fee, the Company shall pay such fees to the Advisor or its assignees in cash, in Shares, or a combination of both, the form of payment to be determined in the sole discretion of the Advisor.

(ii)         The Base Management Fee shall be payable in the form determined, at the discretion of the Advisor, in cash, OP Units, Shares, or any combination thereof. Each OP Unit or Share shall be valued at the Value of a Share.

(i)          Exclusion of Certain Transactions.

(i)          If the Company or the Operating Partnership shall propose to enter into any transaction in which the Advisor, any Affiliate of the Advisor or any of the Advisor’s directors or officers has a direct or indirect interest, then such transaction shall be approved by a majority of the Board not otherwise interested in such transaction, including a majority of the Independent Directors.

(ii)         Neither the Company nor the Operating Partnership shall make Loans to the Advisor or any Affiliate thereof or certain of the Stockholders except Mortgages or loans to wholly owned subsidiaries of the Company. None of the Advisor nor any Affiliate thereof, or certain of the Stockholders shall make loans to the Company or the Operating Partnership, or to Joint Ventures, unless approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Company or Operating Partnership, as applicable, than comparable loans between unaffiliated parties.

(iii)        The Company and the Operating Partnership may enter into Joint Ventures with the Advisor or its Affiliates provided that (a) a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approves the transaction as being fair and reasonable to the Company or Operating Partnership, as applicable, and (b) the investment by the Company or Operating Partnership, as applicable, is on substantially the same terms as those received by other joint venturers.

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(j)          Limitation on Insourced Acquisition Expenses.

(i)          The total of all Insourced Acquisition Expenses with respect to any Investment shall initially be fixed at, and shall not exceed, 0.50% of the Contract Purchase Price of the Investment or 0.50% of the amount advanced for an Investment, which the Company shall pay to the Advisor or its Affiliate at the closing of each Investment. For the avoidance of doubt, no payment in respect of Insourced Acquisition Expenses shall be made unless the Advisor or its Affiliates shall have performed services related to selecting, evaluating and acquiring an Investment, regardless of whether such Investment is ultimately acquired.

(ii)         The total of all Insourced Acquisition Expenses for any calendar year shall initially be fixed at, and shall not exceed, 0.50% of the Contract Purchase Price of the Investments acquired during such period or 0.50% of the amounts advanced for the Investments made during such period (to be prorated for any partial calendar year); provided, however, within a reasonable period of time following the end of each such calendar year, the Company shall perform a Market Check and provide the results thereof to the Advisor within a reasonable period of time and, if the result of the Market Check is that the projected amount of Acquisition Expenses that would be incurred if substantially similar services with respect to a substantially similar amount of properties were to be provided by a Person other than the Advisor or any of its Affiliates during the subsequent calendar year is lower than the amount of Insourced Acquisition Expenses paid to the Advisor or its Affiliates during the previous calendar year, either (A) the Advisor shall agree to reduce the cap on the Insourced Acquisition Expenses until the next Market Check such that the cap on Insourced Acquisition Expenses does not exceed the projected amount of Acquisition Expenses that would be incurred if substantially similar services with respect to a substantially similar amount of properties were to be provided by a Person other than the Advisor or any of its Affiliates during the subsequent calendar year or (B) the Company may outsource to a Person other than the Advisor or its Affiliate certain services previously provided by the Advisor or its Affiliates until the next Market Check.

11.         EXPENSES.

(a)          In addition to the compensation paid to the Advisor pursuant to Section 10, the Company or the Operating Partnership shall pay directly or reimburse the Advisor, quarterly and in arrears, for all the expenses paid or incurred by the Advisor or its Affiliates in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, the following:

(i)          Organization and Offering Expenses, including third-party due diligence fees related to the Primary Offering, as set forth in detailed and itemized invoices; provided, however, that the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount of Organization and Offering Expenses paid by the Company and the Operating Partnership to exceed two percent (2.0%) of the Gross Proceeds raised in all Primary Offerings;

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(ii)         Acquisition Expenses, subject to the limitations set forth in Section 10(b), and Insourced Acquisition Expenses, subject to the limitations set forth in Section 10(i);

(iii)        the actual cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor;

(iv)        interest and other costs for Loans, including discounts, points and other similar fees;

(v)         taxes and assessments on income of the Company or Investments;

(vi)        costs associated with insurance required in connection with the business of the Company or by the Board;

(vii)       expenses of managing and operating Investments owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(viii)      all expenses in connection with payments to the Directors for attending meetings of the Board and Stockholders;

(ix)         expenses associated with a Listing, if applicable, or with the issuance and distribution of Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

(x)          expenses connected with payments of Distributions;

(xi)         expenses of organizing, revising, amending, converting, modifying or terminating the Company, the Operating Partnership or any subsidiary thereof or the Articles of Incorporation, By-laws or governing documents of the Operating Partnership or any subsidiary of the Company or the Operating Partnership;

(xii)        expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii)       administrative service expenses, including all costs and expenses incurred by the Advisor or its Affiliates in fulfilling its duties hereunder, including reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services; provided, however, that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees perform services for which the Advisor receives a separate fee; and

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(xiv)      audit, accounting and legal fees.

(b)          Commencing upon the earlier to occur of (i) the fifth fiscal quarter after the Company makes its first Investment and (ii) six (6) months after the commencement of the initial Offering, expenses incurred by the Advisor on behalf of the Company and the Operating Partnership or in connection with the services provided by the Advisor hereunder and payable pursuant to this Section 11 shall be reimbursed (excluding Insourced Acquisition Expenses which shall be paid as described in Section 10(j)(i) of this Agreement), no less than monthly, to the Advisor.

12.         OTHER SERVICES. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such customary rates and in such customary amounts as are agreed upon by the Advisor and the Board, including a majority of the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

13.         OTHER ACTIVITIES OF THE ADVISOR. Except as set forth in this Section 13, nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Sponsor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee or stockholder of the Advisor or any of its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other Person and earn fees for rendering such services; provided, however , that the Advisor must devote sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into Joint Ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such Joint Ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service.

The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person. If the Advisor, Director or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, the Advisor shall inform the Board of the method to be applied by the Advisor in allocating investment opportunities among the Company and competing investment entities and shall provide regular updates to the Board of the investment opportunities provided by the Advisor to competing programs in order for the Board (including the Independent Directors) to fulfill its duty to ensure that the Advisor and its Affiliates use their reasonable best efforts to apply such method fairly to the Company.

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14.         THE AMERICAN REALTY CAPITAL NAME. The Advisor and its Affiliates have or may have a proprietary interest in the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global.” The Advisor hereby grants to the Company, to the extent of any proprietary interest the Advisor may have in any of the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global,” a non-transferable, non-assignable, non-exclusive, royalty-free right and license to use the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global” during the term of this Agreement. The Company agrees that the Advisor and its Affiliates will have the right to approve of any use by the Company of the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global,” such approval not to be unreasonably withheld or delayed. Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or one of its Affiliates to perform advisory services for the Company, the Company will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global” or any derivative thereof and the Company shall change its name and the names of any of its subsidiaries to a name that does not contain the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any its Affiliates. At such time, the Company will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the words “American Realty Capital,” “ARC”, “AR Capital” and “AR Global.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having any of the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company. Neither the Advisor nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the names “American Realty Capital,” “ARC”, “AR Capital” and “AR Global” licensed hereunder or the use thereof (including without limitation as to whether the use of the names “American Realty Capital,” “ARC” and “AR Capital” will be free from infringement of the intellectual property rights of third parties. Notwithstanding the preceding, the Advisor represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the names “American Realty Capital,” “ARC” and “AR Capital.”

15.         TERM OF AGREEMENT. This Agreement shall be in effect from the Effective Date through the twentieth (20th) anniversary of April 29, 2015 and shall be automatically renewed for an additional twenty-year term on each anniversary of such twentieth anniversary date.

16.         TERMINATION BY THE PARTIES. This Agreement may be terminated (i) in accordance with Section 18(b) or (ii) upon sixty (60) days’ prior written notice (a) by the Independent Directors of the Company or by the Advisor with Cause without penalty, (b) by the Advisor for Good Reason, or (c) by the Advisor upon a Change of Control; provided, that termination of this Agreement with Cause shall be upon forty-five (45) days’ prior written notice. The provisions of Sections 14 and 18 through 30 (inclusive) of this Agreement shall survive any expiration or earlier termination of this Agreement.

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17.         ASSIGNMENT. This Agreement may be assigned by the Advisor (a) to an Affiliate of the Advisor, or (b) to any party with expertise in commercial real estate and, together with its Affiliates, over $100 million of assets under management. The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a Person which is a successor to all the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor Person shall be bound hereunder and by the terms of said assignment in the same manner as the Company or the Operating Partnership, as applicable, is bound by this Agreement.

18.         PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.

(a)          Amounts Owed. After the Termination Date, the Advisor shall be entitled to receive from the Company or the Operating Partnership within thirty (30) days after the effective date of such termination all amounts then accrued and owing to the Advisor, including all its interest in the Company’s income, losses, distributions and capital by payment of an amount equal to the then-present fair market value of the Advisor’s interest.

(b)          Internalization.

(i)          The Company shall have the right to internalize the services provided by Advisor hereunder (an “Internalization”) at any time during the term of this Agreement if:

(A)         more than 67% of the Independent Directors have approved such Internalization;

(B)         the Company has provided written notice to the Advisor of the approval described in clause (A) above (the “Internalization Notice” and the date the Internalization Notice is received by the Advisor, the “Notice Date”); provided, however, that the Notice Date shall not be earlier than January 1, 2018;

(C)         the effective date of Internalization is at least nine (9) months, but not more than fifteen (15) months, following the Notice Date; provided, that the Company shall have the option to extend the effective date of Internalization for an additional three (3) months if, fifteen (15) months following the Notice Date the Company is working in good faith to complete a transaction, Listing or Offering that the Company is undertaking in conjunction with the Internalization; provided, further, that in the event such three (3) month extension occurs, the Internalization Fee shall be calculated as if the Notice Date occurred in the fiscal quarter following the fiscal quarter in which the Notice Date actually occurred; and

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(D)         the Company pays the Advisor the Internalization Fee in cash concurrently with the consummation of the Internalization; provided, however, that up to ten percent (10%) of the Internalization Fee may be payable in Shares of Common Stock (the Shares representing such ten percent (10%) portion, the “Internalization Stock” and the date such Internalization Stock is issued, the “Issuance Date”)); provided, further, that the Internalization Fee shall be paid entirely in cash unless all of the following conditions is met:

1.          the Company is eligible to file a resale registration on Form S-3 covering the Internalization Stock (the “Registration Statement”) as of the effective date of Internalization;

2.          as of the Issuance Date, the Company shall have an equity market cap of at least $1,600,000,000;

3.          the Registration Statement shall be effective no later than the Issuance Date; and

4.          the Issuance Date shall be not more than sixty (60) days following the effective date of Internalization (such date, the “Outside Date”).

(ii)         Any portion of the Internalization Fee payable in Internalization Stock shall instead be paid in cash within five (5) business days of the failure of any of the conditions set forth in Section 18(b)(i)(D) to be met (for the avoidance of doubt, the inability to determine the per-share price of the Internalization Stock by the Outside Date due to an insufficient average daily trading volume as contemplated by the following sentence shall be deemed to be a failure of the conditions set forth in Section 18(b)(i)(D) above. The Internalization Stock shall be issued at a per-share price equal to the volume weighted average price of a Share of Common Stock for the twenty (20) Trading Days ending with the last Trading Day prior to the Issuance Date; provided, however, that the average daily trading volume of Common Stock during such twenty (20) day period must be as least one hundred thousand (100,000) Shares.

(iii)        For the avoidance of doubt, an Internalization shall not be deemed to constitute Cause.

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(c)          Advisor’s Duties. The Advisor shall promptly upon termination of this Agreement:

(i)          pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)         deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)        deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

(iv)        cooperate with the Company and the Operating Partnership to provide an orderly management transition.

19.         INCORPORATION OF THE ARTICLES OF INCORPORATION AND THE OPERATING PARTNERSHIP AGREEMENT. To the extent that the Articles of Incorporation or the Operating Partnership Agreement as in effect on the date hereof impose obligations or restrictions on the Advisor or grant the Advisor certain rights which are not set forth in this Agreement, the Advisor shall abide by such obligations or restrictions and such rights shall inure to the benefit of the Advisor with the same force and effect as if they were set forth herein.

20.         INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP.

(a)          The Company and the Operating Partnership, jointly and severally, shall indemnify and hold harmless the Advisor and its Affiliates, as well as their respective officers, directors, equity holders, members, partners, stockholders, other equity holders and employees (collectively, the “Indemnitees,” and each, an “Indemnitee”), from and against all losses, claims, damages, losses, joint or several, expenses (including reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts (collectively, “Losses,” and each, a “Loss”) arising in the performance of their duties hereunder, including reasonable attorneys’ fees, to the extent such Losses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of New York, the Articles of Incorporation. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any Loss suffered by such Indemnitee, nor shall they provide that an Indemnitee be held harmless for any Loss suffered by the Company and the Operating Partnership, unless all the following conditions are met:

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(i)          the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Company and the Operating Partnership;

(ii)         the Indemnitee was acting on behalf of, or performing services for, the Company or the Operating Partnership;

(iii)        such Loss was not the result of negligence or willful misconduct by the Indemnitee; and

(iv)        such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

(b)          Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company and the Operating Partnership for any Losses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:

(i)          there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;

(ii)         such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or

(iii)        a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company or the Operating Partnership were offered or sold as to indemnification for violation of securities laws.

(c)          In addition, the advancement of the Company’s or the Operating Partnership’s funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all the following conditions are satisfied:

(i)          the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership;

(ii)         the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a Stockholder acting in such Stockholder’s capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(iii)        the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.

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21.         INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from Losses, including reasonable attorneys’ fees to the extent that such Losses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

22.         NOTICES. Any notice, report or other communication (each a “Notice”) required or permitted to be given hereunder shall be in writing unless some other method of giving such Notice is required by the Articles of Incorporation, the By-laws, and shall be given by being delivered by hand, by courier or overnight carrier or by registered or certified mail to the addresses set forth below:

To the Company:	American Finance Trust, Inc.
405 Park Avenue
New York, New York 10022
Attention: Edward M. Weil, Jr.
President

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Peter M. Fass, Esq.
Attention: James P. Gerkis, Esq.

To the Operating Partnership:	American Finance Operating Partnership, L.P.
405 Park Avenue
New York, New York 10022
Attention: Edward M. Weil, Jr.

with a copy to:

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Peter M. Fass, Esq.

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To the Advisor:	American Finance Advisors, LLC
405 Park Avenue
New York, New York 10022
Attention: Edward M. Weil, Jr.

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey D. Marell, Esq.

Any party may at any time give Notice in writing to the other parties of a change in its address for the purposes of this Section 22.

23.         MODIFICATION. This Agreement shall not be amended, supplemented, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

24.         SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25.         COMPANY EXISTING PROPERTY MANAGEMENT AND LEASING AGREEMENT; COMPANY ADDITIONAL AGREEMENTS. The Advisor acknowledges and agrees that the Company Existing Property Management and Leasing Agreement constitutes the only agreement of the Advisor or its Affiliates with respect to property management and leasing of properties and assets of the Company, the Operating Partnership and/or their subsidiaries. At such time, if at all, that the Company Additional Agreements become effective at the Effective Time, then such Company Additional Agreements shall apply solely to: (i) those real estate properties owned by American Realty Capital – Retail Centers of America, Inc. and American Realty Capital Retail Operating Partnership, L.P. and/or their subsidiaries immediately prior to the Effective Time and (ii) any existing anchored, stabilized core retail properties, such as power centers and lifestyle centers, acquired by the Company, the Operating Partnership and/or their subsidiaries after the Effective Time and during the term of such Company Additional Agreements. In the event that the Company, the Operating Partnership and/or their subsidiaries acquires a Property after the Effective Date that is neither (x) a triple or double net leased Property similar to the properties currently owned by Company nor (y) an existing anchored, stabilized core retail Property, such as a power center or lifestyle center, then the Company and Advisor shall use good faith, reasonable efforts to agree on market-based terms and conditions for the management and leasing of such property.

26.         GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

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27.         ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

28.         NO WAIVER. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

29.         EFFECTIVENESS OF THIRD AMENDED AND RESTATED ADVISORY AGREEMENT. This Third Amended and Restated Advisory Agreement shall not become effective for any purpose until the Effective Time and prior to the Effective Time the Second Amended and Restated Advisory Agreement shall remain in full force and effect; and in the event that Closing under the Merger Agreement does not occur or the Merger Agreement is terminated, then this Third Amended and Restated Advisory Agreement shall not take effect and the Second Amended and Restated Advisory Agreement shall continue in full force and effect.

30.         PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

31.         HEADINGS. The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

32.         EXECUTION IN COUNTERPARTS. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AMERICAN FINANCE TRUST, INC.

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer

AMERICAN FINANCE OPERATING PARTNERSHIP, L.P.

By:	American Finance Trust, Inc. its General Partner

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer

AMERICAN FINANCE ADVISORS, LLC

By:	American Realty Capital Trust V Special Limited Partner, LLC, its sole member

By:	AR Global Investments, LLC, its sole member

By:	/s/ Jesse C. Galloway
Name: Jesse C. Galloway
Title: Authorized Signatory

Exhibit F

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN FINANCE OPERATING PARTNERSHIP, L.P.

Dated as of September 6, 2016

7.4	Outside Activities of the General Partner	42

7.5	Contracts with Affiliates	42

7.6	Indemnification	43

7.7	Liability of the General Partner	46

7.8	Other Matters Concerning the General Partner	47

7.9	Title to Partnership Assets	47

7.10	Reliance by Third Parties	48

7.11	Loans By Third Parties	49

ARTICLE 8	RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS	49

8.1	Limitation of Liability	49

8.2	Management of Business	49

8.3	Outside Activities of Limited Partners	49

8.4	Return of Capital	50

8.5	Rights of Limited Partners Relating to the Partnership	50

8.6	Exchange Rights Agreements	51

8.7	Conversion and Exchange of Special Limited Partner Interests	51

ARTICLE 9	BOOKS, RECORDS, ACCOUNTING AND REPORTS	53

9.1	Records and Accounting	53

9.2	Fiscal Year	53

9.3	Reports	53

ARTICLE 10	TAX MATTERS	54

10.1	Preparation of Tax Returns	54

10.2	Tax Elections	54

10.3	Tax Matters Partner	55

10.4	Organizational Expenses	57

10.5	Withholding	57

ARTICLE 11	TRANSFERS AND WITHDRAWALS	58

11.1	Transfer	58

11.2	Transfer of the General Partner’s General Partner Interest	59

11.3	Limited Partners’ Rights to Transfer	61

11.4	Substituted Limited Partners	62

11.5	Assignees	63

11.6	General Provisions	63

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ARTICLE 12	ADMISSION OF PARTNERS	66

12.1	Admission of Successor General Partner	66

12.2	Admission of Additional Limited Partners	66

12.3	Amendment of Agreement and Certificate of Limited Partnership	67

ARTICLE 13	DISSOLUTION, LIQUIDATION AND TERMINATION	68

13.1	Dissolution	68

13.2	Winding Up	69

13.3	Obligation to Contribute Deficit	71

13.4	Rights of Limited Partners	71

13.5	Notice of Dissolution	71

13.6	Termination of Partnership and Cancellation of Certificate of Limited Partnership	71

13.7	Reasonable Time for Winding-Up	72

13.8	Waiver of Partition	72

ARTICLE 14	AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS	72

14.1	Amendments	72

14.2	Meetings of the Partners	73

ARTICLE 15	GENERAL PROVISIONS	74

15.1	Addresses and Notice	74

15.2	Titles and Captions	75

15.3	Pronouns and Plurals	75

15.4	Further Action	75

15.5	Binding Effect	75

15.6	Creditors	75

15.7	Waiver	75

15.8	Counterparts	75

15.9	Applicable Law	76

15.10	Invalidity of Provisions	76

15.11	Entire Agreement	76

15.12	Merger	76

15.13	No Rights as Stockholders	76

ARTICLE 16	CLASS B UNITS	76

16.1	Designation and Number	76

16.2	Special Provisions. Class B Units shall be subject to the following special provisions:	77

16.3	Voting	79

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16.4	Conversion of Class B Units	79

16.5	Profits Interests	82

EXHIBIT A	Partners’ Contributions and Partnership Interests	1

EXHIBIT B	Allocations	2

EXHIBIT C	Certificate of Limited Partnership	8

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AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
AMERICAN FINANCE OPERATING PARTNERSHIP, L.P.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN FINANCE OPERATING PARTNERSHIP, L.P. (formerly AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP V, L.P.) (this “Agreement”) is dated as of September __, 2016, is entered into among AMERICAN FINANCE TRUST, INC., a Maryland corporation, as general partner (the “General Partner”), and AMERICAN FINANCE ADVISORS, LLC, a Delaware limited liability company, as Limited Partner (the “Initial Limited Partner”), and the Limited Partners party hereto from time to time.

RECITALS

WHEREAS, American Finance Operating Partnership, L.P. was formed on January 18, 2013, pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware and a certificate of limited partnership was filed with the Secretary of State of the State of Delaware (the “Certificate”);

WHEREAS, the parties entered into the Agreement of Limited Partnership dated as of April 4, 2013;

WHEREAS, on the date hereof, the General Partner, the Partnership, Genie Acquisition, LLC, American Realty Capital — Retail Centers of America, Inc. and American Realty Capital Retail Operating Partnership, L.P. have executed and delivered the Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, the General Partner desires to amend and restate the Amended and Restated Agreement in its entirety with this Agreement effective on at the Effective Time (as defined in the Merger Agreement) on the date of the closing of the Merger Agreement (the “Closing”), and the amendments pursuant to this Agreement shall not be effective unless and until the arrival of the Effective Time on the Closing.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1
DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition Expenses” means any and all expenses, exclusive of Acquisition Fees, incurred by the General Partner, the Operating Partnership, the Advisor or any of their Affiliates (as such term is defined in the Advisory Agreement) in connection with the selection, evaluation, acquisition, origination, making or development of any Real Estate Assets, whether or not acquired, including legal fees and expenses, travel and communications expenses, brokerage fees, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Acquisition Fee” means the fee payable to the Advisor or its assignees pursuant to Section 10(a) of the Advisory Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person that has executed and delivered an additional limited partner signature page in the form attached hereto, has been admitted to the Partnership as a Limited Partner pursuant to Section 4.3 hereof and that is shown as such on the books and records of the Partnership.

“Adjusted Capital Account Deficit” means with respect to any Partner, the negative balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year, determined after giving effect to the following adjustments:

(a)          credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b)          debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

“Adjustment Event” has the meaning set forth in Section 16.1(b).

“Advisor” means the Initial Limited Partner, its successors and assignees.

“Advisory Agreement” means the Advisory Agreement dated as of April 4, 2013, by and among the Partnership and the General Partner, as advisees, and the Initial Limited Partner, as advisor, as amended and restated on April 29, 2015 and as amended on September 6, 2016, as the same may be further amended, supplemented or restated from time to time.

“Affected Gain” has the meaning set forth in subparagraph 4(b) of Exhibit B.

“Affiliate” means,

(a)          with respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or

(b)          with respect to any Entity, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any such Entity. For purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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“Agreement” means this Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, supplemented or restated from time to time, as the context requires.

“Articles of Incorporation” means the General Partner’s Articles of Incorporation, filed with the Maryland State Department of Assessments and Taxation, or other organizational document governing the General Partner, as amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to the applicable period of measurement (i.e., any period (other than the first period in which this calculation of Available Cash is being made) beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the prior calculation of Available Cash for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation), the excess, if any, as of such date, of

(a)          the gross cash receipts of the Partnership for such period from all sources whatsoever, including the following:

(i)          all rents, revenues, income and proceeds derived by the Partnership from its operations, including distributions received by the Partnership from any Entity in which the Partnership has an interest;

(ii)         all proceeds and revenues received by the Partnership on account of any sales of any Partnership property or as a refinancing of or payment of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership;

(iii)        the amount of any insurance proceeds and condemnation awards received by the Partnership;

(iv)        all capital contributions and loans received by the Partnership from its Partners;

(v)         all cash amounts previously reserved by the Partnership, to the extent such amounts are no longer needed for the specific purposes for which such amounts were reserved; and

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(vi)        the proceeds of liquidation of the Partnership’s property in accordance with this Agreement;

over

(b)          the sum of the following:

(i)          all operating costs and expenses, including taxes and other expenses of the properties directly and indirectly held by the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for Depreciation or other expenses not paid in cash or expenditures from reserves described in clause (viii) below);

(ii)         all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of the property directly or indirectly held by the Partnership or the recovery of insurance or condemnation proceeds;

(iii)        all fees provided for under this Agreement;

(iv)        all debt service, including principal and interest, paid during such period on all indebtedness (including under any line of credit) of the Partnership;

(v)         all capital contributions, advances, reimbursements, loans or similar payments made to any Person in which the Partnership has an interest;

(vi)        all loans made by the Partnership in accordance with the terms of this Agreement;

(vii)       all reimbursements to the General Partner or its Affiliates during such period; and

(viii)      the amount of any new reserve or reserves or increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

“Business Combination” has the meaning set forth in Section 7.1(a)(iii)(D).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

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(a)          to each Partner’s Capital Account there shall be credited;

(i)          such Partner’s Capital Contributions;

(ii)         such Partner’s distributive share of Net Income, Net Property Gain and any items in the nature of income or gain which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of Exhibit B; and

(iii)        the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner;

(b)          to each Partner’s Capital Account there shall be debited;

(i)          the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement;

(ii)         such Partner’s distributive share of Net Losses, Net Property Loss and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to paragraphs 1 and 2 of Exhibit B; and

(iii)        the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership; and

(c)          if all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; provided, that, all allocations of Partnership income, gain, loss and deduction continue to have “substantial economic effect” within the meaning of Section 704(b) of the Code and that no Limited Partner is materially adversely affected by any such modification.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Gross Asset Value of property (net of any liabilities secured by contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code) which such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4 hereof.

“Capital Transaction” means any sale, or other disposition (other than a deemed disposition pursuant to Section 708(b)(1)(B) of the Code and the Regulations thereunder) of all or substantially all of the assets and properties of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets and properties of the Partnership.

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“Cash Amount” means an amount of cash per Partnership Unit equal to the value of one share of Common Stock as determined under the applicable Exchange Rights Agreement on the Valuation Date of the Common Stock Amount.

“Cash Available for Distribution” means the Available Cash other than Net Sales Proceeds.

“Certificate” has the meaning set forth in the Recitals.

“Claims” has the meaning set forth in Section 7.6(a)(i).

“Class B Unit” means a Partnership Unit which is designated as a Class B Unit of the Partnership.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Stock” means the common stock of the General Partner, $.01 par value per share. Common Stock may be issued in one or more classes or series in accordance with the terms of the Articles of Incorporation. If, at any time, there is more than one class or series of Common Stock, the term “Common Stock” shall, as the context requires, be deemed to refer to the class or series of Common Stock that correspond to the class or series of Partnership Interests for which the reference to Common Stock is made.

“Common Stock Amount” means that number of shares of Common Stock equal to the product of (a) the number of OP Units offered for exchange by an exchanging Partner, multiplied by (b) the Exchange Factor as of the Valuation Date, provided, however, that if the General Partner or the Partnership issues to all holders of Common Stock rights, options, warrants or convertible, exercisable or exchangeable securities entitling the stockholders to subscribe for or purchase Common Stock, or any other securities or property (collectively, the “rights”), then the Common Stock Amount shall also include the rights that a holder of that number of shares of Common Stock would be entitled to receive.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

“Consent of the Limited Partners” means the Consent of Limited Partners (excluding for this purpose any Partnership Interests held by the General Partner, any other Person of which the General Partner owns or controls more than fifty percent (50%) of the voting interests and any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner) holding Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all Limited Partners who are not excluded for the purposes hereof.

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“Constituent Person” has the meaning set forth in Section 16.4(d) hereof.

“Contributed Property” means each property, partnership interest, contract right or other asset, in such form as may be permitted by the Act, contributed or deemed contributed to the Partnership by any Partner, including any interest in any successor partnership occurring as a result of a termination of the Partnership pursuant to Section 708 of Code.

“Conversion Date” has the meaning set forth in Section 16.4(a) hereof.

“Cost of Assets” means, with respect to a Real Estate Asset, the purchase price, Acquisition Expenses, capital expenditures and other customarily capitalized costs, but shall exclude Acquisition Fees associated with such Real Estate Asset.

“Debt” means, as to any Person, as of any date of determination and without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (d) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that except as otherwise provided in Section 1.704-2 of the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph (d) of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such fiscal year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such fiscal year or other period bears to the beginning adjusted tax basis of such asset; provided further, however, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such fiscal year or other period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

“Distribution Date” has the meaning set forth in Section 5.1(a).

“Economic Hurdle” has the meaning set forth in Section 16.2(a)(ii)(A).

“Effective Date” means the date upon which the Registration Statement relating to the General Partner’s public offering of Common Stock has been declared effective by the Securities and Exchange Commission.

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“Entity” means any general partnership, limited partnership, corporation, joint venture, trust, business trust, real estate investment trust, limited liability company, limited liability partnership, cooperative or association.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“Exchange Factor” means 1.0; provided, however, that if the General Partner: (a) declares or pays a dividend on its outstanding Common Stock in Common Stock or makes a distribution to all holders of its outstanding Common Stock in Common Stock; (b) subdivides its outstanding Common Stock; or (c) combines its outstanding Common Stock into a smaller number of shares of Common Stock, the Exchange Factor shall be adjusted by multiplying the Exchange Factor by a fraction, the numerator of which shall be the number of shares of Common Stock issued and outstanding on the record date for such dividend, contribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of shares of Common Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Exchange Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

“Exchange Right” means the exchange right of a Limited Partner described in Section 8.6 and to be set forth in one or more Exchange Rights Agreements.

“Exchange Rights Agreements” has the meaning set forth in Section 8.6.

“General Partner” means American Finance Trust, Inc., a Maryland corporation, and any successor as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner. A General Partner Interest may be expressed as a number of GP Units.

“GP Unit” means a Partnership Unit which is designated as a GP Unit of the Partnership.

“Gross Asset Value” means, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Partner and the Partnership on the date of contribution thereof;

(b)          if the General Partner determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the General Partner, as of the following times:

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(i)          a Capital Contribution (other than a de minimis Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest;

(ii)         the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for the repurchase or redemption of a Partnership Interest;

(iii)        the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(iv)        the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner;

(c)          the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by the General Partner as of the date of distribution; and

(d)          the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Exhibit B); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss.

“Gross Proceeds” means the aggregate purchase price of all shares of Common Stock sold for the account of the General Partner through an Offering, without deduction for Organization and Offering Expenses or any other underwriting discount, commissions or offering expenses. For the purpose of computing Gross Proceeds, the purchase price of any share of Common Stock for which reduced selling commissions are paid to (A) Realty Capital Securities, LLC or any successor dealer manager to the General Partner or (B) a broker-dealer (where net proceeds to the General Partner are not reduced) shall be deemed to be the full amount of the offering price per share of Common Stock pursuant to the Registration Statement for such Offering without reduction. For the purpose of computing Gross Proceeds of Common Stock issued in a merger or other business combination, the purchase price shall equal the number of shares of Common Stock issued in such transaction multiplied by the Company’s published estimated Net Asset Value per share on the date of the closing of such transaction (but without giving effect to such closing) or if the shares of Common Stock of the Company are listed on a national securities exchange, the weighted average closing price per share on such exchange over the ten trading-days ending on the last trading day date immediately preceding the date of closing of such transaction.

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“Incapacity” or “Incapacitated” means,

(a)          as to any individual who is a Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate;

(b)          as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;

(c)          as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership;

(d)          as to any limited liability company which is a Partner, the dissolution and commencement of winding up of the limited liability company;

(e)          as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership;

(f)          as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or

(g)          as to any Partner, the bankruptcy of such Partner, which shall be deemed to have occurred when:

(i)          the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(ii)         the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner;

(iii)        the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors;

(iv)        the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (ii) above;

(v)         the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties;

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(vi)        any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof;

(vii)       the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment; or

(viii)      an appointment referred to in clause (vii) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“Include”, “includes” and “including” shall be construed as if followed by the phrase “without limitation”.

“Included Assets” means the Investments owned as of the Termination Date or the Investment Liquidity Date, as applicable, and any Investments acquired after the Termination Date or the Investment Liquidity Date, as applicable, for which a contract to acquire such Investment had been entered into by or on behalf of the General Partner as of the Termination Date or the Investment Liquidity Date, as applicable.

“Indemnitee” means

(a)          any Person made a party to a proceeding by reason of:

(i)          its status as the General Partner,

(ii)         its status as a Limited Partner,

(iii)        its status as an investment advisor to the General Partner,

(iv)        its status as a trustee, director or officer of the Partnership, the General Partner, or the investment advisor to the General Partner,

(v)         its status as a director, trustee, member or officer of any other Entity, each Person serving in such capacity at the request of the Partnership or the General Partner, or

(vi)        his or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and

(b)          such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

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“Initial Limited Partner” means American Finance Advisors , LLC.

“Internalization” means the internalization of the services provided by Advisor pursuant to Section 18(b) of the Advisory Agreement.

“Investment” or “Investments” means any investment or investments by the Partnership, directly or indirectly, in Properties, Loans or other Permitted Investments.

“Investment Liquidity Amount” has the meaning set forth in Section 5.1(e).

“Investment Liquidity Date” means the date on which an Investment Liquidity Event is consummated.

“Investment Liquidity Event” means a liquidation or the sale of all or substantially all the Investments (regardless of the form in which such sale shall occur, including through a merger or sale of stock or other interests in an entity, and regardless of whether such transaction is taxable or tax-free). For the avoidance of doubt, an Investment Liquidity Event includes a Business Combination and a Transaction (including a merger in which the General Partner is the surviving entity).

“Investment Liquidity Value” has the meaning set forth in Section 5.1(e).

“IRS” means the Internal Revenue Service of the United States (or any successor organization).

“Liability Shortfall” has the meaning set forth in subparagraph 4(d) of Exhibit B.

“Lien” means any lien, security interest, mortgage, deed of trust, charge, claim, encumbrance, pledge, option, right of first offer or first refusal and any other right or interest of others of any kind or nature, actual or contingent, or other similar encumbrance of any nature whatsoever.

“Limited Partner” means, prior to the admission of the first Additional Limited Partner to the Partnership, the Initial Limited Partner, and thereafter any Person named as a Limited Partner in Exhibit A, as such Exhibit may be amended from time to time, upon the execution and delivery by such Person of an additional limited partner signature page, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units (other than GP Units).

“Liquidating Event” has the meaning set forth in Section 13.1(b) hereof.

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“Liquidating Gain” means net capital gain realized in connection with an actual or hypothetical Capital Transaction, including the amount of any adjustment of the Gross Asset Value of any Real Estate Asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations.

“Liquidator” has the meaning set forth in Section 13.2(a)(iii) hereof.

“Liquidity Event” means the first to occur of the following: (i) an OP Unit Transaction, (ii) a Listing, or (iii) a Termination Without Cause.

“Listing” means the listing of the shares of Common Stock on a national securities exchange.

“Listing Note” has the meaning set forth in Section 5.1(c) hereof.

“Loans” means mortgage loans and other types of debt financing investments made by the Partnership, either directly or indirectly, including through ownership interests in a joint venture or other entity and including mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“Management Agreement” means the Property Management and Leasing Agreement between the General Partner, the Partnership and American Finance Properties, LLC, a Delaware limited liability company, as the manager.

“Market Value” means the value calculated based on the average market value of the shares of Common Stock issued and outstanding at Listing over the 30 days beginning 180 days after the shares of Common Stock are first listed or included for quotation.

“NAV” means the General Partner’s net asset value, calculated pursuant to the valuation guidelines adopted by the General Partner’s board of directors.

“Net Income” or “Net Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period as determined for federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows:

(a)          by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss;

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(b)          by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code;

(c)          by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss;

(d)          by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis;

(e)          if an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Exhibit B;

(f)          by excluding Net Property Gain and Net Property Loss; and

(g)          by not taking into account in computing Net Income or Net Loss items separately allocated to the Partners pursuant to paragraphs 2 and 3 of Exhibit B.

“Net Investment” means (i) as it relates to the Stockholders, the total amount of Gross Proceeds raised in all Offerings; and (ii) as it relates to the Limited Partners (other than the General Partner in its capacity as a Limited Partner) the total amount of Capital Contributions.

“Net Investment Balance” means the excess, if any, of: (a) the Net Investment, over (b) in each case, without duplication, (i) as it relates to the Stockholders, all prior distributions to Stockholders of Net Sales Proceeds and any amounts paid by the General Partner to repurchase shares of Common Stock pursuant to the General Partner’s plan for redemption of Common Stock or otherwise; and (ii) as it relates to the Limited Partners, all distributions pursuant to Section 5.1(b)(i) (other than distributions to the General Partner in its capacity as a Limited Partner), and all proceeds or property used to redeem Limited Partner Interests (except those held directly or indirectly the General Partner).

“Net Property Gain” or “Net Property Loss” means, for each fiscal year or other applicable period, an amount equal to the Partnership’s taxable gain or loss for such year or period from Sales, including the amount of any adjustment of the Gross Asset Value of any Real Estate Asset which requires that the Capital Accounts of the Partners be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations. For these purposes, the Gross Asset Value of the Real Estate Assets shall reflect the market capitalization of the General Partner (increased by the amount of any Partnership liabilities).

“Net Sales Proceeds” has the meaning set forth in the Original Articles of Incorporation.

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“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Note” means a non-interest bearing promissory note which shall be repaid from the Net Sales Proceeds of each sale of an Investment that occurs after the date of Listing or the Termination Date, as applicable. The Partnership shall be the sole obligor with respect to any Note, and may pay at its discretion all or a portion of such Note in shares of Common Stock, which may or may not be registered under the Securities Act of 1933, as amended, or cash. Any Note shall not represent an indebtedness of the Partnership, but rather shall be evidence of a distribution obligation of the Partnership to the Special Limited Partner pursuant to the terms of Section 5.1.

“Offer” has the meaning set forth in Section 11.2(c)(i).

“Offering” means the public offering or private offering of shares of Common Stock, including issuance of Common Stock pursuant to a merger or business combination.

“OP Unit” means a Partnership Unit which is designated as an OP Unit of the Partnership.

“OP Unit Economic Balance” has the meaning set forth in subparagraph 1(c)(ii) of Exhibit B.

“OP Unit Transaction” means, in connection with a Class B Unit, a transaction to which the Partnership or the General Partner shall be a party, including a merger, consolidation, unit exchange, self-tender offer for all or substantially all OP Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets (but excluding any transaction which constitutes an Adjustment Event and any merger in which the General Partner is the surviving entity) in each case as a result of which OP Units shall be exchanged for or converted into the right, or the holders of such Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof.

“Organization and Offering Expenses” means all expenses incurred by or on behalf of the General Partner in connection with or in preparing the General Partner for registration of and subsequently offering and distributing its shares of Common Stock to the public, whether incurred before, on or after the date of the Advisory Agreement, which may include total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); any expense allowance granted by the General Partner to the underwriter or any reimbursement of expenses of the underwriter by the General Partner; expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

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“Original Articles of Incorporation” means the General Partner’s Articles of Amendment and Restatement, filed with the Maryland State Department of Assessments and Taxation on April 3, 2013.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively. Solely for purposes of Exhibit B, “Partner” shall include the Special Limited Partner.

“Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and (2) of the Regulations, and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(i)(2) of the Regulations.

“Partnership” means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Interest” means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner or the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Section 1.704-2(b)(2) of the Regulations, and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Section 1.704-2(d) of the Regulations.

“Partnership Record Date” means the record date established by the General Partner for a distribution pursuant to Section 5.1(a) hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. Partnership Units consist of GP Units, OP Units, Class B Units and any classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of Partnership Units shall be evidenced by such form of certificate for Partnership Units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

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“Partnership Year” means the fiscal year of the Partnership, as set forth in Section 9.2 hereof.

“Percentage Interest” means, as to a Partner, the fractional part of the Partnership Interests owned by such Partner and expressed as a percentage as specified in Exhibit A, as such Exhibit may be amended from time to time.

“Permitted Investments” means all investments (other than Properties and Loans) in which the Partnership acquires an interest, either directly or indirectly, including through ownership interests in a joint venture or other entity, pursuant to the Certificate, this Agreement and the investment objectives and policies adopted by the General Partner from time to time, other than short-term investments acquired for purposes of cash management, and that allow the General Partner to meet the REIT Requirements.

“Permitted Transferee” means any person to whom Partnership Units are Transferred in accordance with Section 11.3.

“Person” means an individual or Entity.

“Precontribution Gain” has the meaning set forth in subparagraph 4(c) of Exhibit B.

“Priority Return” means a 6% cumulative, non-compounded, pre-tax annual return (based on a 365-day year).

“Priority Return Balance” means, as of any date, the excess, if any, of (a) a Priority Return from the Effective Date until such Distribution Date on the outstanding Net Investment Balance (calculated like simple interest on a daily basis based on a 365-day year), over (b) distributions made under Sections 5.1(a) and (b)(ii); provided, however, that for purposes of calculating the Priority Return Balance, the Net Investment Balance shall be determined on a daily basis.

“Property” or “Properties” means any real property or properties transferred or conveyed to the Partnership or any subsidiary of the Partnership, either directly or indirectly, and/or any real property or properties transferred or conveyed to a joint venture or partnership in which the Partnership is, directly or indirectly, a co-venturer or partner.

“PTP Safe Harbors” has the meaning set forth in Section 11.6(f).

“Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Real Estate Assets” means any investment by the Partnership in unimproved and improved Real Property (including fee or leasehold interests, options and leases), directly, through one or more subsidiaries or through a Joint Venture.

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“Real Property” means (i) land, (ii) rights in land (including leasehold interests), and (iii) any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“Registration Statement” means the Registration Statement on Form S-11 filed by the General Partner with the Securities and Exchange Commission, and any amendments thereof at any time made, relating to the Common Stock.

“Regulations” means the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” means the allocations set forth in paragraph 2 of Exhibit B.

“REIT” means a real estate investment trust as defined in Section 856 of the Code.

“REIT Requirements” has the meaning set forth in Section 5.2.

“Restricted Class B Units” has the meaning set forth in Section 16.2(a)(i) hereof.

“Safe Harbor” has the meaning set forth in Section 10.2(d).

“Safe Harbor Election” has the meaning set forth in Section 10.2(d).

“Safe Harbor Interests” has the meaning set forth in Section 10.2(d).

“Sales” has the meaning set forth in the Original Articles of Incorporation.

“Securities” has the meaning set forth in Section 4.2(b).

“Special Limited Partner” means American Finance Trust Special Limited Partner, LLC, a Delaware limited liability company, which shall be a limited partner of the Partnership and recognized as such under applicable Delaware law, but not a “Limited Partner” within the meaning of this Agreement.

“Special Limited Partner Interest” means the interest of the Special Limited Partner in the Partnership representing its right as the holder of an interest in distributions described in Sections 5.1(b)(iii)(A), (c), (d), (e) and (f) (and any corresponding allocations of income, gain, loss and deduction under this Agreement).

“Stockholder” means a holder of Common Stock.

“Stockholder Distributions” means any distributions of money or other property by the General Partner to Stockholders, including distributions that may constitute a return of capital for U.S. federal income tax purposes.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of (a) the voting power of the voting equity securities; or (b) the outstanding equity interests (whether or not voting), is owned, directly or indirectly, by such Person.

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“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

“Surviving General Partner” has the meaning set forth in Section 11.2(d)(i)(A).

“Tax Allocations” means the allocations set forth in paragraph 4 of Exhibit B.

“Tax Items” has the meaning set forth in subparagraph 4(a) of Exhibit B.

“Termination” means the termination of the Advisory Agreement or an Internalization.

“Termination Amount” means the Termination Liquidity Amount, the Termination Listing Amount or the amount distributable pursuant to Section 5.1(d)(i) in the form of a Termination Note.

“Termination Date” means the date of Termination.

“Termination Liquidity Amount” has the meaning set forth in Section 5.1(d)(ii)(B).

“Termination Listing Amount” has the meaning set forth in Section 5.1(d)(ii)(A).

“Termination Note” has the meaning set forth in Section 5.1(d)(i).

“Termination Without Cause” means the termination of the Advisory Agreement as provided in the Advisory Agreement by the Independent Directors (as defined in the Advisory Agreement) of the General Partner without Cause (as defined in the Advisory Agreement) and includes an Internalization.

“Transaction” has the meaning set forth in Section 11.2(c).

“Transfer” as a noun, means any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, and as a verb, means to sell, assign, convey, pledge, hypothecate, give, encumber or otherwise transfer.

“Unrestricted Class B Units” has the meaning set forth in Section 16.2(a)(ii) hereof.

“Valuation Date” means the date of receipt by the Partnership and the General Partner of notice from an exchanging Partner that such Partner is exercising its Exchange Rights or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means the Offering price for a share of Common Stock less any selling commissions and dealer manager fee that would be payable with respect to the sale of a share of Common Stock.

Certain additional terms and phrases have the meanings set forth in Exhibit B.

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ARTICLE 2
ORGANIZATIONAL MATTERS

2.1           Formation

The General Partner has formed the Partnership by filing the Certificate on January 18, 2013 in the office of the Delaware Secretary of State. The Partnership is a limited partnership organized pursuant to the provision of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

2.2           Name

The name of the Partnership is Finance Operating Partnership, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership”, “LP”, “Ltd.” or similar words, phrases or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

2.3           Registered Office and Agent; Principal Office

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is the Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808. The principal office of the Partnership shall be 405 Park Avenue, New York, New York 10022, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

2.4           Power of Attorney

(a)          Each Limited Partner and each Assignee who accepts Partnership Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(i)          execute, swear to, acknowledge, deliver, file and record in the appropriate public offices

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(A)         all certificates, documents and other instruments (including this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property, including any documents necessary or advisable to convey any Contributed Property to the Partnership;

(B)         all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms;

(C)         all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation;

(D)         all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner;

(E)         all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interest; and

(F)         amendments to this Agreement as provided in Article 14 hereof; and

(ii)         execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

(b)          (i)          The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Limited Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.

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(ii)         Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.

(iii)        Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefore, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

(c)          For the purposes of this Section 2.4, the term “Limited Partner” shall be deemed to include the Special Limited Partner, unless the context otherwise requires.

2.5           Term

The term of the Partnership shall commence on the date hereof and shall continue until December 31, 2099, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

ARTICLE 3
PURPOSE

3.1           Purpose and Business

(a)          The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act including to engage in the following activities:

(i)          to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with the properties;

(ii)         to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, and otherwise dispose of or deal with real and personal property of all kinds;

(iii)        to enter into any partnership, joint venture, corporation, limited liability company, trust or other similar arrangement to engage in any of the foregoing;

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(iv)        to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership; and

(v)         to engage in such other ancillary activities as shall be necessary or desirable to effectuate the foregoing purposes;

provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to be classified as a REIT, unless the General Partner determines not to qualify as a REIT or ceases to qualify as a REIT for any reason not related to the business conducted by the Partnership.

(b)          The Partnership shall have all powers necessary or desirable to accomplish the purposes enumerated.

3.2           Powers

(a)          The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership including full power and authority to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other Lien, and, directly or indirectly, to acquire, own, improve, develop and construct real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion,

(i)          could adversely affect the ability of the General Partner to continue to qualify as a REIT, unless the General Partner otherwise ceases to qualify as a REIT;

(ii)         could subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code; or

(iii)        could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

(b)          The General Partner also is empowered to do any and all acts and things necessary, appropriate or advisable to ensure that the Partnership will not be classified as a “publicly traded partnership” for the purposes of Section 7704 of the Code, including but not limited to imposing restrictions on exchanges of Partnership Units.

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ARTICLE 4
CAPITAL CONTRIBUTIONS

4.1           Capital Contributions of the Partners

(a)          The Partners have made the Capital Contributions as set forth in Exhibit A.

(b)          To the extent the Partnership acquires any property by the merger of any other Person into the Partnership or the contribution of assets by any other Person, Persons who receive Partnership Interests in exchange for their interests in the Person merging into or contributing assets to the Partnership shall become Limited Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement or contribution agreement and as set forth in Exhibit A, as amended to reflect such deemed Capital Contributions.

(c)          As of the effective date of this Agreement, the Partnership shall have three classes of Partnership Units, entitled “GP Units”, “OP Units” and “Class B Units”, respectively. The Class B Units shall have the same rights, privileges and preferences as the OP Units, except as set forth in Article 16. Each Partner shall own Partnership Units in the amounts set forth for such Partner in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, additional Capital Contributions, the issuance of additional Partnership Units, transfers of Partnership Units or similar events having an effect on any Partner’s Percentage Interest.

(d)          The number of Partnership Units held by the General Partner, in its capacity as general partner, as evidenced by GP Units, shall be deemed to be the General Partner Interest.

(e)          Except as otherwise may be expressly provided herein, (i) the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise) and (ii) no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.

4.2           Additional Funds; Restrictions on the General Partner

(a)          (i)          The sums of money required to finance the business and affairs of the Partnership shall be derived from the Capital Contributions made to the Partnership by the Partners as set forth in Section 4.1 and from funds generated from the operation and business of the Partnership, including rents and distributions directly or indirectly received by the Partnership from any Subsidiary.

(ii)         If additional financing is needed from sources other than as set forth in Section 4.2(a)(i) for any reason, the General Partner may, in its sole and absolute discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate,

(A)         cause the Partnership to issue additional Partnership Interests and admit additional Limited Partners to the Partnership in accordance with Section 4.3;

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(B)         make additional Capital Contributions to the Partnership (subject to the provisions of Section 4.2(b));

(C)         cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis;

(D)         make a loan or loans to the Partnership (subject to Section 4.2(b)); or

(E)         sell any assets or properties directly or indirectly owned by the Partnership.

(iii)        In no event shall any Limited Partners be required to make any additional Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.

(b)          The General Partner shall not issue any debt securities, any preferred stock or any common stock (including additional Common Stock (other than (i) as payment of the Common Stock Amount or (ii) in connection with the conversion or exchange of securities of the General Partner solely in conversion or exchange for other securities of the General Partner)) or rights, options, warrants or convertible, exercisable or exchangeable securities containing the right to subscribe for or purchase any of the foregoing (collectively, “Securities”), other than to all holders of Common Stock, unless the General Partner shall:

(i)          in the case of debt securities, lend to the Partnership the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with the issuance of such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable);

(ii)         in the case of equity Securities senior or junior to the Common Stock as to dividends and distributions on liquidation, contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership, interests in the Partnership in consideration therefor with the same terms and conditions, including dividend, dividend priority and liquidation preference, as are applicable to such Securities; and

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(iii)        in the case of Common Stock or other equity Securities on a parity with the Common Stock as to dividends and distributions on liquidation (including Common Stock or other Securities granted as a stock award to directors and officers of the General Partner or directors, officers or employees of its Affiliates in consideration for services or future services, and Common Stock issued pursuant to a dividend reinvestment plan or issued to enable the General Partner to make distributions to satisfy the REIT Requirements), contribute to the Partnership the proceeds of or consideration (including any property or other non-cash assets, including services) received for such Securities and the proceeds of, or consideration received from, any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership a number of additional Partnership Units in consideration therefor equal to the product of

(A)         the number of shares of Common Stock or other equity Securities issued by the General Partner, multiplied by

(B)         a fraction the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such contribution.

4.3           Issuance of Additional Partnership Interests; Admission of Additional Limited Partners

(a)          In addition to any Partnership Interests issuable by the Partnership pursuant to Section 4.2, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests (or options therefore) in the form of Partnership Units or other Partnership Interests in one or more series or classes, or in one or more series of any such class senior, on a parity with, or junior to the Partnership Units to any Persons at any time or from time to time, on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion subject to Delaware law, including (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each class or series of Partnership Interests, (ii) the right of each class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each class or series of Partnership Interest upon dissolution and liquidation of the Partnership; provided, however, that, no such Partnership Interests shall be issued to the General Partner unless either (A) the Partnership Interests are issued in connection with the grant, award, or issuance of Common Stock or other equity interests in the General Partner having designations, preferences and other rights such that the economic interests attributable to such Common Stock or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the General Partner in accordance with this Section 4.3(a) or (B) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class, without any approval being required from any Limited Partner or any other Person; provided further, however, that:

(i)          such issuance does not cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA or Section 4975 of the Code, a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code); and

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(ii)         such issuance would not cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Section 2510.3-101 of the regulations of the United States Department of Labor.

(b)          Subject to the limitations set forth in Section 4.3(a), the General Partner may take such steps as it, in its sole and absolute discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership or to issue any Partnership Interests, including amending the Certificate, Exhibit A or any other provision of this Agreement.

4.4           Contribution of Proceeds of Issuance of Common Stock

In connection with any offering, grant, award, or issuance of Common Stock or securities, rights, options, warrants or convertible or exchangeable securities pursuant to Section 4.2, the General Partner shall make aggregate Capital Contributions to the Partnership of the proceeds raised in connection with such offering, grant, award, or issuance, including any property issued to the General Partner pursuant to a merger or contribution agreement in exchange for Common Stock; provided, however, that if the proceeds actually received by the General Partner are less than the gross proceeds of such offering, grant, award, or issuance as a result of any underwriter’s discount, commission, or fee or other expenses paid or incurred in connection with such offering, grant, award, or issuance, then the General Partner shall make a Capital Contribution to the Partnership in the amount equal to the sum of (i) the net proceeds of such issuance plus (ii) an intangible asset in an amount equal to the capitalized costs of the General Partner relating to such issuance of Common Stock. Upon any such Capital Contribution by the General Partner, the Capital Account of the General Partner shall be increased by the amount of its Capital Contribution as described in the previous sentence.

4.5           Repurchase of Common Stock; Shares-In-Trust

(a)          If the General Partner shall elect to purchase from its stockholders Common Stock for the purpose of delivering such Common Stock to satisfy an obligation under any distribution reinvestment plan adopted by the General Partner, any employee stock purchase plan adopted by the General Partner, or for any other purpose, the purchase price paid by the General Partner for such Common Stock and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the General Partner, subject to the condition that:

(i)          if such Common Stock subsequently is to be sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner from the sale of such Common Stock (provided that an exchange of Common Stock for Partnership Units pursuant to the applicable Exchange Rights Agreement would not be considered a sale for such purposes); and

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(ii)         if such Common Stock is not re-transferred by the General Partner within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units held by the General Partner (as applicable) equal to the product of

(A)         the number of shares of such Common Stock, multiplied by

(B)         a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such cancellation.

(b)          If the General Partner purchases shares of Common Stock from the Trust (as from time to time defined in the Articles of Incorporation), the Partnership will purchase from the General Partner a number of Partnership Units, at a price per Partnership Unit equal to the price per share of Common Stock paid by the General Partner, equal to the product of

(i)          the number of shares of Common Stock purchased by the General Partner from the Trust, multiplied by

(ii)         a fraction, the numerator of which is one and the denominator of which is the Exchange Factor in effect on the date of such purchase.

4.6           No Third-Party Beneficiary

No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligations of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

4.7           No Interest; No Return

(a)          No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account.

(b)          Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

4.8           No Preemptive Rights.

Subject to any preemptive rights that may be granted pursuant to Section 4.3 hereof, no Person shall have any preemptive or other similar right with respect to

(a)          additional Capital Contributions or loans to the Partnership; or

(b)          issuance or sale of any Partnership Units or other Partnership Interests.

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ARTICLE 5
DISTRIBUTIONS

5.1           Distributions

(a)          Cash Available for Distribution. Subject to the provisions of Sections 5.3, 5.4, 12.2(c) and 13.2, the General Partner shall cause the Partnership to distribute, at such times as the General Partner shall determine (each a “Distribution Date”), an amount of Cash Available for Distribution, determined by the General Partner in its sole discretion to the Partners holding GP Units, OP Units and/or Class B Units who are Partners on the applicable Partnership Record Date, in accordance with each such Partner’s respective Percentage Interest.

(b)          Net Sales Proceeds. Subject to the provisions of Sections 5.1(f), 5.3, 5.4, 12.2(c) and 13.2, Net Sales Proceeds shall be distributed as follows:

(i)          First, 100% to the Partners holding GP Units and/or OP Units in proportion to each such Partner’s respective Percentage Interest with respect to such GP Units and/or OP Units until the Net Investment Balance is zero;

(ii)         Second, 100% to the Partners holding GP Units and/or OP Units in proportion to each such Partner’s respective Percentage Interest with respect to such GP Units and/or OP Units until such Partners have received in the aggregate, pursuant to this Section 5.1(b)(ii) and Section 5.1(a), an amount such that the Priority Return Balance is zero; and

(iii)        Thereafter, (A) 15% to the Special Limited Partner, and (B) 85% to be distributed to the Partners holding GP Units, OP Units and/or Class B Units in proportion to their respective Percentage Interests with respect to such GP Units, OP Units and/or Class B Units.

(c)          Listing Amounts. Upon a Listing and subject to Section 5.1(f), the General Partner shall cause the Partnership to distribute an amount to the Special Limited Partner in redemption of the Special Limited Partner Interest in the form of a Note (the “Listing Note”) equal to 15% of the amount, if any, by which (i) the sum of (A) the Market Value of all issued and outstanding shares of Common Stock plus (B) the sum of all Stockholder Distributions paid by the General Partner prior to Listing, exceeds (ii) the sum of (Y) the total Gross Proceeds in all Offerings as of the date of Listing plus (Z) the amount of cash that, if distributed to those Stockholders who purchased or received shares of Common Stock in an Offering prior to the Listing, would have provided such Stockholders, in the aggregate, a Priority Return on the weighted average of the total Gross Proceeds of the Offerings through the date of Listing, measured for the period from inception of the General Partner through the date of Listing; provided, however, that for purposes of calculating hereof, the total Gross Proceeds shall be determined on a daily basis. The Listing Note will only be paid to the Special Limited Partner if the Advisory Agreement has not been terminated by the General Partner or the Advisor prior to the Listing. Notwithstanding anything herein to the contrary, in accordance with Section 736 of the Code, the Listing Note shall be disregarded for applicable income tax purposes and the Special Limited Partner shall continue to be treated as a partner of the Partnership in respect of its Special Limited Partner Interest for such purposes until the Partnership has satisfied all of its obligations under the Listing Note. Without limiting the foregoing, the Special Limited Partner shall not be required to accrue interest on the Listing Note in income and the Partnership shall not deduct such interest for such purposes; provided, that, any cash or property paid to the Special Limited Partner with respect to such interest shall be reported to the Special Limited Partner on Internal Revenue Service Schedule K-1 to Form 1065 (or such successor schedule or form).

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(d)          Termination Amounts.

(i)          Upon a Termination and subject to Sections 5.1(d)(ii) and (f), the General Partner shall cause the Partnership to distribute an amount to the Special Limited Partner in redemption of the Special Limited Partner Interest in the form of a Note (the “Termination Note”) equal to 15% of the amount, if any, by which (A) the sum of (1) the fair market value (determined by appraisal as of the Termination Date) of the Included Assets, minus (2) any debt secured by such Included Assets as well as any secured or unsecured debt of the General Partner (computed on a consolidated basis), plus (3) the sum of all Stockholder Distributions paid by the General Partner through the Termination Date on shares of Common Stock issued in all Offerings through the Termination Date, minus (4) any amounts distributable as of the Termination Date to the Limited Partners who received Partnership Units in connection with the contribution of any Investments (including cash used to acquire Investments) to the Partnership, upon the liquidation or sale of such Investments (assuming the liquidation or sale of such Investments on the Termination Date), exceeds (B) the sum of (1) the Gross Proceeds raised in all Offerings through the Termination Date (less amounts paid on or prior to the Termination Date to purchase or redeem any shares of Common Stock purchased in an Offering on or prior to the Termination Date pursuant to the General Partner’s share repurchase plan) plus (2) the total amount of cash that, if distributed to those Stockholders who purchased or received shares of Common Stock in an Offering on or prior to the Termination Date, would have provided such Stockholders, in the aggregate, a Priority Return on the weighted average of the total Gross Proceeds raised in all Offerings through the Termination Date, measured for the period from inception of the General Partner through the Termination Date; provided, however, that for purposes of calculating hereof, the total Gross Proceeds of the Offerings shall be determined on a daily basis. Notwithstanding anything herein to the contrary, in accordance with Section 736 of the Code, the Termination Note shall be disregarded for applicable income tax purposes and the Special Limited Partner shall continue to be treated as a partner of the Partnership in respect of its Special Limited Partner Interest for such purposes until the Partnership has satisfied all of its obligations under the Termination Note. Without limiting the foregoing, the Special Limited Partner shall not be required to accrue interest on the Termination Note in income and the Partnership shall not deduct such interest for such purposes; provided, that, any cash or property paid to the Special Limited Partner with respect to such interest shall be reported to the Special Limited Partner on Internal Revenue Service Schedule K-1 to Form 1065 (or such successor schedule or form).

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(ii)         Upon a Termination and subject to Section 5.1(f), the Special Limited Partner may elect to receive, in lieu of its right to receive the Termination Note, either:

(A)         If there is a Listing subsequent to the Termination Date, then the General Partner shall cause the Partnership to distribute an amount to the Special Limited Partner in redemption of the Special Limited Partner Interest, payable in one or more payments solely out of Net Sales Proceeds (the “Termination Listing Amount”), equal to 15% of the amount, if any, by which (1) the sum of (y) the fair market value (determined by appraisal as of the date of Listing) of the Included Assets, minus (x) any debt secured by the Included Assets as well as any secured or unsecured debt of the General Partner (computed on a consolidated basis), plus (z) the sum of all Stockholder Distributions paid by the General Partner through the date of Listing on shares of Common Stock issued in Offerings through the Termination Date, minus (z) any amounts distributable as of the date of Listing to the Limited Partners who received Partnership Units in connection with the contribution of any Investments (including cash used to acquire Investments) to the Partnership, upon the liquidation or sale of such Included Assets (assuming the liquidation or sale of such Included Assets on the date of Listing), exceeds (2) the sum of (y) the Gross Proceeds raised in all Offerings through the Termination Date (less amounts paid on or prior to the date of Listing to purchase or redeem any shares of Common Stock purchased in an Offering on or prior to the Termination Date pursuant to the General Partner’s share repurchase plan), plus (z) the total amount of cash that, if distributed to those Stockholders who purchased or received shares of Common Stock in an Offering on or prior to the Termination Date, would have provided such Stockholders, in the aggregate, a Priority Return on the weighted average of total Gross Proceeds raised in all Offerings through the Termination Date, measured for the period from inception of the General Partner through the date of Listing; provided, however, that for purposes of calculating hereof, the total Gross Proceeds of the Offerings shall be determined on a daily basis.

(B)         If there is an Investment Liquidity Event subsequent to the Termination Date, then the General Partner shall cause the Partnership to distribute an amount to the Special Limited Partner in redemption of the Special Limited Partner Interest, payable in one or more payments solely out of Net Sales Proceeds (the “Termination Liquidity Amount”), equal to 15% of the amount, if any, by which (1) the sum of (y) the fair market value (determined by appraisal as of the Investment Liquidity Date) of the Included Assets, minus (x) any debt secured by the Included Assets as well as any secured or unsecured debt of the General Partner (computed on a consolidated basis), plus (z) the sum of all Stockholder Distributions paid by the General Partner through the Investment Liquidity Date on shares of Common Stock issued in Offerings through the Termination Date, minus (z) any amounts distributable as of the Investment Liquidity Date to the Limited Partners who received Partnership Units in connection with the contribution of any Investments (including cash used to acquire Investments) to the Partnership, upon the liquidation or sale of such Included Assets (assuming the liquidation or sale of such Included Assets on the Investment Liquidity Date), exceeds (2) the sum of (y) the Gross Proceeds raised in all Offerings through the Termination Date (less amounts paid on or prior to the Investment Liquidity Date to purchase or redeem any shares of Common Stock purchased in an Offering on or prior to the Termination Date pursuant to the General Partner’s share repurchase plan), plus (z) the total amount of cash that, if distributed to those Stockholders who purchased or received shares of Common Stock in an Offering on or prior to the Termination Date, would have provided such Stockholders, in the aggregate, a Priority Return on the weighted average of total Gross Proceeds raised in all Offerings through the Termination Date, measured for the period from inception of the General Partner through the Investment Liquidity Date; provided, however, that for purposes of calculating hereof, the total Gross Proceeds of the Offerings shall be determined on a daily basis.

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(e)          Investment Liquidity Amounts. Upon an Investment Liquidity Event and subject to Section 5.1(f), the General Partner shall cause the Partnership to distribute an amount to the Special Limited Partner in redemption of the Special Limited Partner Interest, payable in one or more payments solely out of Net Sales Proceeds (the “Investment Liquidity Amount”), equal to 15% of the amount, if any, by which (1) the sum of (y) (1) the fair market value of the Included Assets or all issued and outstanding shares of Common Stock as determined in good faith by the General Partner as of the Investment Liquidity Date minus (2) any debt secured by the Included Assets as well as any secured or unsecured debt of the General Partner (computed on a consolidated basis) (the “Investment Liquidity Value”), plus (z) the sum of all Stockholder Distributions paid by the General Partner through the Investment Liquidity Date, exceeds (2) the sum of (y) the Gross Proceeds raised in all Offerings through the Investment Liquidity Date (less amounts paid on or prior to the Investment Liquidity Date to purchase or redeem any shares of Common Stock purchased in an Offering pursuant to the General Partner’s share repurchase plan) plus (z) the total amount of cash that, if distributed to those Stockholders who purchased or received shares of Common Stock in an Offering on or prior to the Investment Liquidity Date, would have provided such Stockholders, in the aggregate, a Priority Return on the weighted average of the outstanding total Gross Proceeds raised in all Offerings through the Investment Liquidity Date, measured for the period from inception of the General Partner through the Investment Liquidity Date; provided, however, that for purposes of calculating hereof, total Gross Proceeds of Offerings shall be determined on a daily basis.

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(f)          Coordination.

(i)          Any Net Sales Proceeds paid to the Special Limited Partner pursuant to Section 5.1(b)(iii)(A) prior to a Listing shall reduce dollar for dollar the amount of a Listing Note to be issued and distributed pursuant to Section 5.1(c). If the Special Limited Partner receives a Listing Note pursuant to Section 5.1(c), (A) the Special Limited Partner would no longer be entitled to receive distributions of Net Sales Proceeds pursuant to Section 5.1(b)(iii)(A), a Termination Amount pursuant to Section 5.1(d) or the Investment Liquidity Amount pursuant to Section 5.1(e) and (B) any Net Sales Proceeds received by the Partnership after the Listing shall be applied first to satisfy the Partnership’s obligation to make distributions pursuant to the Listing Note.

(ii)         Any Net Sales Proceeds paid to the Special Limited Partner pursuant to Section 5.1(b)(iii)(A) prior to the Termination Date shall reduce dollar for dollar the Termination Amount to be distributed pursuant to Section 5.1(d). If the Special Limited Partner receives, or is entitled to receive, a Termination Amount pursuant to Section 5.1(d), (A) the Special Limited Partner would no longer be entitled to receive distributions of Net Sales Proceeds pursuant to Section 5.1(b)(iii)(A), a Listing Note pursuant to Section 5.1(c) or the Investment Liquidity Amount pursuant to Section 5.1(e) and (B) any Net Sales Proceeds received by the Partnership after the Termination Date, in connection with a Termination Note, the date of the subsequent Listing, in connection with the Termination Listing Amount, and the Investment Liquidity Date, in connection with the Termination Liquidity Amount, shall be applied first to satisfy the Partnership’s obligation to make distributions pursuant to Section 5.1(d).

(iii)        Any Net Sales Proceeds paid to the Special Limited Partner pursuant to Section 5.1(b)(iii)(A) prior to an Investment Liquidity Date shall reduce dollar for dollar the Investment Liquidity Amount to be issued and distributed pursuant to Section 5.1(e). If the Special Limited Partner is entitled to receive an Investment Liquidation Amount pursuant to Section 5.1(e), (A) the Special Limited Partner would no longer be entitled to receive distributions of Net Sales Proceeds pursuant to Section 5.1(b)(iii)(A), a Listing Note pursuant to Section 5.1(c) or a Termination Amount pursuant to Section 5.1(d) and (B) any Net Sales Proceeds received by the Partnership as a result of or after the Investment Liquidity Event shall be applied first to satisfy the Partnership’s obligation to make distributions pursuant to Section 5.1(e).

(iv)        If the General Partner chooses in its discretion to satisfy all or a portion of the distributions required to be made to the Special Limited Partner pursuant to a Listing Note or Termination Note with shares of Common Stock, the amount of the Listing Note or Termination Note due to the Special Limited Partner shall be reduced by (y) the Market Value, with respect to the Listing Note, and (z) the fair market value, with respect to the Termination Note, of the Common Stock on the date such Common Stock is issued to the Special Limited Partner.

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If the Special Limited Partner converts all or a portion of its Special Limited Partner Interest into OP Units pursuant to Section 8.7(a), the amount of the Listing Note or Termination Note due to the Special Limited Partner shall be reduced by an amount equal to the product of (i) the number of OP Units issued in the conversion multiplied by (ii) the product of (A) the Value of one share of Common Stock on the date of conversion multiplied by (B) the Exchange Factor. If the Special Limited Partner contributes its Special Limited Partner Interest to the Partnership in exchange for OP Units pursuant to Section 8.7(b), the Special Limited Partner shall no longer be entitled the Termination Listing Amount, the Termination Liquidity Amount or the Investment Liquidity Amount or distributions of Net Sales Proceeds in respect of such Termination Listing Amount, the Termination Liquidity Amount or the Investment Liquidity Amount pursuant to Sections 5.1(f)(ii) or (iii), as the case may be.

(v)         If the priority distribution of Net Sales Proceeds to the Special Limited Partner pursuant to this Section 5.1(f) prevents the Partnership from being able to distribute sufficient amounts to the General Partner pursuant to Section 5.1(b) to enable the General Partner to satisfy the REIT Requirement, the General Partner may in its sole discretion cause the Partnership to distribute some or all of the Net Sales Proceeds subject to a priority distribution pursuant to this Section 5.1(f) to the General Partner in an amount sufficient to enable the General Partner to pay dividends to the Stockholders in order to satisfy the REIT Requirements.

(g)          In no event may any Partner receive a distribution pursuant to Sections 5.1(a) or (b) with respect to a Partnership Unit if such Partner is entitled to receive a distribution with respect to Common Stock for which such a Partnership Unit has been exchanged.

5.2           Qualification as a REIT

The General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts under this Article 5 to enable the General Partner to pay dividends to the Stockholders that will enable the General Partner to

(a)          satisfy the requirements for qualification as a REIT under the Code and Regulations (“REIT Requirements”), and

(b)          avoid any federal income or excise tax liability;

provided, however, that the General Partner shall not be bound to comply with this covenant to the extent such distributions would

(i)          violate applicable Delaware law, or

(ii)         contravene the terms of any notes, mortgages or other types of debt obligations to which the Partnership may be subject in conjunction with borrowed funds.

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5.3           Withholding

With respect to any withholding tax or other similar tax liability or obligation to which the Partnership may be subject as a result of any act or status of any Partner or the Special Limited Partner or to which the Partnership becomes subject with respect to any Partnership Unit or the Special Limited Partner Interest, the Partnership shall have the right to withhold amounts distributable pursuant to this Article V to such Partner or the Special Limited Partner or with respect to such Partnership Units or the Special Limited Partner Interest, to the extent of the amount of such withholding tax or other similar tax liability or obligation pursuant to the provisions contained in Section 10.5, and the amount of any withholding shall reduce the right of such Partner or the Special Limited Partner to future distribution to the extent provided in Section 10.5.

5.4           Additional Partnership Interests

If the Partnership issues Partnership Interests in accordance with Section 4.2 or 4.3, the distribution priorities set forth in Section 5.1 shall be amended, as necessary, to reflect the distribution priority of such Partnership Interests and corresponding amendments shall be made to the provisions of Exhibit B.

ARTICLE 6
ALLOCATIONS

6.1           Allocations

The Net Income, Net Loss, Net Property Gain, Net Property Loss and other Partnership items shall be allocated pursuant to the provisions of Exhibit B.

6.2           Revisions to Allocations to Reflect Issuance of Partnership Interests

If the Partnership issues Partnership Interests to the General Partner or any additional Limited Partner pursuant to Article IV, the General Partner shall make such revisions to this Article 6 and Exhibit B as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

ARTICLE 7
MANAGEMENT AND OPERATIONS OF BUSINESS

7.1           Management

(a)          (i)          Except as otherwise expressly provided in this Agreement, full, complete and exclusive discretion to manage and control the business and affairs of the Partnership are and shall be vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership.

(ii)         The General Partner may not be removed by the Limited Partners with or without cause.

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(iii)        In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.11, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including:

(A)         (1)         the making of any expenditures, the lending or borrowing of money, including making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its Stockholders in amounts sufficient to permit the General Partner to maintain REIT status,

(2)         the assumption or guarantee of, or other contracting for, indebtedness and other liabilities,

(3)         the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and

(4)         the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership, including the payment of all expenses associated with the General Partner;

(B)         the acquisition, purchase, ownership, operating, leasing and disposition of any real property and any other property or assets, including mortgages and real estate-related notes, whether directly or indirectly;

(C)         the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership or the General Partner;

(D)         the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation or other combination (each a “Business Combination”) of the Partnership with or into another Entity on such terms as the General Partner deems proper, provided, however, that for purposes of the definition of Investment Liquidity Event, “Business Combination” shall not include the merger pursuant to the Merger Agreement dated September 6. 2016 and any acquisition of all or substantially all of the assets or merger, consolidation or other combination of or with a real estate investment trust that is, as of the Closing, advised by an Affiliate of the Advisor; and provided further, however that the General Partner shall be required to send to each Limited Partner a notice of such proposed Business Combination no less than 15 days prior to the record date for the vote of the General Partner’s Stockholders on such Business Combination, if any;

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(E)         the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including,

(1)         the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries,

(2)         the lending of funds to other Persons (including the Subsidiaries of the Partnership and/or the General Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and

(3)         the making of capital contributions to its Subsidiaries;

(F)         the expansion, development, redevelopment, construction, leasing, repair, rehabilitation, repositioning, alteration, demolition or improvement of any property in which the Partnership or any Subsidiary of the Partnership owns an interest;

(G)         the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(H)         the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(I)         holding, managing, investing and reinvesting cash and other assets of the Partnership;

(J)         the collection and receipt of revenues and income of the Partnership;

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(K)         the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including employees having titles such as “president”, “vice president”, “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or engagement;

(L)         the maintenance of such insurance for the benefit of the Partnership and the Partners and directors and officers thereof as it deems necessary or appropriate;

(M)         the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any further Entities or other relationships that it deems desirable, including the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons; provided, however, that as long as the General Partner has determined to elect to qualify as a REIT or to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;

(N)         the control of any matters affecting the rights and obligations of the Partnership, including

(1)         the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership,

(2)         the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and

(3)         the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expenses, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(O)         the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including the contribution or loan of funds by the Partnership to such Persons);

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(P)         the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner, in its sole discretion, may adopt;

(Q)         the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(R)         the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(S)         the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(T)         the making, execution and delivery of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate, in the judgment of the General Partner, for the accomplishment of any of the foregoing;

(U)         the issuance of additional Partnership Units in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;

(V)         the authorization, issuance, sale, redemption or purchase of any Partnership Units or any securities of the Partnership;

(W)         the opening of bank accounts on behalf of, and in the name of, the Partnership and its Subsidiaries; and

(X)         the amendment and restatement of Exhibit A to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A otherwise is authorized by this Agreement.

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(b)          (i)          Each of the Limited Partners agree that the General Partner is authorized to execute, deliver and perform the above- mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement to the fullest extent permitted under the Act or other applicable law, rule or regulation.

(ii)         The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

(c)          At all times from and after the date hereof, the General Partner at the expense of the Partnership, may or may not, cause the Partnership to obtain and maintain

(i)          casualty, liability and other insurance on the properties of the Partnership;

(ii)         liability insurance for the Indemnitees hereunder; and

(iii)        such other insurance as the General Partner, in its sole and absolute discretion, determines to be appropriate and reasonable.

(d)          At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amount as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

(e)          (i)          In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have liability to any Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions; provided, that the General Partner has acted in good faith pursuant to its authority under this Agreement. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, the General Partner, and the General Partner’s Stockholders, collectively.

(ii)         The General Partner and the Partnership shall not have liability to the any Limited Partner or the Special Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner or the Special Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under and in accordance with this Agreement.

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7.2           Certificate of Limited Partnership

(a)          The General Partner has previously filed the Certificate with the Secretary of State of Delaware as required by the Act.

(b)          (i)          The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.

(ii)         To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property.

(iii)        The General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

7.3           Reimbursement of the General Partner

(a)          Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b)          (i)          The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations. The General Partner shall be reimbursed on a monthly basis, or such other basis as it may determine in its sole and absolute discretion, for all expenses that it incurs on behalf of the Partnership relating to the ownership and operation of the Partnership’s assets, or for the benefit of the Partnership, including all expenses associated with compliance by the General Partner and the Initial Limited Partner with laws, rules and regulations promulgated by any regulatory body, expenses related to the operations of the General Partner and to the management and administration of any Subsidiaries of the General Partner or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and any and all salaries, compensation and expenses of officers and employees of the General Partner, but excluding any portion of expenses reasonably attributable to assets not owned by or for the benefit of, or to operations not for the benefit of, the Partnership or Affiliates of the Partnership; provided, however, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it in its name.

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(ii)         Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.6 hereof.

(iii)        The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership. If certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its reasonable discretion deems fair and reasonable. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

(c)          (i)          Expenses incurred by the General Partner relating to the organization or reorganization of the Partnership and the General Partner the issuance of Common Stock in connection with an Offering and any issuance of additional Partnership Interests, Common Stock or rights, options, warrants, or convertible or exchangeable securities pursuant to Section 4.2 hereof and all costs and expenses associated with the preparation and filing of any periodic reports by the General Partner under federal, state or local laws or regulations (including all costs, expenses, damages, and other payments resulting from or arising in connection with litigation related to any of the foregoing) are primarily obligations of the Partnership.

(ii)         To the extent the General Partner pays or incurs such expenses, the General Partner shall be reimbursed for such expenses.

7.4           Outside Activities of the General Partner

(a)          Without the Consent of the Limited Partners, the General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition, and disposition of Partnership Interests and the management of its business and the business of the Partnership, and such activities as are incidental thereto.

(b)          The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

7.5           Contracts with Affiliates

(a)          (i)          The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Subsidiaries and Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner.

(ii)         The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

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(b)          Except as provided in Section 7.4, the Partnership may Transfer assets to Entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, may determine.

(c)          Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, Transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

(d)          The General Partner, in its sole and absolute discretion and without the approval the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, stock option plans, and similar plans funded by the Partnership for the benefit of employees of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, any Subsidiaries of the Partnership or any Affiliate of any of them.

(e)          The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a “right of first opportunity” or “right of first offer” arrangement, non-competition agreements and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

7.6           Indemnification

(a)          (i)          To the fullest extent permitted by Delaware law or as provided herein, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Claims”), that relate to the operations of the Partnership or the General Partner as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, so long as (A) the course of conduct which gave rise to the Claim was taken, in the reasonable determination of the Indemnitee made in good faith, in the best interests of the Partnership or the General Partner, (B) such Claim was not the result of negligence or misconduct by the Indemnitee, (C) the Indemnitee (if other than the General Partner) was acting on behalf of or performing services for the Partnership and (D) such indemnification is not satisfied or recoverable from the assets of the Stockholders of the General Partner. Notwithstanding the foregoing, no Indemnitee (other than the General Partner) shall be indemnified for any Claim arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to such Indemnitee, (2) such allegations have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such Indemnitee, or (3) a court of competent jurisdiction approves a settlement of such allegations against such Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which the Common Stock was offered or sold as to indemnification for violations of securities law.

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(ii)         Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty (except a guaranty by a limited partner of nonrecourse indebtedness of the Partnership or as otherwise provided in any such loan guaranty), contractual obligation for any indebtedness or other obligation or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness.

(iii)        Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.6.

(b)          Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.6 has been met; and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)          The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnities are indemnified.

(d)          The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnities and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

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(e)          For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by such Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, such Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.6. Actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(f)          In no event may an Indemnitee subject any of the Partners (other than the General Partner) to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)          An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)          (i)          The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(ii)         Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)          If and to the extent any payments to the General Partner pursuant to this Section 7.6 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

(j)          Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

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7.7         Liability of the General Partner

(a)           Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor the investment advisor of the General Partner, nor any of their respective officers and directors, shall be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner or its investment advisor, as the case may be, acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

(b)          (i)         The Limited Partners and the Special Limited Partner expressly acknowledge that the General Partner (and its investment advisor) is acting on behalf of the Partnership and the Stockholders of the General Partner collectively, that the General Partner (and its investment advisor), subject to the provisions of Section 7.1(e) hereof, is under no obligation to consider the separate interest of the Limited Partners or the Special Limited Partner (including the tax consequences to any Limited Partner, the Special Limited Partner or any Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner (and its investment advisor) shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners or the Special Limited Partner in connection with such decisions; provided that the General Partner (and its investment advisor) has acted in good faith.

(ii)        With respect to any indebtedness of the Partnership which any Limited Partner or the Special Limited Partner may have guaranteed, the General Partner (and its investment advisor) shall have no duty to keep such indebtedness outstanding.

(c)           (i)         Subject to its obligations and duties as General Partner set forth in Section 7.1(a) hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agent, including its investment advisor.

(ii)        The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(d)          The Limited Partners expressly acknowledge that if any conflict in the fiduciary duties owed by the General Partner to its Stockholders and by the General Partner, in its capacity as a general partner of the Partnership, to the Limited Partners or the Special Limited Partner, the General Partner may act in the best interests of the General Partner’s Stockholders without violating its fiduciary duties to the Limited Partners or the Special Limited Partner, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners or the Special Limited Partner in connection with any such violation.

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(e)          Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its officers’ and directors’ liability to the Partnership, the Special Limited Partner and the Limited Partners under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.8         Other Matters Concerning the General Partner

(a)          The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b)          The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)          (i)          The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact.

(ii)        Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.

(d)          Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order

(i)         to protect the ability of the General Partner to continue to qualify as a REIT; or

(ii)        to avoid the General Partner incurring any taxes under Section 857 or Section 4981 of the Code,

is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners and the Special Limited Partner.

7.9         Title to Partnership Assets

(a)          Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.

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(b)          (i)          Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner.

(ii)        The General Partner hereby declares and warrants that any Partnership asset for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable.

(iii)       All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

7.10        Reliance by Third Parties

(a)          Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.

(b)          Each Limited Partner and the Special Limited Partner hereby waive any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.

(c)          In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives.

(d)          Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that:

(i)         at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect;

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(ii)        the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership; and

(iii)       such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

7.11        Loans By Third Parties

The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including in connection with any acquisition of property) with any Person upon such terms as the General Partner determines appropriate.

ARTICLE 8
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

8.1         Limitation of Liability

No Limited Partner shall have any liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

8.2         Management of Business

(a)          No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

(b)          The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

8.3          Outside Activities of Limited Partners

(a)          Subject to any agreements entered into pursuant to Section 7.5 hereof and any other agreements entered into by a Limited Partner , the Special Limited Partner, or any of their Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner, the Special Limited Partner and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner or the Special Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership.

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(b)          Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner, the Special Limited Partner, any Assignee or any of their Affiliates.

(c)          No Limited Partner nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

8.4          Return of Capital

(a)          Except pursuant to the Exchange Rights Agreements, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein.

(b)          Except as provided in Articles 5, 6 and 13 hereof, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

8.5          Rights of Limited Partners Relating to the Partnership

(a)          In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(b) hereof, each Limited Partner and the Special Limited Partner shall have the right, for a purpose reasonably related to such Person’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Person’s own expense (including such reasonable copying and administrative charges as the General Partner may establish from time to time):

(i)         to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner pursuant to the Securities Exchange Act of 1934; and

(ii)        to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year.

(b)          Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners and the Special Limited Partner, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that:

(i)         the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or

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(ii)        the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

8.6          Exchange Rights Agreements

(a)          The Limited Partners (other than the General Partner in its capacity as a Limited Partner) will be granted the right, but not the obligation, to exchange all or a portion of their Partnership Units for cash or, at the option of the Partnership, for shares of Common Stock on such terms and subject to such conditions and restrictions as will be contained in one or more exchange rights agreements among the General Partner, the Partnership and one or more Limited Partners (as amended from time to time, the “Exchange Rights Agreements”); provided, however, that such Partnership Units shall have been outstanding for at least one year. The form of each Exchange Rights Agreement governing the exchange of Partnership Units hereafter shall be determined by the General Partner. Notwithstanding the foregoing, the Initial Limited Partner shall not be permitted to exchange any portion of its Partnership Units pursuant to this subparagraph 8.6(a) unless and until the Initial Limited Partner does not have a deficit balance in its Capital Account.

(b)          The Limited Partners and all successors, assignees and transferees (whether by operation of law, including by merger or consolidation, dissolution or liquidation of an entity that is a Limited Partner, or otherwise) shall be bound by the provisions of the Exchange Rights Agreement to which they are parties.

8.7          Conversion and Exchange of Special Limited Partner Interests.

(a)          Conversion of Listing Note or Termination Note.

(i)         If the Special Limited Partner is entitled to receive distributions of Net Sales Proceeds pursuant to the Partnership’s obligation under a Listing Note or a Termination Note, at such time as the Capital Account balance of the Special Limited Partner attributable to the Special Limited Partner Interest is equal to the remaining amount of Net Sales Proceeds distributable to the Special Limited Partner pursuant to the Listing Note or Termination Note, respectively, the Special Limited Partner shall have the right, but not the obligation, to convert all or a portion of the Special Limited Partner Interest into OP Units. The Special Limited Partner shall provide written notice to the General Partner of its intention to convert all or a portion of its Special Limited Partner Interest at least ten (10) days prior to the date on which the conversion is to occur, and such notice shall indicate the amount of the Special Limited Partner Interest that the Special Limited Partner intends to convert. The maximum number of OP Units issuable upon a conversion of the Special Limited Partner Interest shall be equal to the quotient of (i) the net amount of the Partnership’s remaining obligation pursuant to the Listing Note or Termination Note on the date of conversion divided by (ii) the product of (A) the Value of one share of Common Stock on the date of conversion multiplied by (B) the Exchange Factor. Only a whole number of OP Units may be issuable upon a conversion of the Special Limited Partner Interest. The Special Limited Partner covenants and agrees with the Partnership that the Special Limited Partner Interest shall be free and clear of all liens. The conversion of all or a portion of the Special Limited Partner Interest shall occur automatically after the close of business on the applicable date of conversion, as of which time the Special Limited Partner shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion.

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(ii)        Exchange. OP Units issuable upon a conversion of the Special Limited Partner Interest as set forth in this Section 8.7(a) shall be exchangeable for cash or, at the option of the Partnership, for shares of Common Stock pursuant to Section 8.6.

(iii)       Impact of Conversion for Purposes of Subparagraph 1(c)(iii) of Exhibit B. For purposes of making future allocations under subparagraph 1(c)(iii) of Exhibit B, the Special Limited Partner’s Capital Account balance shall be reduced, as of the date of conversion, by an amount equal to the product of (i) the number of OP Units issued in the conversion multiplied by (ii) the product of (A) the Value of one share of Common Stock on the date of conversion multiplied by (B) the Exchange Factor.

(b)          Conversion of Termination Listing Amount, Termination Liquidity Amount or Investment Liquidity Amount. At such time as the Special Limited Partner is entitled to the Termination Listing Amount, Termination Liquidity Amount or Investment Liquidity Amount, the Special Limited Partner shall have the right, but not the obligation, to contribute the entire Special Limited Partner Interest to the Partnership in exchange for OP Units in a transaction intended to qualify as a contribution of property pursuant to Section 721 of the Code. The Special Limited Partner shall notify the General Partner of its intention to exchange its Special Limited Partner Interest as soon as reasonably practicable after learning of the event that will give rise to its right to receive the Termination Listing Amount, Termination Liquidity Amount or Investment Liquidity Amount. The number of OP Units issuable upon a conversion of the Special Limited Partner Interest shall be equal to the quotient of (i) the Termination Listing Amount, Termination Liquidity Amount or Investment Liquidity Amount, as the case may be, divided by (ii) the product of (A) in the case of the Termination Listing Amount or the Termination Liquidity Amount, the Value of one share of Common Stock, and in the case of the Investment Liquidity Amount, the Investment Liquidity Value per one share of Common Stock multiplied by (B) the Exchange Factor. The Special Limited Partner covenants and agrees with the Partnership that the Special Limited Partner Interest shall be free and clear of all liens. The conversion of all or a portion of the Special Limited Partner Interest shall occur automatically after the close of business on the applicable date of conversion, as of which time the Special Limited Partner shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion.

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ARTICLE 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS

9.1          Records and Accounting

(a)          The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including all books and records necessary for the General Partner to comply with applicable REIT Requirements and to provide to the Limited Partners and the Special Limited Partner any information, lists and copies of documents required to be provided pursuant to Sections 8.5(a) and 9.3 hereof.

(b)          Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

(c)          The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

9.2          Fiscal Year

The fiscal year of the Partnership shall be the calendar year.

9.3          Reports

(a)          As soon as practicable, but in no event later than the date on which the General Partner mails its annual report to its Stockholders, the General Partner shall cause to be mailed to each Limited Partner and the Special Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with the standards of the Public Accounting Oversight Board (United States), such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner in its sole discretion.

(b)          If and to the extent that the General Partner mails quarterly reports to its Stockholders, then as soon as practicable, but in no event later than the date such reports are mailed, the General Partner shall cause to be mailed to each Limited Partner and the Special Limited Partner a report containing unaudited financial statements as of the last day of the calendar quarter of the Partnership, or of the General Partner, if such statements are prepared on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

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(c)          Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners and the Special Limited Partner each of the reports described above, as well as any other communications that it may provide hereunder, by e-mail or by any other electronic means.

ARTICLE 10
TAX MATTERS

10.1        Preparation of Tax Returns

(a)          The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by the Limited Partners and the Special Limited Partner for federal and state income tax reporting purposes. The federal income tax return of the Partnership shall be filed annually on IRS Form 1065 (or such other successor form) or on any other IRS form as may be required.

(b)          If required under the Code or applicable state or local income tax law, the General Partner shall also arrange for the preparation and timely filing of all returns of income, gains, deductions, losses and other items required of the Subsidiaries of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by the Limited Partners and the Special Limited Partner for federal and state income tax reporting purposes.

10.2        Tax Elections

(a)          Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code.

(b)          The General Partner shall elect a permissible method (which need not be the same method for each item or property) of eliminating the disparity between the Gross Asset Value and the tax basis for each item of property contributed to the Partnership or to a Subsidiary of the Partnership pursuant to the Regulations promulgated under the provisions of Section 704(c) of the Code.

(c)          The General Partner shall have the right to seek to revoke any tax election it makes, including the election under Section 754 of the Code, upon the General Partner’s determination, in its sole and absolute discretion, that such revocation is in the best interests of the Partners.

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(d)          The Partners, intending to be legally bound, hereby authorize the Partnership to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe harbor provided in Proposed Treasury Regulation Section 1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Partnership transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The tax matters partner is authorized and directed to execute and file the Safe Harbor Election on behalf of the Partnership and the Partners if and when the Safe Harbor Election becomes available. The Partnership and the Partners (including any person to whom an interest in the Partnership is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance. The General Partner is authorized to take such actions as are necessary to achieve, under the Safe Harbor, the effect that the election and compliance with all requirements of the Safe Harbor referred to above would be intended to achieve under Proposed Treasury Regulation Section 1.83-3, including amending this Agreement.

10.3        Tax Matters Partner

(a)          (i)          The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes.

(ii)        Pursuant to Section 6230(e) of the Code, upon receipt of notice from the Internal Revenue Service of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the Internal Revenue Service with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners, the Special Limited Partner and the Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners, the Special Limited Partner and the Assignees.

(A)         The tax matters partner is authorized, but not required:

(1)         to enter into any settlement with the Internal Revenue Service with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner (including the Special Limited Partner) for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners (including the Special Limited Partner), except that such settlement agreement shall not bind any Partner or the Special Limited Partner who (within the time prescribed pursuant to the Code and Regulations) files a statement with the Internal Revenue Service providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or the Special Limited Partner; or

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(2)         who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(B)      if a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner or the Special Limited Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(C)      to intervene in any action brought by any other Partner or the Special Limited Partner for judicial review of a final adjustment;

(D)      to file a request for an administrative adjustment with the Internal Revenue Service and, if any part of such request is not allowed by the Internal Revenue Service, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(E)       to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner or the Special Limited Partner for tax purposes, or an item affected by such item; and

(F)      to take any other action on behalf of the Partners, the Special Limited Partner or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.6 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

(b)          (i)          The tax matters partner shall receive no compensation for its services.

(ii)        All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.

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(iii)       Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

10.4        Organizational Expenses

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a one hundred eighty (180) month period as provided in Section 709 of the Code.

10.5        Withholding

(a)          Each Limited Partner and the Special Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner or the Special Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner or the Special Limited Partner pursuant to this Agreement, including any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code.

(b)          (i)          Any amount paid on behalf of or with respect to a Limited Partner or the Special Limited Partner shall constitute a loan by the Partnership to such Limited Partner or the Special Limited Partner, which loan shall be repaid by such Limited Partner or the Special Limited Partner as the case may be within fifteen (15) days after notice from the General Partner that such payment must be made unless

(A)         the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or the Special Limited Partner; or

(B)         the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner or the Special Limited Partner.

(ii)        Any amounts withheld pursuant to the foregoing clauses (i)(A) or (B) shall be treated as having been distributed to the Limited Partner or the Special Limited Partner.

(c)          (i)          Each Limited Partner and the Special Limited Partner hereby unconditionally and irrevocably grant to the Partnership a security interest in such Limited Partner’s Partnership Interest and such Special Limited Partner’s Special Limited Partner Interest, as the case may be, to secure such Limited Partner’s or Special Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5.

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(ii)         (A)        If a Limited Partner or the Special Limited Partner fails to pay when due any amounts owed to the Partnership pursuant to this Section 10.5, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner or Special Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner or Special Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner or Special Limited Partner.

(B   )      Without limitation, in such event, the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner or Special Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner or Special Limited Partner and immediately paid by the defaulting Limited Partner or Special Limited Partner to the General Partner in repayment of such loan.

(iii)       Any amount payable by a Limited Partner or the Special Limited Partner hereunder shall bear interest at the highest base or prime rate of interest published from time to time by The Wall Street Journal, plus four (4) percentage points, but in no event higher than the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.

(iv)       Each Limited Partner or the Special Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

ARTICLE 11
TRANSFERS AND WITHDRAWALS

11.1        Transfer

(a)          (i)          The term “Transfer,” when used in this Article 11 with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person, or a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(ii)        The term “Transfer” when used in this Article 11 does not include any exchange of Partnership Units for cash or Common Stock pursuant to the Exchange Rights Agreement.

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(b)          (i)          No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11.

(ii)        Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

11.2        Transfer of the General Partner’s General Partner Interest

(a)          The General Partner may not Transfer any of its General Partner Interest or withdraw as General Partner, or Transfer any of its Limited Partner Interest, except

(i)         if holders of at least two-thirds of the Limited Partner Interests consent to such Transfer or withdrawal;

(ii)        if such Transfer is to an entity which is wholly owned by the General Partner and is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code; or

(iii)       in connection with a transaction described in Section 11.2(c) or 11.2(d) (as applicable)

(b)          If the General Partner withdraws as general partner of the Partnership in accordance with Section 11.2(a), the General Partner’s General Partner Interest shall immediately be converted into a Limited Partner Interest.

(c)          Except as otherwise provided in Section 11.2(d), the General Partner shall not engage in any merger, consolidation or other combination of the General Partner with or into another Person (other than a merger in which the General Partner is the surviving entity) or sale of all or substantially all of its assets, or any reclassification, or any recapitalization of outstanding Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination of Common Stock) (a “Transaction”), unless

(i)         in connection with the Transaction all Limited Partners will either receive, or will have the right to elect to receive, for each Partnership Unit an amount of cash, securities, or other property equal to the product of the Exchange Factor and the amount of cash, securities or other property or value paid in the Transaction to or received by a holder of one share of Common Stock corresponding to such Partnership Unit in consideration of one share of Common Stock at any time during the period from and after the date on which the Transaction is consummated; provided, however, that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding Common Stock, each holder of Partnership Units shall be given the option to exchange its Partnership Units for the amount of cash, securities, or other property which a Limited Partner would have received had it

(A)      exercised its Exchange Right and

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(B)       sold, tendered or exchanged pursuant to the Offer the Common Stock received upon exercise of the Exchange Right immediately prior to the expiration of the Offer.

The foregoing is not intended to, and does not, affect the ability of (i) a Stockholder of the General Partner to sell its stock in the General Partner or (ii) the General Partner to perform its obligations (under agreement or otherwise) to such Stockholders (including the fulfillment of any obligations with respect to registering the sale of stock under applicable securities laws).

(d)          (i)          Notwithstanding Section 11.2(c), the General Partner may merge into or consolidate with another entity if immediately after such merger or consolidation

(A)        substantially all of the assets of the successor or surviving entity (the “Surviving General Partner”), other than Partnership Units held by the General Partner, are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Surviving General Partner in good faith and

(B)        the Surviving General Partner expressly agrees to assume all obligations of the General Partner hereunder.

(ii)        (A)        Upon such contribution and assumption, the Surviving General Partner shall have the right and duty to amend this Agreement and the Exchange Rights Agreement as set forth in this Section 11.2(d).

(B)        (1)         The Surviving General Partner shall in good faith arrive at a new method for the calculation of the Exchange Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible.

(2)         Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of Common Stock or options, warrants or other rights relating thereto, and which a holder of Partnership Units could have acquired had such Partnership Units been redeemed for Common Stock immediately prior to such merger or consolidation.

(C)         Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Exchange Factor.

(iii)       The above provisions of this Section 11.2(d) shall similarly apply to successive mergers or consolidations permitted hereunder.

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11.3        Limited Partners’ Rights to Transfer

(a)          Subject to the provisions of Sections 11.3(c), 11.3(d), 11.3(e), 11.4 and 11.6, a Limited Partner may, without the consent of the General Partner, Transfer all or any portion of its Limited Partner Interest, or any of such Limited Partner’s economic right as a Limited Partner. In order to effect such transfer, the Limited Partner must deliver to the General Partner a duly executed copy of the instrument making such transfer and such instrument must evidence the written acceptance by the assignee of all of the terms and conditions of this Agreement and represent that such assignment was made in accordance with all applicable laws and regulations.

(b)          (i)          If a Limited Partner is Incapacitated, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of his or its interest in the Partnership.

(ii)        The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(c)          The General Partner may prohibit any Transfer by a Limited Partner of its Partnership Units if it reasonably believes (based on the advice of counsel) such Transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

(d)          No Transfer by a Limited Partner of its Partnership Units may be made to any Person if

(i)         it would adversely affect the ability of the General Partner to continue to qualify as a REIT or would subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code;

(ii)        it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes;

(iii)       such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code);

(iv)       such Transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

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(v)        such Transfer would subject the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(vi)       such Transfer is a sale or exchange, and such sale or exchange would, when aggregated with all other sales and exchanges during the 12-month period ending on the date of the proposed Transfer, result in 50% or more of the interests in Partnership capital and profits being sold or exchanged during such 12-month period without the consent of the General Partner, which consent may be withheld in its sole and absolute discretion; or

(vii)      such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

(e)          No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Section 1.752-1(a)(2) of the Regulations), without the consent of the General Partner, which may be withheld in its sole and absolute discretion; provided, however, that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

(f)          Any Transfer in contravention of any of the provisions of this Section 11.3 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.

11.4        Substituted Limited Partners

(a)          (i)          No Limited Partner shall have the right to substitute a Permitted Transferee for a Limited Partner in its place.

(ii)        The General Partner shall, however, have the right to consent to the admission of a Permitted Transferee of the Partnership Interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.

(iii)       The General Partner’s failure or refusal to permit such transferee to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

(b)          A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

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(c)          (i)          No Permitted Transferee will be admitted as a Substituted Limited Partner, unless such transferee has furnished to the General Partner evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement and, as it relates to the Substituted Limited Partners, the Exchange Rights Agreement, including the power of attorney granted in Section 2.4 hereof.

(ii)        Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner, and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

11.5        Assignees

(a)          If the General Partner, in its sole and absolute discretion, does not consent to the admission of any transferee as a Substituted Limited Partner, as described in Section 11.4(a), such transferee shall be considered an Assignee for purposes of this Agreement.

(b)          An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Net Property Gain, Net Property Loss, and any other items of gain, loss, deduction or credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners, for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners are voted).

(c)          If any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

11.6        General Provisions

(a)          No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 or, as it relates to the Limited Partners, pursuant to exchange of all of its Partnership Units pursuant to the applicable Exchange Rights Agreement.

(b)          (i)          Any Limited Partner which shall Transfer all of its Partnership Units in a Transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substituted Limited Partners.

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(ii)        Similarly, any Limited Partner which shall Transfer all of its Partnership Units pursuant to an exchange of all of its Partnership Units pursuant to an Exchange Rights Agreement shall cease to be a Limited Partner.

(c)          Other than pursuant to the Exchange Rights Agreement or with the consent of the General Partner, transfers pursuant to this Article 11 may only be made as of the first day of a fiscal quarter of the Partnership.

(d)          (i)          If any Partnership Interest is transferred or assigned during the Partnership’s fiscal year in compliance with the provisions of this Article 11 or exchanged pursuant to the applicable Exchange Rights Agreement on any day other than the first day of a Partnership Year, then Net Income, Net Losses, Net Property Gain, Net Property Loss, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method or such other method permitted by the Code as the General Partner may select.

(ii)        Solely for purposes of making such allocations, each of such items for the calendar month in which the Transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which an exchange occurs shall be allocated to the exchanging Partner, provided, however, that the General Partner may adopt such other conventions relating to allocations in connection with transfers, assignments, or exchanges as it determines are necessary or appropriate.

(iii)       All distributions pursuant to Section 5.1(a) and Section 5.1(b) attributable to Partnership Units, with respect to which the Partnership Record Date is before the date of such Transfer, assignment, or exchange of such Partnership Units, shall be made to the transferor Partner or the exchanging Partner, as the case may be, and in the case of a Transfer or assignment other than an exchange, all distributions pursuant to Section 5.1(a) and Section 5.1(b) thereafter attributable to such Partnership Units shall be made to the transferee Partner.

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(e)          In addition to any other restrictions on transfer herein contained, including the provisions of this Article 11, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for federal or state income tax purposes (except as a result of the exchange for Common Stock of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2); (v) if in the opinion of counsel to the Partnership, there would be a significant risk that such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the exchange for Common Stock of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 11.2); (vi) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code (provided, however, that this clause (vii) shall not be the basis for limiting or restricting in any manner the exercise of the Exchange Right under Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation); (viii) such transfer could adversely affect the ability of the General Partner to remain qualified as a REIT; or (ix) if in the opinion of legal counsel of the transferring Partner (which opinion and counsel are reasonably satisfactory to the Partnership), or legal counsel of the Partnership, such transfer would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, if the General Partner has elected to be qualified as a REIT.

(f)          The General Partner shall monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the “safe harbors” set forth in Section 1.7704-1 of the Regulations (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “PTP Safe Harbors”). The General Partner shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the PTP Safe Harbors is met; provided, however, that the foregoing shall not authorize the General Partner to limit or restrict in any manner the right of any holder of a Partnership Unit to exercise the Exchange Right in accordance with the terms of the applicable Exchange Rights Agreement unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation.

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ARTICLE 12
ADMISSION OF PARTNERS

12.1        Admission of Successor General Partner

(a)          (i)          A successor to all of the General Partner Interest pursuant to Article 11 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately following such transfer and the admission of such successor General Partner as a general partner of the Partnership upon the satisfaction of the terms and conditions set forth in Section 12.1(b).

(ii)        Any such transferee shall carry on the business of the Partnership without dissolution.

(b)          A Person shall be admitted as a substitute or successor General Partner of the Partnership only if the following terms and conditions are satisfied:

(i)         the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;

(ii)        if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(iii)       counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause

(A)         the Partnership to be classified other than as a partnership for federal income tax purposes, or

(B)         the loss of any Limited Partner’s limited liability.

(c)          In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(d) hereof.

12.2        Admission of Additional Limited Partners

(a)          A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner

(i)          evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement and the applicable Exchange Rights Agreement, including the power of attorney granted in Section 2.4 hereof, and

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(ii)         such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

(b)          (i)          Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion.

(ii)         The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

(c)          (i)          If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, Net Property Gain, Net Property Loss, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method or such other method permitted by the Code as the General Partner may select.

(ii)        (A)         Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all of the Partners and Assignees, including such Additional Limited Partner.

(B)         distributions pursuant to Section 5.1(a) and Section 5.1(b) with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than the Additional Limited Partner, and all distributions pursuant to Section 5.1(a) and Section 5.1(b) thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

12.3        Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

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ARTICLE 13
DISSOLUTION, LIQUIDATION AND TERMINATION

13.1        Dissolution

(a)          The Partnership shall not be dissolved by the admission of Substituted Limited Partners, Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership.

(b)          The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each, a “Liquidating Event”):

(i)         the expiration of its term as provided in Section 2.5 hereof;

(ii)        an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal, a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

(iii)       an election to dissolve the Partnership made by the General Partner, with the Consent of the Limited Partners holding at least a majority of the Percentage Interest of the Limited Partners (including Limited Partner Interests held by the General Partner);

(iv)       entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(v)        a Capital Transaction;

(vi)       a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a “majority in interest” (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

As used herein, a “majority in interest” shall refer to Partners (excluding the General Partner) who hold more than fifty percent (50%) of the outstanding Percentage Interests not held by the General Partner.

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13.2        Winding Up

(a)          (i)          Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners.

(ii)        No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.

(iii)       The General Partner, or, if there is no remaining General Partner, any Person elected by the Limited Partners holding at least a “majority in interest” (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of common stock or other securities of the General Partner) shall be applied and distributed in the following order:

(A)         First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(B)         Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(C)         Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and

(D)         the balance, if any, shall be distributed to all Partners (including the Special Limited Partner) with positive Capital Accounts in accordance with their respective positive Capital Account balances after giving effect to all allocations in Exhibit B and all prior distributions under Section 5.1.

(iv)       The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

(v)        Any distributions pursuant to this Section 13.2(a) shall be made by the end of the Partnership’s taxable year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation).

(b)          (i)          Notwithstanding the provisions of Section 13.2(a) hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners (including the Special Limited Partner), the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any asset except those necessary to satisfy liabilities of the Partnership (including to those Partners, including the Special Limited Partner, as creditors) or distribute to the Partners (including the Special Limited Partner), in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a) hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.

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(ii)        Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Partners (including the Special Limited Partner), and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.

(iii)       The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)          In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner, the Limited Partners and the Special Limited Partner pursuant to this Article 13 may be:

(i)         distributed to a trust established for the benefit of the General Partner, the Limited Partners and the Special Limited Partner for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership; the assets of any such trust shall be distributed to the General Partner, the Limited Partners and the Special Limited Partner from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner, the Limited Partners and the Special Limited Partner pursuant to this Agreement; or

(ii)        withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner, the Limited Partners and the Special Limited Partner in the manner and order of priority set forth in Section 13.2(a), as soon as practicable.

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13.3        Obligation to Contribute Deficit

If any Partner (other than a holder of Restricted Class B Units or the Initial Limited Partner) has a deficit balance in his, her, or its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year of liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. If a holder of Restricted Class B Units has a deficit balance in its Capital Account attributable to such Restricted Class B Units and/or the Initial Limited Partner has a deficit balance in its Capital Account attributable to and to the extent of the special allocation of Depreciation provided for in subparagraph 1(c)(iv) of Exhibit B (after giving effect to all contributions, distributions and allocations for all taxable years, including the year liquidation occurs), such holders of Restricted Class B Units and/or the Initial Limited Partner shall restore and contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero. In the case of a holder of Restricted Class B Units, such contribution shall not exceed an amount equal to the excess of the cash distributions of Net Sales Proceeds made (if any) to such holder of Restricted Class B Units over the amount of Net Property Gain and Liquidating Gain allocated to such holder of Restricted Class B Units in accordance with subparagraph 1(c)(ii) of Exhibit B. In the case of the Initial Limited Partner, such contribution shall not exceed the excess of the amount of Depreciation specially allocated to the Initial Limited Partner pursuant to subparagraph 1(c)(iv) of Exhibit B over the amount of Net Property Gain or Liquidating Gain allocated to the Initial Limited Partner in accordance with subparagraph 1(c)(v) of Exhibit B. This deficit restoration obligation is intended to comply with Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations and shall be satisfied before the later to occur of (x) the end of the taxable year in which the Partnership (or the interest of a Restricted Class B Unit Holder and/or the Initial Limited Partner) is liquidated, or (y) ninety (90) days after the date of the liquidation of the Partnership (or the interest of a Restricted Class B Unit Holder and/or the Initial Limited Partner), which amount shall be paid to creditors of the Partnership or, if the amount contributed exceeds the amount due creditors, shall be distributed to the Partners with positive Capital Account balances.

13.4        Rights of Limited Partners

(a)          Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership.

(b)          Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

13.5        Notice of Dissolution

If a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners (including the Special Limited Partner).

13.6        Termination of Partnership and Cancellation of Certificate of Limited Partnership

Upon the completion of the liquidation of the Partnership’s assets, as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

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13.7        Reasonable Time for Winding-Up

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners (including the Special Limited Partner) during the period of liquidation.

13.8        Waiver of Partition

Each Partner hereby waives any right to partition of the Partnership property.

ARTICLE 14
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

14.1        Amendments

(a)          The General Partner shall have the power, without the consent of the Limited Partners or the Special Limited Partner, to amend this Agreement except as set forth in Section 14.1(b) hereof. The General Partner shall provide notice to the Limited Partners and the Special Limited Partner when any action under this Section 14.1(a) is taken in the next regular communication to the Limited Partners.

(b)          Notwithstanding Section 14.1(a) hereof, this Agreement shall not be amended with respect to:

(i)         any Partner, including the Special Limited Partner, adversely affected without the Consent of such Partner adversely affected if such amendment would:

(A)         convert a Limited Partner’s or the Special Limited Partner’s interest in the Partnership into a General Partner Interest;

(B)         modify the limited liability of a Limited Partner or the Special Limited Partner in a manner adverse to such Limited Partner or the Special Limited Partner; or

(C)         amend this Section 14.1(b)(i);

(ii)        any Limited Partner adversely affected without the Consent of Limited Partners holding more than fifty percent (50%) of the outstanding Percentage Interests of the Limited Partners adversely affected if such amendment would:

(A)         alter or change Exchange Rights;

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(B)         create an obligation to make Capital Contributions not contemplated in this Agreement;

(C)         alter or change the terms of this Agreement or the Exchange Rights Agreement regarding the rights of the limited partners with respect to Business Combinations;

(D)         alter or change the distribution and liquidation rights provided in Section 5 and 13 hereto, except as otherwise permitted under this Agreement; or

(E)         amend this Section 14.1(b)(ii).

(c)          Section 14.1(b)(i) does not require unanimous consent of all Partners adversely affected unless the amendment is to be effective against all Partners adversely affected.

(d)          Notwithstanding Section 14.1(a) hereof, no provision of this Agreement shall be amended or modified without the Special Limited Partner’s prior written consent if such amendment or modification (i) relates to the distributions, allocations or other rights and privileges of the Special Limited Partner or (ii) would amend this Section 14.1(d).

14.2        Meetings of the Partners

(a)          (i)          Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding 25 percent or more of the Partnership Interests.

(ii)        The request shall state the nature of the business to be transacted.

(iii)       Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting.

(iv)       Partners may vote in person or by proxy at such meeting.

(v)        Whenever the vote or Consent of the Limited Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.1(a).

(vi)       Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests held by Partners (including the General Partner) shall control.

(b)          (i)          Subject to Section 14.2(a)(vi), any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).

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(ii)        Such Consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).

(iii)       Such Consent shall be filed with the General Partner.

(iv)       An action so taken shall be deemed to have been taken at a meeting held on the effective date of the Consent as certified by the General Partner.

(c)          (i)          Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.

(ii)        Every proxy must be signed by the Partner or an attorney-in-fact and a copy thereof delivered to the Partnership.

(iii)       No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.

(iv)       Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the General Partner’s receipt of written notice of such revocation from the Partner executing such proxy.

(d)          (i)          Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

(ii)        Meetings of Partners may be conducted in the same manner as meetings of the Stockholders of the General Partner and may be held at the same time, and as part of, meetings of the Stockholders of the General Partner.

ARTICLE 15
GENERAL PROVISIONS

15.1        Addresses and Notice

Any notice, demand, request or report required or permitted to be given or made to a Partner, the Special Limited Partner, Indemnitee or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or five days after being sent by first class United States mail or by overnight delivery or via facsimile to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing. Notwithstanding the foregoing, the General Partner may elect to deliver any such notice, demand, request or report by E-mail or by any other electronic means, in which case such communication shall be deemed given or made one day after being sent.

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15.2        Titles and Captions

All article or section titles or captions in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.3        Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.4        Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.5        Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.6        Creditors

Other than as expressly set forth herein with respect to the Indemnities, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

15.7        Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

15.8        Counterparts

This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

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15.9        Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

15.10        Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.11        Entire Agreement

This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

15.12        Merger

Notwithstanding any provision of this Agreement, the General Partner, without the consent of the Limited Partners or any other Person, may (i) merge or consolidate the Partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company, corporation or other Person or (ii) sell all or substantially all of the assets of the Partnership and may amend this Agreement in any manner or adopt a new limited partnership agreement for the Partnership in connection with any such transaction consistent with the provisions of this Section 15.12.

15.13        No Rights as Stockholders

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as Stockholders of the General Partner, including any right to receive dividends or other distributions made to Stockholders or to vote or to consent or receive notice as Stockholders in respect to any meeting of Stockholders for the election of directors of the General Partner or any other matter.

ARTICLE 16
CLASS B UNITS

16.1        Designation and Number

(a)          A series of Partnership Units in the Partnership, designated as the “Class B Units,” is hereby established. Except as set forth in this Article 16, Class B Units shall have the same rights, privileges and preferences as the OP Units. Subject to the provisions of this Article 16 and the special provisions of subparagraph 1(c)(ii) of Exhibit B, Class B Units shall be treated as Partnership Units, with all of the rights, privileges and obligations attendant thereto. In connection with services provided by the Advisor under the Advisory Agreement, the General Partner has previously caused the Partnership to issue to the Initial Limited Partner the number of Class B Units set forth on Exhibit A.

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(b)          It is intended that the Partnership shall maintain at all times a one-to-one correspondence between Class B Units and OP Units for conversion and other purposes. If an Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the Class B Units to maintain a one-for-one conversion and economic equivalence ratio between OP Units and Class B Units. The following shall be “Adjustment Events:” (A) the Partnership makes a distribution on all outstanding OP Units in Partnership Units, (B) the Partnership subdivides the outstanding OP Units into a greater number of units or combines the outstanding OP Units into a smaller number of units, or (C) the Partnership issues any Partnership Units in exchange for its outstanding OP Units by way of a reclassification or recapitalization of its OP Units. If more than one Adjustment Event occurs, the adjustment to the Class B Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following events shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units in respect of a capital contribution to the Partnership, including a contribution by the General Partner of proceeds from the sale of securities by the General Partner. If the Partnership takes an action affecting the OP Units other than actions specifically described above as Adjustment Events and, in the opinion of the General Partner such action would require an adjustment to the Class B Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the Class B Units, to the extent permitted by law, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the Class B Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after the filing of such certificate, the Partnership shall mail a notice to each holder of Class B Units setting forth the adjustment to his, her or its Class B Units and the effective date of such adjustment.

16.2        Special Provisions. Class B Units shall be subject to the following special provisions:

(a)          Restrictions and Forfeiture.

(i)         All Class B Units when issued shall be subject to forfeiture and shall constitute “Restricted Class B Units” and shall remain subject to forfeiture as provided in this Section 16.2(a) until the requirements of this Section 16.2(a) have been satisfied.

(ii)        One hundred percent (100%) of the outstanding Restricted Class B Units shall no longer be subject to forfeiture and shall constitute “Unrestricted Class B Units” at such time as:

(A)         the value of the Partnership’s assets (as determined by the General Partner) plus all distributions made under Sections 5.1(a), 5.1(b)(i) and 5.1(b)(ii) equals the cumulative Net Investment plus the Priority Return on such cumulative Net Investment (the “Economic Hurdle”); provided, that in the event of an OP Unit Transaction the determination of the value of the Partnership’s assets shall take into account the offering price or transaction value of the Common Stock, as appropriate; and

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(B)         a Liquidity Event occurs concurrently with or subsequent to the Economic Hurdle being met.

(iii)       If the Advisory Agreement is terminated for any reason other than pursuant to a Termination Without Cause, any outstanding Restricted Class B Units shall be forfeited immediately. If the Advisory Agreement is terminated pursuant to a Termination Without Cause prior to the date on which the Economic Hurdle has been met, any outstanding Restricted Class B Units shall be forfeited immediately. Upon such forfeiture, such Restricted Class B Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. No consideration or other payment shall be due with respect to any Class B Units that have been forfeited. In connection with any forfeiture of Class B Units, the balance of the Capital Account of a holder of Class B Units, if any, shall be reduced by the amount of the Capital Account attributable to the forfeited Class B Units, and such reduction shall be reallocated to all holders of OP Units, pro rata in accordance with their respective Percentage Interests with respect to OP Units.

(iv)       The General Partner may in its sole discretion provide for the acceleration, waiver or change of the forfeiture provisions contained in this Section 16.2(a), in whole or in part, based on such factors or criteria as the General Partner may determine.

(b)          Distributions. The holders of Class B Units shall be entitled to (i) current distributions of Cash Available for Distribution pursuant to Section 5.1(a), (ii) distributions, if any, of Net Sales Proceeds pursuant to Section 5.1(b)(iii), and (iii) distributions in liquidation of the Partnership pursuant to Section 13.2.

(c)          Allocations. Holders of Class B Units shall be entitled to certain special allocations of gain under subparagraph 1(c)(ii) of Exhibit B.

(d)          Exchange Right. The right to exchange all or a portion of Partnership Units for cash or, at the option of the Partnership, for shares of Common Stock provided to Limited Partners under Section 8.6 hereof shall not apply with respect to Class B Units unless and until the Class B Units are converted to OP Units as provided in clause (e) below and Section 16.4 hereof.

(e)          Conversion to OP Units. Unrestricted Class B Units are eligible to be converted into OP Units in accordance with Section 16.4 hereof.

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16.3        Voting

(a)          Holders of Class B Units shall (a) have the same voting rights as the Limited Partners, with the Class B Units voting as a single class with the OP Units and having one vote per Class B Unit; and (b) have the additional voting rights that are expressly set forth below. So long as any Class B Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least a majority of the Class B Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of this Agreement applicable to Class B Units so as to materially and adversely affect any right, privilege or voting power of the Class B Units or the holders of Class B Units as such, unless such amendment, alteration, or repeal affects equally, ratably and proportionately the rights, privileges and voting powers of the Limited Partners; but subject, in any event, to the following provisions:

(i)         With respect to any OP Unit Transaction, so long as the Class B Units are treated in accordance with Section 16.4(c) hereof, the consummation of such OP Unit Transaction shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class B Units or the holders of Class B Units as such; and

(ii)        Any creation or issuance of any Partnership Units or of any class or series of Partnership Interest including additional OP Units or Class B Units whether ranking senior to, junior to, or on a parity with the Class B Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class B Units or the holders of Class B Units as such.

(b)          The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required, all outstanding Class B Units shall have been converted into OP Units.

16.4        Conversion of Class B Units

(a)          Conversion. Restricted Class B Units shall not be convertible into OP Units until they become Unrestricted Class B Units. At such time as the Economic Capital Account Balance attributable to an Unrestricted Class B Unit is equal to the OP Unit Economic Balance, each such balance determined on a per unit basis as of the effective date of conversion (the “Conversion Date”), such Unrestricted Class B Unit shall automatically convert into one fully paid and non-assessable OP Unit, giving effect to all adjustments (if any) made pursuant to Section 16.1 hereof; provided, that an Unrestricted Class B Unit shall not be convertible into OP Units if the Economic Capital Account Balance attributable to such Unrestricted Class B Unit is negative. Each holder of Class B Units covenants and agrees with the Partnership that all Unrestricted Class B Units to be converted pursuant to this Section 16.4 shall be free and clear of all liens. The conversion of Unrestricted Class B Units shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such holder of Unrestricted Class B Units, as of which time such holder of Unrestricted Class B Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion. For purposes of determining the Economic Capital Account Balance attributable to an Unrestricted Class B Unit, allocations pursuant to subparagraph 1(c)(ii) of Exhibit B shall be made in such a manner so as to allow the greatest number of Class B Units to convert pursuant to this Section 16.4 at any time.

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(b)          Adjustment to Gross Asset Value.

(i)         The General Partner shall provide the holders of Class B Units the opportunity but not the obligation to make Capital Contributions to the Partnership in exchange for OP Units in order to cause an adjustment to the Gross Asset Value of the Partnership’s assets within the meaning of paragraph (b)(i) of the definition of Gross Asset Value up to two (2) times each fiscal year including:

(A)         if the Partnership or the General Partner shall be a party to any OP Unit Transaction; provided, that the General Partner shall give each holder of Class B Units written notice of such OP Unit Transaction at least thirty (30) days prior to entering into any definitive agreement pursuant to which the OP Unit Transaction would be consummated;

(B)         upon a Listing; provided, that the General Partner shall give each holder of Class B Units written notice of such Listing at least thirty (30) days prior to such Listing; or

(C)         upon a Termination Without Cause; provided, that the General Partner shall give each holder of Class B Units written notice of such Termination Without Cause at least thirty (30) days prior to such Termination Without Cause.

(ii)        For purposes of clause (i) of this Section 16.4(b), the value of each OP Unit issued in order to cause an adjustment to the Gross Asset Value of the Partnership’s assets shall be an amount equal to the product of (y) the Value of a share of Common Stock as of the date the holder of Class B Units makes a Capital Contribution to the Partnership multiplied by (z) the Exchange Factor.

(iii)       For the avoidance of doubt, the issuance of Class B Units shall be treated as an event allowing for an adjustment to the Gross Asset Value of the Partnership’s assets within the meaning of paragraph (b)(iv) of the definition of Gross Asset Value.

(c)          Impact of Conversion for Purposes of Subparagraph 1(c)(ii) of Exhibit B. For purposes of making future allocations under subparagraph 1(c)(ii) of Exhibit B, the portion of the Economic Capital Account Balance of the applicable holder of Unrestricted Class B Units that is treated as attributable to his, her or its Class B Units shall be reduced, as of the date of conversion, by the product of the number of Unrestricted Class B Units converted and the OP Unit Economic Balance.

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(d)          OP Unit Transactions. Immediately prior to or concurrent with an OP Unit Transaction the maximum number of Class B Units then eligible for conversion (in accordance with the provisions of Section 16.4(a)) shall automatically be converted into an equal number of OP Units, giving effect to all adjustments (if any) made pursuant to Section 16.1 hereof, taking into account any allocations that occur in connection with the OP Unit Transaction or that would occur in connection with the OP Unit Transaction if the assets of the Partnership were sold at the OP Unit Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the OP Unit Transaction (in which case the Conversion Date shall be the effective date of the OP Unit Transaction). In anticipation of such OP Unit Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of Class B Units to be afforded the right to receive in connection with such OP Unit Transaction in consideration for the OP Units into which his, her or its Class B Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such OP Unit Transaction by a holder of the same number of OP Units, assuming such holder of OP Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that holders of OP Units have the opportunity to elect the form or type of consideration to be received upon consummation of the OP Unit Transaction, prior to such OP Unit Transaction the General Partner shall give prompt written notice to each holder of Class B Units of such election, and shall use commercially reasonable efforts to afford the holders of Class B Units the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each Class B Unit held by such holder into OP Units in connection with such OP Unit Transaction. If a holder of Class B Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Class B Unit held by him, her or it (or by any of his, her or its transferees) the same kind and amount of consideration that a holder of an OP Unit would receive if such OP Unit holder failed to make such an election. The Partnership shall use commercially reasonable effort to cause the terms of any OP Unit Transaction to be consistent with the provisions of this Section 16.4(d) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holders of Class B Units whose Class B Units will not be converted into OP Units in connection with the OP Unit Transaction that will (i) contain provisions enabling the holders of Class B Units that remain outstanding after such OP Unit Transaction to convert their Class B Units into securities as comparable as reasonably possible under the circumstances to the OP Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Agreement for the benefit of the holders of Class B Units.

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16.5        Profits Interests

(a)          Class B Units are intended to qualify as a “profits interest” in the Partnership issued to a new or existing Partner in a partner capacity for services performed or to be performed to or for the benefit of the Partnership within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, and Rev. Proc. 2001-43, 2001-2 C.B. 191, the Code, the Regulations, and other future guidance provided by the IRS with respect thereto, and the allocations under subparagraph 1(c)(ii) of Exhibit B shall be interpreted in a manner that is consistent therewith.

(b)          The Partners agree that the General Partner may make a Safe Harbor Election (if and when the Safe Harbor Election becomes available), on behalf of itself and of all Partners, to have the Safe Harbor apply irrevocably with respect to Class B Units transferred in connection with the performance of services by a Partner in a partner capacity. The Safe Harbor Election (if and when the Safe Harbor Election becomes available) shall be effective as of the date of issuance of such Class B Units. If such election is made, (i) the Partnership and each Partner agree to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership transferred in connection with the performance of services by a Partner in a partner capacity, whether such Partner was admitted as a Partner or as the transferee of a previous Partner, and (ii) the General Partner shall cause the Partnership to comply with all record-keeping requirements and other administrative requirements with respect to the Safe Harbor as shall be required by proposed or final regulations relating thereto.

(c)          The Partners agree that if a Safe Harbor Election is made by the General Partner, (A) each Class B Unit issued hereunder with respect to which the Safe Harbor Election is available is a Safe Harbor Interest, (B) each Class B Unit represents a profits interest received for services rendered or to be rendered to or for the benefit of the Partnership by such holder of Class B Units in his, her or its capacity as a Partner or in anticipation of becoming a Partner, and (C) the fair market value of each Class B Unit issued by the Partnership upon receipt by such holder of Class B Units as of the date of issuance is zero (plus the amount, if any, of any Capital Contributions made to the Partnership by such holder of Class B Units in connection with the issuance of such Class B Unit), representing the liquidation value of such interest upon receipt (with such valuation being consented to and hereby approved by all Partners).

(d)          Each Partner, by signing this Agreement or by accepting such transfer, hereby agrees (A) to comply with all requirements of any Safe Harbor Election made by the General Partner with respect to each holder of Class B Units’ Safe Harbor Interest, (B) that each holder of Class B Units shall take into account of all items of income, gain, loss, deduction and credit associated with its Class B Units as if they were fully vested in computing its federal income tax liability for the entire period during which it holds the Class B Units, (C) that neither the Partnership nor any Partner shall claim a deduction (as wages, compensation or otherwise) for the fair market value of such Class B Units issued to a holder of such Class B Units, either at the time of grant of the Class B Units or at the time the Class B Units becomes substantially vested, and (D) that to the extent that such profits interest is forfeited after the date hereof, the Partnership shall make special forfeiture allocations of gross items of income, deduction or loss (including, as may be permitted by or under Regulations (or other rules promulgated) to be adopted, notional items of income, deduction or loss) in accordance with the Regulations to be adopted under Sections 704(b) and 83 of the Code.

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(e)          The General Partner shall file or cause the Partnership to file all returns, reports and other documentation as may be required, as reasonably determined by the General Partner, to perfect and maintain any Safe Harbor Election made by the General Partner with respect to granting of each holder of Class B Units’ Safe Harbor Interest.

(f)          The General Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement to the extent necessary or helpful in accordance with the advice of Partnership tax counsel or accountants to sustain the Partnership’s position that (A) it has complied with the Safe Harbor requirements in order to provide for a Safe Harbor Election and it has ability to maintain the same, or (B) the issuance of the Class B Units is not a taxable event with respect to the holders of Class B Units, and the General Partner shall have the authority to execute any such amendment by and on behalf of each Partner pursuant to the power of attorney granted by this Agreement. Any undertaking by any Partner necessary or desirable to (A) enable or preserve a Safe Harbor Election or (B) otherwise to prevent the issuance of Class B Units from being a taxable event with respect to the holders of Class B Units may be reflected in such amendments and, to the extent so reflected, shall be binding on each Partner.

(g)          Each Partner agrees to cooperate with the General Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the General Partner, at the expense of the Partnership.

(h)          No Transfer of any interest in the Partnership by a Partner shall be effective unless prior to such Transfer, the assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of Section 10.2(d) and this Section 16.5, in a form reasonably satisfactory to the General Partner.

(i)          The provisions of this Section 16.5 shall apply regardless of whether or not a holder of Class B Units files an election pursuant to Section 83(b) of the Code.

(j)          The General Partner may amend this Section 16.5 as it deems necessary or appropriate to maximize the tax benefit of the issuance of Class B Units to any holder of Class B Units if there are changes in the law or Regulations concerning the issuance of partnership interests for services.

[SIGNATURE PAGE FOLLOWS]

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Signature Page to Agreement of Limited Partnership of American Finance Operating Partnership, L.P., among the undersigned and the other parties thereto.

GENERAL PARTNER:

AMERICAN FINANCE TRUST, INC.

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President

INITIAL LIMITED PARTNER:

AMERICAN FINANCE ADVISORS, LLC

By: American Finance Trust Special Limited Partner, LLC, its Member

By: AR Capital, LLC, its Managing Member

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Manager

SPECIAL LIMITED PARTNER:

AMERICAN FINANCE TRUST VSPECIAL LIMITED PARTNER, LLC

By: AR Capital, LLC, its Managing Member

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Manager

Corporate/Limited Liability Company Additional Limited Partner Signature Page to Agreement of Limited Partnership of American Finance Trust Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: ____________ __, 20___	[Name of Corporation/LLC]

By:
Name:
Title:

Individual Additional Limited Partner Signature Page to Agreement of Limited Partnership of American Finance Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: ____________ __, 20___	[Name of LP]

By:
Name:
Title:

Partnership Limited Partner Signature Page to Agreement of Limited Partnership of American Finance Operating Partnership, L.P., among the undersigned and the other parties thereto.

Dated: ____________ __, 20___	[Name of LP]

By:
Name:
Title:

EXHIBIT A
Partners’ Contributions and Partnership Interests

Name and Address of Partner	Type of Interest	Type of Unit	Capital Contribution	Number of Partnership Units	Percentage Interest
American Finance Trust, Inc.	General Partner Interest	GP Units

405 Park Avenue New York, New York 10022	Limited Partner Interest	OP Units

American Finance Advisors, LLC	Limited Partner Interest	Class B Units	(1)

405 Park Avenue New York, New York 10022

American Finance Trust Special Limited Partner, LLC	Limited Partner Interest	OP Units

405 Park Avenue New York, New York 10022	Special Limited Partner Interest	None	None	Not applicable	Not applicable

(1)	Class B Units were issued in lieu of paying asset management fees to American Finance Advisors, LLC

EXHIBIT B
Allocations

For purposes of this Exhibit B, the term “Partner” shall include the Special Limited Partner.

1.         Allocations.

(a)          Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in subparagraph 1(c) and paragraph 2, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, loss or deduction, of the Partnership for each fiscal year or other applicable period of the Partnership shall be allocated among the General Partner and Limited Partners in accordance with their respective Percentage Interests.

(b)          Allocations of Net Property Gain and Net Property Loss. Except as otherwise provided in this Agreement, after giving effect to the special allocations in subparagraphs 1(c) and paragraph 2, Net Property Gain, Net Property Loss and, to the extent necessary, individual items of income, gain, credit, loss and deduction comprising Net Property Gain and Net Property Loss of the Partnership for each fiscal year or other applicable period shall be allocated among the Partners in a manner determined in the reasonable discretion of the General Partner that will, as nearly as possible cause the Capital Account balance of each Partner at the end of such fiscal year or other applicable period to equal (i) the amount of the distributions that would be made to such Partner pursuant to Section 5.1(b) of the Agreement if the Partnership were dissolved, its affairs wound up and its assets were sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such period, all Partnership liabilities were satisfied in full in cash according to their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and Net Sales Proceeds (after satisfaction of such liabilities) were distributed in full in accordance with Section 5.1(b) to the Partners immediately after making such allocations, minus (ii) the sum of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Partner would be obligated to contribute to the capital of the Partnership, all computed immediately prior to the hypothetical sale of assets.

(c)         Special Allocations.

(i)          General Partner Gross Income Allocation. After giving effect to the special allocations in paragraph 2 but prior to any allocations under subparagraphs 1(a) or 1(b), there shall be specially allocated to the General Partner an amount of (i) first, items of Partnership income and (ii) second, items of Partnership gain during each fiscal year or other applicable period in an amount equal to the excess, if any, of (A) the cumulative distributions made to the General Partner under Section 7.3(b) of the Agreement, other than distributions which would properly be treated as “guaranteed payments” or which are attributable to the reimbursement of expenses which would properly be either deductible by the Partnership or added to the tax basis of any Partnership asset, over (B) the cumulative allocations of Partnership income and gain to the General Partner under this subparagraph 1(c)(i).

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(ii)         Special Allocations Regarding Class B Units. After giving effect to the special allocations in subparagraph 1(c)(i) and (v) and paragraph 2 but prior to any allocations under subparagraphs 1(a) or 1(b), Net Property Gain and Liquidating Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain and Liquidating Gain of the Partnership shall be allocated to the holders of Class B Units until their Economic Capital Account Balances are equal to (A) the OP Unit Economic Balance, multiplied by (B) the number of their Class B Units; provided, that no such Net Property Gain or Liquidating Gain or individual items of income and gain comprising Net Property Gain or Liquidating Gain will be allocated with respect to any particular Class B Unit unless and to the extent that the OP Unit Economic Balance exceeds the OP Unit Economic Balance in existence at the time such Class B Unit was issued. The “Economic Capital Account Balances” of the Class B Unit holders will be equal to their Capital Account balances to the extent attributable to their ownership of Class B Units. The “OP Unit Economic Balance” shall mean (Y) the aggregate Capital Account balance attributable to the OP Units outstanding, plus the amount of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the ownership of OP Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this subparagraph 1(c)(ii), divided by (Z) the number of OP Units outstanding. Any allocations made pursuant to the first sentence of this subparagraph 1(c)(ii) shall be made among the holders of Class B Units in proportion to the amounts required to be allocated to each under this subparagraph 1(c)(ii). The parties agree that the intent of this subparagraph 1(c)(ii) is to make the Capital Account balance associated with each Class B Unit to be economically equivalent to the Capital Account balance associated with the OP Units outstanding (on a per-Unit basis), but only if and to the extent that the Capital Account balance associated with the OP Units outstanding, without regard to the allocations under this subparagraph 1(c)(ii), has increased on a per-Unit basis since the issuance of the relevant Class B Unit. Any remaining Net Property Gain or Liquidating Gain not allocated pursuant to this subparagraph 1(c)(ii) shall be included in the calculation of Net Income, Net Loss, Net Property Gain and Net Property Loss and will be allocated pursuant to subparagraphs 1(a) and 1(b).

(iii)        Special Allocations Regarding the Special Limited Partner Interest. After giving effect to the special allocations in subparagraphs 1(c)(i) and 1(c)(ii) and paragraph 2 but prior to any allocations under subparagraph 1(a) and 1(b), Net Property Gain and Liquidating Gain and, to the extent necessary, individual items of income and gain comprising Net Property Gain and Liquidating Gain of the Partnership shall be allocated to the Special Limited Partner until the Special Limited Partner has received aggregate allocations of income for all fiscal years equal to the aggregate amount of distributions the Special Limited Partner is entitled to receive or has received with respect to the Special Limited Partner Interest for such fiscal year and all prior fiscal years. Notwithstanding the foregoing, if the Special Limited Partner is entitled to receive distributions of Net Sales Proceeds pursuant to the Partnership’s obligation under a Listing Note or a Termination Amount, Liquidating Gain shall be allocated to the Special Limited Partner until the Special Limited Partner has received aggregate allocations equal to the aggregate amount of distributions the Special Limited Partner is entitled to receive pursuant to such Listing Note or Termination Amount.

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(iv)        Special Allocation of Depreciation. After giving effect to the allocations in subparagraph 1(c)(i) and paragraph 2, but prior to any allocation under subparagraph 1(a), 1(b), 1(c)(ii) or 1(c)(v), the Initial Limited Partner shall be entitled to allocations of Depreciation until the cumulative amount of Depreciation allocated to the Initial Limited Partner pursuant to this subparagraph 1(c)(iv) for all years equals $10,000,000; provided, that (A) the Initial Limited Partner shall notify the Partnership in writing, within fifteen (15) days after the end of the year to which the allocation of Depreciation relates, of the amount of Depreciation the Initial Limited Partner elects to have allocated to it for such year, (B) the amount of Depreciation the Initial Limited Partner may elect to be allocated pursuant to this subparagraph 1(c)(iv) for any year shall not exceed $10,000,000 minus the amount of Depreciation specially allocated pursuant to this subparagraph 1(c)(iv) to the Initial Limited Partner for all prior years, and (C) if the amount of Depreciation the Partnership is able to allocate in a year is less than the amount the Initial Limited Partner has elected for such year, the Partnership shall notify the Initial Limited Partner as early as reasonably practicable but in no event later than five (5) days prior to the date it issues K-1’s for such year.

(v)         Special Allocation of Net Property Gain and Liquidating Gain. After giving effect to the allocations in subparagraph 1(c)(i) and paragraph 2 and to the extent not previously allocated pursuant to subparagraph 2(b), but prior to any allocation under subparagraph 1(a), 1(b) and/or 1(c)(ii), Net Property Gain and Liquidating Gain shall be allocated first to the Initial Limited Partner to the extent of the cumulative amount of Depreciation allocated to the Initial Limited partner pursuant to subparagraph 1(c)(iv).

2.         Regulatory Allocations. Notwithstanding any provisions of paragraph 1 of this Exhibit B, the following special allocations shall be made.

(a)         Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain to the extent required by Section 1.704-2(f) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This subparagraph 2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

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(b)          Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This subparagraph 2(b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph 2(b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c)          Qualified Income Offset. If a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This subparagraph 2(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)          Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests.

(e)          Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).

(f)          Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(g)          Gross Income Allocation. If any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year or other applicable period which is in excess of the amount such Partner is obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Partner shall be specially allocated items of Partnership income (including gross income) and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subparagraph 2(g) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such amount after all other allocations provided for under this Agreement have been tentatively made as if subparagraph 2(c) and this subparagraph 2(g) were not in this Agreement.

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3.          Curative Allocations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this paragraph 3. Therefore, notwithstanding any other provision of this Exhibit B (other than the Regulatory Allocations and Tax Allocations), the General Partner shall make such offsetting allocations of Partnership income, gain, loss or deduction in whatever manner the General Partner determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement.

4.         Tax Allocations.

(a)          Items of Income or Loss. Except as is otherwise provided in this Exhibit B, an allocation of Partnership Net Income, Net Loss, Net Property Gain, Net Property Loss or Liquidating Gain to a Partner shall be treated as an allocation to such Partner of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income, Net Loss, Net Property Gain, Net Property Loss or Liquidating Gain.

(b)          Section 1245/1250 Recapture. Subject to subparagraph 4(c) below, if any portion of gain from the sale of Partnership assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code or is gain described in Section 1(h)(1)(D) of the Code (“Affected Gain”), then such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This subparagraph 4(b) shall not alter the amount of Net Income, Net Property Gain or Liquidating Gain (or items thereof) allocated among the Partners, but merely the character of such Net Income, Net Property Gain or Liquidating Gain (or items thereof). For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income, Net Loss, Net Property Gain, Net Property Loss and Liquidating Gain for such respective period.

(c)          Precontribution Gain, Revaluations. With respect to any Contributed Property, the Partnership shall use any permissible method contained in the Regulations promulgated under Section 704(c) of the Code selected by the General Partner, in its sole discretion, to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution (“Precontribution Gain”). Each Partner hereby agrees to report income, gain, loss and deduction on such Partner’s federal income tax return in a manner consistent with the method used by the Partnership. If any asset has a Gross Asset Value which is different from the Partnership’s adjusted basis for such asset for federal income tax purposes because the Partnership has revalued such asset pursuant to Section 1.704-1(b)(2) (iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder. The intent of this subparagraph 4(c) is that each Partner who contributed to the capital of the Partnership a Contributed Property will bear, through reduced allocations of depreciation, increased allocations of gain or other items, the tax detriments associated with any Precontribution Gain. This subparagraph 4(c) is to be interpreted consistently with such intent.

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(d)          Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership (as defined in Section 1.752-3(a)(3) of the Regulations), the Partners’ respective interests in Partnership profits shall be determined under any permissible method reasonably determined by the General Partner; provided, however, that each Partner who has contributed an asset to the Partnership shall be allocated, to the extent possible, a share of “excess nonrecourse liabilities” of the Partnership which results in such Partner being allocated nonrecourse liabilities in an amount which is at least equal to the amount of income pursuant to Section 704(c) of the Code and the Regulations promulgated thereunder (the “Liability Shortfall”). If there is an insufficient amount of nonrecourse liabilities to allocate to each Partner an amount of nonrecourse liabilities equal to the Liability Shortfall, then an amount of nonrecourse liabilities in proportion to, and to the extent of, the Liability Shortfall shall be allocated to each Partner.

(e)          References to Regulations. Any reference in this Exhibit B or the Agreement to a provision of proposed and/or temporary Regulations shall, if such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Partnership under the effective date rules applicable to such successor provision.)

(f)          Successor Partners. For purposes of this Exhibit B, a transferee of a Partnership Interest shall be deemed to have been allocated the Net Income, Net Loss, Net Property Gain, Net Property Loss and other items of Partnership income, gain, loss, deduction and credit allocable to the transferred Partnership Interest that previously have been allocated to the transferor Partner pursuant to this Agreement.

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EXHIBIT C
Certificate of Limited Partnership

8

Exhibit G

Retail

Promote Calculation

6/30/2016

		Common Shares			Retail
	Amount	Outstanding	Per Share		Share Price

Cash proceeds received	$978,327,164	98,650,335	$9.917

Proposed Transaction:
Shares outstanding	98,650,335
Estimated price per share	$10.255450			Est	10.255450

Estimated Transaction Value	$1,011,703,583

Distributions (inception to date):
At 6.4% rate	$126,713,496
At hurdle rate of 7.0% rate	138,349,297
Difference	(11,635,801)
Estimate of distributions above (below) hurdle rate

Total	$(11,635,801)

Cash and stock proceeds	1,011,703,583
Return of principal to common shareholders	(978,327,164)
Proceeds, net	33,376,419
Distributions above (below) hurdle	(11,635,801)
Total return to shareholders	$21,740,618

Allocation of profit above hurdle:

85% to shareholders	$18,479,526
15% to sponsor	3,261,093
	$21,740,618

Estimated Transaction Value	1,011,703,583
Equity Raised	(978,327,164)
Net	33,376,419

Priority Allocations of RCA Operating Partnership
Reverse any special allocation of depreciation to the Advisor —
2012	(826,965)
2013	(3,146,998)
Class B Units (required allocation assuming $10 per unit)	(4,798,020)
Estimated Promote	(3,261,093)

	21,343,344